Exhibit 99.1

June 15, 2016

Dear Danaher Corporation Shareholder:

In May 2015, we announced our intention to separate our company into two independent, publicly traded companies. Completion of the separation will create a multi-industry, science and technology growth company that will retain the Danaher name (“New Danaher”) and a diversified industrial growth company that is named Fortive Corporation (“Fortive”). The separation will occur by means of a spin-off of Fortive to Danaher shareholders. Following the separation, each company is expected to be strategically well positioned with access to capital to pursue organic and inorganic growth opportunities and to build strong, long term businesses with competitive leadership positions. The principles of Danaher Business System will remain the foundation of both companies.

Fortive will have outstanding brands and market leading positions in professional instrumentation, automation, sensing and transportation technologies. It will be comprised of Danaher’s existing Test & Measurement segment, Industrial Technologies segment (excluding the Product Identification platform) and Retail/Commercial Petroleum platform. As a smaller, standalone entity, Fortive is expected to pursue a strategy focused on organic growth and operating margin expansion, and will emphasize value creation via strategic and financially disciplined mergers and acquisitions.

New Danaher will include market-leading brands exposed to favorable secular growth trends and is expected to generate high recurring revenue and gross margins. It will include Danaher’s existing Life Sciences & Diagnostics (including Pall Corporation) and Dental segments and Water Quality and Product Identification platforms. New Danaher will be well positioned to improve profitability, grow organically and deploy capital to generate substantial earnings growth.

The separation will provide current Danaher shareholders with ownership interests in both New Danaher and Fortive. The separation will be in the form of a pro rata distribution of 100% of the outstanding shares of Fortive common stock to holders of Danaher common stock. Each Danaher shareholder will receive one share of Fortive common stock for every two shares of Danaher common stock held on June 15, 2016, the record date for the distribution. You do not need to take any action to receive shares of Fortive common stock to which you are entitled as a Danaher shareholder. You do not need to pay any consideration or surrender or exchange your shares of Danaher common stock to participate in the spin-off.

The distribution is intended to be tax-free to Danaher shareholders for U.S. Federal income tax purposes, except for any cash received by shareholders in lieu of fractional shares. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

I encourage you to read the attached information statement, which is being provided to all Danaher shareholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about Fortive.

I believe the separation is a significant and exciting step in our company’s history. We remain committed to working on your behalf to continue to build long term shareholder value.

Sincerely,

Thomas P. Joyce, Jr.

President and Chief Executive Officer

Danaher Corporation

June 15, 2016

Dear Future Fortive Shareholder:

We are excited to welcome you as a shareholder of Fortive Corporation (“Fortive”). We are proud of our heritage and committed to using our experienced management team, talented associates, outstanding brands, and leading market positions to establish our own independent record of strong performance.

Fortive is a diversified industrial growth company providing essential industrial technology and professional instrumentation solutions globally. In the year ended December 31, 2015, Fortive delivered revenues of $6.2 billion, with strong gross and operating profit margins and significant free cash flow.

As a standalone company, we will pursue a value-creation strategy focused on core revenue growth, operating margin expansion, and free cash flow deployment toward acquisitions. We intend to follow a strategic and financially disciplined approach to acquisitions, with the goal of building strong, long term businesses with leadership positions.

Our outstanding team has a strong Danaher legacy and seeks to make continuous improvement part of everything we do. At Fortive, we are committed to embracing and building upon the principles of the Danaher Business System to drive shareholder value over the long term.

I personally invite you to learn more about Fortive and our strategic initiatives by reading the attached information statement. With our strong foundation from Danaher, Fortive is set up well for what I believe will be our best days to come.

Sincerely,

James A. Lico

President & Chief Executive Officer

Fortive Corporation

INFORMATION STATEMENT

Fortive Corporation

This information statement is being furnished in connection with the distribution by Danaher Corporation (“Danaher”) to its shareholders of all of the outstanding shares of common stock of Fortive Corporation, a wholly owned subsidiary of Danaher that will hold, directly or indirectly, the assets and liabilities associated with Danaher’s industrial growth businesses (“Fortive”). To implement the distribution, Danaher will distribute all of the shares of Fortive common stock on a pro rata basis to the Danaher shareholders.

For every two shares of Danaher common stock held of record by you as of the close of business on June 15, 2016, the record date for the distribution, you will receive one share of Fortive common stock. You will receive cash in lieu of any fractional shares of Fortive common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Danaher common stock “regular-way” after the record date and before the distribution, you also will be selling your right to receive shares of Fortive common stock in connection with the separation. Fortive expects the shares of Fortive common stock to be distributed by Danaher on July 2, 2016. Fortive refers to the date of the distribution of the shares of Fortive common stock as the “distribution date.” Because July 2, 2016 is a Saturday and not a business day, the shares are expected to be credited to “street name” stockholders through the Depository Trust Corporation (DTC) on the first trading day thereafter, Tuesday, July 5, 2016.

The distribution is expected to be tax-free to Danaher shareholders for United States federal income tax purposes, except for any cash received in lieu of fractional shares.

No vote of Danaher shareholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Danaher a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Danaher common stock or take any other action to receive your shares of Fortive common stock.

There is currently a limited trading market for Fortive common stock, commonly known as a “when-issued” trading market, that commenced on June 13, 2016, and Fortive expects “regular-way” trading of Fortive common stock to begin on the first trading day following the distribution. Fortive has been authorized to have its common stock listed on the New York Stock Exchange (the “NYSE”) under the symbol “FTV.” Following the distribution, Danaher will continue to trade on the NYSE under the symbol “DHR.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 12.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is June 15, 2016.

This information statement was first mailed to Danaher shareholders on or about June 15, 2016.

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Fortive assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Fortive,” the “Company,” “we,” “us” and “our” refer to Fortive Corporation, a Delaware corporation, and its consolidated subsidiaries after giving effect to the separation. References to Fortive’s historical business and operations refer to the business and operations of Danaher’s industrial growth businesses that will be transferred to Fortive in connection with the separation and distribution. References in this information statement to “Danaher” and “Parent” refer to Danaher Corporation, a Delaware corporation, and its consolidated subsidiaries before giving effect to the separation, and references to “New Danaher” refer to Danaher Corporation and its consolidated subsidiaries after giving effect to the separation, unless the context otherwise requires.

Trademarks, Trade Names and Service Marks

Certain trademarks, service marks and trade names that Fortive uses in conjunction with the operation of its business are proprietary to Fortive. Each trademark, trade name or service mark of any other company appearing in this information statement is, to our knowledge, owned by such other company.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Fortive and why is Danaher separating Fortive’s businesses and distributing Fortive stock?	Fortive, which is currently a wholly owned subsidiary of Danaher, was formed to hold Danaher’s industrial growth businesses. The separation of Fortive from Danaher and the distribution of Fortive common stock are intended to provide you with equity investments in two separate, publicly traded companies that will be able to focus on each of their respective businesses. Danaher and Fortive believe that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	Danaher is delivering this document to you because you are a holder of Danaher common stock. If you are a holder of Danaher common stock as of the close of business on June 15, 2016, the record date of the distribution, you will be entitled to receive one share of Fortive common stock for every two shares of Danaher common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Danaher and your investment in Fortive after the separation.

How will the separation of Fortive from Danaher work?	To accomplish the separation, Danaher will distribute all of the outstanding shares of Fortive common stock to Danaher shareholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares.

Why is the separation of Fortive structured as a distribution?	Danaher believes that a tax-free distribution for U.S. federal income tax purposes of shares of Fortive common stock to the Danaher shareholders is an efficient way to separate its industrial growth businesses in a manner that will create long-term value for Danaher, Fortive and their respective shareholders.

What is the record date for the distribution?	The record date for the distribution will be June 15, 2016.

When will the distribution occur?	It is expected that all of the shares of Fortive common stock will be distributed by Danaher on July 2, 2016, to holders of record of Danaher common stock at the close of business on June 15, 2016, the record date for the distribution. Because July 2, 2016 is a Saturday and not a business day, the shares are expected to be credited to “street name” stockholders through the Depository Trust Corporation (DTC) on the first trading day thereafter, Tuesday, July 5, 2016.

What do shareholders need to do to participate in the distribution?

Shareholders of Danaher as of the record date for the distribution will not be required to take any action to receive Fortive common stock in the distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Danaher common stock or take any other action to

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receive your shares of Fortive common stock. Please do not send in your Danaher stock certificates. The distribution will not affect the number of outstanding Danaher shares or any rights of Danaher shareholders, although it will affect the market value of each outstanding share of Danaher common stock.

How will shares of Fortive common stock be issued?	You will receive shares of Fortive common stock through the same channels that you currently use to hold or trade shares of Danaher common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of Fortive shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own shares of Danaher common stock as of the close of business on the record date for the distribution, including shares owned in certificate form, Danaher, with the assistance of Computershare Trust Company, N.A. (“Computershare”), the settlement and distribution agent, will electronically distribute shares of Fortive common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Fortive common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Fortive common stock will I receive in the distribution?	Danaher will distribute to you one share of Fortive common stock for every two shares of Danaher common stock held by you as of the record date for the distribution. Based on approximately 689 million shares of Danaher common stock outstanding as of April 15, 2016, a total of approximately 345 million shares of Fortive common stock will be distributed. For additional information on the distribution, see “The Separation and Distribution.”

Will Fortive issue fractional shares of its common stock in the distribution?	No. Fortive will not issue fractional shares of its common stock in the distribution. Fractional shares that Danaher shareholders would otherwise have been entitled to receive will be aggregated into whole shares and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders for U.S. federal income tax purposes as described in the section entitled “U.S. Federal Income Tax Considerations.”

What are the conditions to the distribution?	The distribution was approved by the board of directors of Danaher on June 1, 2016. However, the distribution is still subject to a number of conditions, including, among others:

•	the transfer of assets and liabilities to Fortive in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;

•	Danaher will have received both (i) a private letter ruling from the U.S. Internal Revenue Service (“IRS”) with respect to certain aspects of the anticipated non-taxable nature of the transactions (the “Ruling”) and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, regarding the qualification of the distribution, together with certain related transactions, as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Danaher has received the Ruling but, as a condition to the distribution, the Ruling must remain in effect as of the distribution date;

•	the U.S. Securities and Exchange Commission (or the “SEC”) will have declared effective the registration statement of which the information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Danaher shareholders. The SEC declared the registration statement effective on May 20, 2016;

•	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•	the transaction agreements relating to the separation will have been duly executed and delivered by the parties;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	the shares of Fortive common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution. Fortive has been authorized to have its common stock listed on the NYSE;

•	the financing described under the section entitled “Description of Material Indebtedness” will have been completed; and

•	no other event or development will have occurred or exist that, in the judgment of Danaher’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Danaher and Fortive cannot assure you that any or all of these conditions will be met. In addition, Danaher can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation?

The completion and timing of the separation and distribution are dependent upon a number of conditions. It is expected that the shares of Fortive common stock will be distributed by Danaher on July 2, 2016 to the holders of record of shares of Danaher common stock at the close of business on June 15, 2016, the record date for the distribution. Because July 2, 2016 is a Saturday and not a business day, the shares are expected to be credited to “street name” stockholders through the Depository Trust Corporation (DTC) on the first trading day thereafter, Tuesday, July 5, 2016. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can Danaher decide to cancel the distribution of Fortive common stock even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Danaher has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my Danaher common stock or my Fortive common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of Danaher stock?	Beginning on June 13, 2016 and continuing up to the distribution date, there will be two markets in shares of Danaher common stock on the NYSE: “regular-way” under the symbol “DHR” and “ex distribution” under the symbol “DHR WI.” Shares of Danaher common stock that trade in the “regular-way” market will trade with an entitlement to shares of Fortive common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Fortive common stock distributed pursuant to the distribution.

If you decide to sell any shares of Danaher common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Danaher common stock with or without your entitlement to Fortive common stock pursuant to the distribution.

Where will I be able to trade shares of Fortive common stock?	Fortive has been authorized to list its common stock on the NYSE under the symbol “FTV.” “When-issued” trading of Fortive common stock began on June 13, 2016 on the NYSE, under the symbol “FTV WI,” and will continue up to the distribution date and that “regular-way” trading in Fortive common stock will begin on the first trading day following the completion of the distribution. During trading on a “when-issued” basis, you may purchase or sell Fortive common stock up to the distribution date, but your transaction will not settle until after the distribution date. Fortive cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of Danaher common stock?	Danaher common stock will continue to trade on the NYSE after the distribution under the symbol “DHR.”

Will the number of shares of Danaher common stock that I own change as a result of the distribution?	No. The number of shares of Danaher common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Danaher shares?	Yes. As a result of the distribution, Danaher expects the trading price of shares of Danaher common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the industrial growth businesses held by Fortive. There can be no assurance that the aggregate market value of the Danaher common stock and the Fortive common stock following the separation will be higher or lower than the market value of Danaher common stock if the separation did not occur. This means, for example, that the combined trading prices of one share of Danaher common stock and 0.5 shares of Fortive common stock after the distribution (representing the number of shares of Fortive common stock to be received per every one share of Danaher common stock in the distribution) may be equal to, greater than or less than the trading price of one share of Danaher common stock before the distribution.

What are the U.S. federal income tax consequences of the separation and the distribution?	Assuming that the distribution, together with certain related transactions, qualify as a transaction that is tax-free to Danaher and Danaher’s shareholders, for U.S. federal income tax purposes, under Sections 368(a)(1)(D) and 355 of the Code, Danaher shareholders will not be required, for U.S. federal income tax purposes, to recognize any gain or loss (except with respect to any cash received in lieu of fractional shares) or to include any amount in their income, upon the receipt of shares of Fortive’s common stock pursuant to the distribution.

See “U.S. Federal Income Tax Considerations” for further information regarding the potential U.S. federal income tax considerations to Danaher shareholders of the distribution, together with certain related transactions. You should consult your tax advisor as to the particular tax consequences of the separation and distribution to you.

How will I determine my tax basis in the shares I receive in the distribution?	Assuming that the distribution is tax-free to Danaher shareholders, except for cash received in lieu of fractional shares, for U.S. federal income tax purposes, your aggregate basis in the common shares that you hold in Danaher and the new Fortive common stock received in the distribution (including any fractional share interest in Fortive common stock for which cash is received) will equal the aggregate basis in the shares of Danaher common stock held by you immediately before the distribution, allocated between your Danaher common stock and the Fortive common stock (including any fractional share interest in Fortive common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date.

You should consult your tax advisor about the particular consequences of the separation and distribution to you, including the application of the tax basis allocation rules and the application of state, local and foreign tax laws.

What will Fortive’s relationship be with New Danaher following the separation?	Fortive will enter into a separation and distribution agreement with Danaher to effect the separation and provide a framework for Fortive’s relationship with New Danaher after the separation and will

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enter into certain other agreements, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a Danaher Business System (“DBS”) license agreement. These agreements will govern the separation between Fortive and Danaher of the assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) of Danaher and its subsidiaries attributable to periods prior to, at and after Fortive’s separation from Danaher and will govern certain relationships between Fortive and Danaher after the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Who will manage Fortive after the separation?	Fortive benefits from having in place a management team with an extensive background in the industrial growth businesses. Led by James A. Lico, who will be Fortive’s President and Chief Executive Officer after the separation, Fortive’s management team possesses deep knowledge of, and extensive experience in, its industry. For more information regarding Fortive’s management, see “Management.”

Are there risks associated with owning Fortive common stock?	Yes. Ownership of Fortive common stock is subject to both general and specific risks, including those relating to Fortive’s businesses, the industries in which it operates, its ongoing contractual relationships with New Danaher and its status as a separate, publicly traded company. Ownership of Fortive common stock is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 12. You are encouraged to read that section carefully.

Does Fortive plan to pay dividends?	Fortive has not yet determined the extent to which it will pay dividends on its common stock. The declaration and payment of any dividends by Fortive will be subject to the sole discretion of its board of directors and will depend upon many factors. See “Dividend Policy.”

Will Fortive incur any indebtedness prior to or at the time of the distribution?

Yes. Prior to the separation and distribution, Fortive expects it will (i) issue $300 million aggregate principal amount of 1.800% senior notes due 2019 (the “2019 Notes”), $750 million aggregate principal amount of 2.350% senior notes due 2021 (the “2021 Notes”), $900 million aggregate principal amount of 3.150% senior notes due 2026 (the “2026 Notes”) and $550 million aggregate principal amount of 4.300% senior notes due 2046 (the “2046 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2026 Notes, the “Notes”), (ii) enter into a credit agreement with a syndicate of banks providing for a three-year $500 million senior Term Loan Facility (the Term Loan Facility) and a five-year $1.5 billion senior Revolving Credit Facility (the Revolving Credit Facility and together with the Term Loan Facility, the Senior Credit Facilities), and (iii) issue commercial paper supported by the Revolving Credit Facility. Fortive expects these financing activities to yield proceeds of approximately

$3.25 billion, of which approximately $3.0 billion will be paid to Danaher as consideration for the contribution of assets to Fortive by Danaher in connection with the separation. Negotiation of the agreements underlying the Notes and the facilities described hereunder is ongoing and subject to the completion of definitive documentation. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Fortive’s Businesses.”

Who will be the distribution agent, transfer agent, registrar and information agent for the Fortive common stock?	The distribution agent, transfer agent and registrar for the Fortive common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Computershare Trust Company, N.A.

P.O. Box 43010

Providence, RI 02940-3010

United States

888-909-9922

If your shares are held by a bank, broker or other nominee, you may call the information agent for the distribution, Computershare, toll-free at 888-909-9922.

Where can I find more information about Danaher and Fortive?	Before the distribution, if you have any questions relating to Danaher’s business performance, you should contact:

Danaher Corporation

2200 Pennsylvania Ave. N.W., Suite 800W

Washington, D.C., 20037-1701

Attention: Investor Relations

After the distribution, Fortive shareholders who have any questions relating to Fortive’s business performance should contact Fortive at:

Fortive Corporation

6920 Seaway Blvd
Everett, WA 98203
Attention: Investor Relations

Fortive’s investor website is operational at www.fortive.com.

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and Fortive’s businesses and financial position, you should carefully review this entire information statement.

This information statement describes the industrial growth businesses of Danaher to be transferred to Fortive by Danaher in the separation as if the transferred businesses were Fortive’s businesses for all historical periods described. References in this information statement to Fortive’s historical assets, liabilities, products, businesses or activities of Fortive’s businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the industrial growth businesses as part of Danaher and its subsidiaries prior to the separation.

The Company

Fortive is a diversified industrial growth company comprising businesses that are recognized leaders in attractive markets globally. We operate businesses that design, develop, manufacture, service and market professional and engineered products, software and services for a variety of end markets, building upon leading brand names, innovative technology and significant market positions. Our research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 40 countries across North America, Asia Pacific, Europe and Latin America.

We strive to create shareholder value through consistent and sustainable earnings growth, driven by continuous improvement in the operating performance of our existing businesses and acquisitions of other businesses that strategically fit within our existing business portfolio or expand our portfolio into new and attractive markets.

To accomplish these goals, we use a set of growth, lean and leadership tools and processes, which today are known as the DANAHER BUSINESS SYSTEM (“DBS”), designed to continuously improve business performance in the critical areas of quality, delivery, cost, growth and innovation. Within the DBS framework, we pursue a number of ongoing strategic initiatives relating to idea generation, product development and commercialization, global sourcing of materials and services, manufacturing improvement and sales and marketing. DBS has a long and deep history within our businesses, many of which originated fundamental DBS tools and have driven results through DBS for decades. Following our separation from Danaher, our rights to the DBS tools and processes will continue pursuant to the DBS license agreement described under “Certain Relationships and Related Person Transactions—DBS License Agreement,” and we will continue using and developing these tools and processes under the name “Fortive Business System,” or “FBS.”

Our 2015 sales by geographic destination (geographic destination refers to the geographic area where the final sale to the Company’s customer is made) were: North America, 58% (including 55% in the United States); Europe, 18%; Asia Pacific, 18%, and all other regions, 6%. For additional information regarding sales by geography, please refer to Note 16 to the Combined Financial Statements included in this information statement.

Our industrial growth businesses have historically been operated as Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform. Today, our businesses are organized in two segments: Professional Instrumentation and Industrial Technologies.

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Professional Instrumentation. Our Professional Instrumentation segment consists of our Advanced Instrumentation & Solutions and Sensing Technologies businesses. Fortive’s Advanced Instrumentation & Solutions business was primarily established through Danaher’s acquisitions of

Qualitrol in the 1980’s, Fluke Corporation in 1998, Tektronix in 2007, Keithley Instruments in 2010 and numerous bolt-on acquisitions. Our Sensing Technologies business originated with Danaher’s acquisition of Chicago Pneumatic in the 1980’s and Gems Sensors in 1997.

•	Industrial Technologies. Our Industrial Technologies segment consists of our Transportation Technologies, Automation & Specialty Components and Franchise Distribution businesses. Fortive’s Transportation Technologies business originated with Danaher’s acquisitions of Veeder-Root in the 1980’s and subsequently expanded through additional acquisitions, including the acquisitions of Gilbarco in 2002, Navman Wireless in 2012, Teletrac in 2013 and numerous bolt-on acquisitions. Fortive’s Automation & Specialty Components business was primarily established through Danaher’s acquisitions of Pacific Scientific Company in 1998, Kollmorgen Corporation in 2000 and Thomson Industries in 2002, as well as numerous other acquisitions. Fortive’s Franchise Distribution business was established through Danaher’s acquisitions of Matco Tools and Hennessy Industries in the 1980’s.

Fortive’s headquarters are located at 6920 Seaway Blvd, Everett, WA 98203, and its telephone number is (425) 446-5000.

Strategy

Our strategy is to maximize shareholder value through several key initiatives:

•	Build Sustainable Competitive Advantage Through Innovation That Our Customers Value. Our businesses typically hold leadership positions in their served markets, which are generally characterized by significant growth and profitability potential. In the markets we serve, our businesses strive to drive organic growth by prioritizing the voice of our customers in everything we do. Over time, our focus on customers’ needs has enabled us to innovate effectively in markets where competitive leadership can be attained and, over long periods, sustained. Innovation and product vitality are key factors in maintaining our market leadership positions. In many end markets, we are leading the evolution of solutions to more software-driven products and business models, where our long history of reliability and strong brands position our operating businesses at the key points of customer workflows.

•	Leverage and Expand Our Global Business Presence. Approximately 45% of our revenues are generated outside the United States, and we have significant operations around the world in key geographic markets. This reach has facilitated our entry into new markets, as we can harness existing sales channels, familiarity with local customer needs and regulations and the experience of our locally-based management resources. We expect to continue to prioritize development of localized solutions for high-growth markets around the world, with a strong local manufacturing and product development capability. We intend to continue to pursue acquisitions of businesses that complement our strategy in specific markets or regions.

•	Attract and Retain Talented Associates. We believe that our team of talented associates, united by a common culture employing DBS in pursuit of continuous improvement, provides us a significant competitive advantage. We seek to continue to attract, develop and retain world-class leaders and associates globally and to drive their engagement with our customer-centric approach. We will continue to closely align individual incentives to the objectives of the Company and its shareholders.

•	Drive Continuous Improvement Through Application of DBS. All of our businesses and associates use DBS to drive continuous improvement, measured by metrics such as quality, delivery, cost, growth and innovation. Through consistent application of DBS tools and principles, we have been able to drive industry-leading customer satisfaction and profitability in businesses that have been in our portfolio for years and significant improvement in growth and operating margins in businesses that we acquire. DBS extends well beyond lean concepts, to include methods for driving growth and innovation demanded in our markets.

•	Redeploy Our Free Cash Flow to Grow and Improve Our Businesses. We intend to continue to re-invest the substantial free cash flow generated by our existing businesses to drive innovation for organic growth and to acquire businesses that fit strategically or extend our portfolio into new and attractive markets. We believe that our management team has developed considerable skill in identifying, acquiring and integrating new businesses. Our track record of disciplined success in targeting and effectively integrating acquisitions is an important aspect of our growth strategy.

Strengths

We believe the Company has significant competitive strengths, including:

•	Leading Brands in Attractive Markets. Many of our operating companies have been leaders in their respective markets for decades and have built brand recognition and share positions that exceed that of many competitors.

•	Global Presence and Reach. We operate globally, with diverse sales channels, manufacturing operations and product development that enable us to competitively address local requirements. We have experienced management teams based in key markets around the world and a strong local presence in high-growth markets.

•	Best-in-Class Operating System. Our portfolio includes operating businesses that originated fundamental DBS tools and have practiced DBS for decades. We believe that our ability to continually improve quality, delivery, cost, growth and innovation improve customer satisfaction and offer significant competitive advantage.

•	Experienced Management Team. Our management team predominantly consists of long-tenured leaders from Danaher who have a proven track record of success. The Company’s senior management has extensive industry experience and many years of service with Danaher.

Risks Associated with the Businesses and the Separation and Distribution

An investment in Fortive’s common stock is subject to a number of risks, including risks relating to the separation and distribution. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Fortive’s Businesses

•	Conditions in the global economy, the markets Fortive serves and the financial markets may adversely affect Fortive’s business and financial statements.

•	Fortive’s growth could suffer if the markets into which Fortive sells its products and services decline, do not grow as anticipated or experience cyclicality.

•	Fortive faces intense competition and if Fortive is unable to compete effectively, Fortive may experience decreased demand and decreased market share. Even if Fortive competes effectively, Fortive may be required to reduce prices for its products and services.

•	Fortive’s growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.

•	Fortive’s reputation, ability to do business and financial statements may be impaired by improper conduct by any of Fortive’s employees, agents or business partners.

•	Any inability to consummate acquisitions at Fortive’s historical rate and at appropriate prices could negatively impact Fortive’s growth rate and stock price.

•	Fortive’s acquisition of businesses, joint ventures and strategic relationships could negatively impact Fortive’s financial statements.

•	The indemnification provisions of acquisition agreements by which Fortive has acquired companies may not fully protect Fortive and as a result Fortive may face unexpected liabilities.

•	Divestitures or other dispositions could negatively impact Fortive’s business, and contingent liabilities from businesses that Fortive has sold could adversely affect Fortive’s financial statements.

•	Fortive’s operations, products and services expose Fortive to the risk of environmental, health and safety liabilities, costs and violations that could adversely affect Fortive’s reputation and financial statements.

•	Fortive’s businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect Fortive’s financial statements and reputation.

•	Fortive may be required to recognize impairment charges for our goodwill and other intangible assets.

•	Foreign currency exchange rates may adversely affect Fortive’s financial statements.

•	Changes in Fortive’s tax rates or exposure to additional income tax liabilities or assessments could affect Fortive’s profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.

•	Fortive is subject to a variety of litigation and other legal and regulatory proceedings in the course of its business that could adversely affect its financial statements.

•	If Fortive does not or cannot adequately protect its intellectual property, or if third parties infringe its intellectual property rights, it may suffer competitive injury or expend significant resources enforcing its rights.

•	Third parties may claim that Fortive is infringing or misappropriating their intellectual property rights and it could suffer significant litigation expenses, losses or licensing expenses or be prevented from selling products or services.

•	Defects and unanticipated use or inadequate disclosure with respect to Fortive’s products (including software) or services could adversely affect its business, reputation and financial statements.

•	Adverse changes in Fortive’s relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners could adversely affect its financial statements.

•	Fortive’s financial results are subject to fluctuations in the cost and availability of commodities that it uses in its operations.

•	If Fortive cannot adjust Fortive’s manufacturing capacity or the purchases required for Fortive’s manufacturing activities to reflect changes in market conditions and customer demand, Fortive’s profitability may suffer. In addition, Fortive’s reliance upon sole or limited sources of supply for certain materials, components and services could cause production interruptions, delays and inefficiencies.

•	Fortive’s restructuring actions could have long-term adverse effects on our business.

•	Changes in governmental regulations may reduce demand for Fortive’s products or services or increase Fortive’s expenses.

•	Work stoppages, union and works council campaigns and other labor disputes could adversely impact Fortive’s productivity and results of operations.

•	International economic, political, legal, compliance and business factors could negatively affect Fortive’s financial statements.

•	If Fortive suffers loss to Fortive’s facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events, Fortive’s operations could be seriously harmed.

•	A significant disruption in, or breach in security of, Fortive’s information technology systems could adversely affect its business.

Risks Related to the Separation

•	Fortive has no history operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•	As an independent, publicly traded company, Fortive may not enjoy the same benefits that Fortive did as a part of Danaher.

•	Fortive’s customers, prospective customers, suppliers or other companies with whom Fortive conducts business may need assurances that Fortive’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

•	Potential indemnification liabilities to Danaher pursuant to the separation agreement (as defined below) could materially and adversely affect Fortive’s businesses, financial condition, results of operations and cash flows.

•	In connection with Fortive’s separation from Danaher, Danaher will indemnify Fortive for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Fortive against the full amount of such liabilities, or that Danaher’s ability to satisfy its indemnification obligation will not be impaired in the future.

•	There could be significant liability if the separation and distribution fail to qualify as a tax-free transaction for U.S. federal income tax purposes.

•	Fortive may not be able to engage in certain corporate transactions for a two-year period after the separation.

•	After the separation, certain of Fortive’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Danaher.

•	Until the separation occurs, Danaher has sole discretion to change the terms of the separation in ways that may be unfavorable to Fortive.

•	Fortive may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Fortive’s businesses.

•	Fortive may have received better terms from unaffiliated third parties than the terms it will receive in its agreements with Danaher.

•	Fortive or Danaher may fail to perform under various transaction agreements that will be executed as part of the separation or Fortive may fail to have necessary systems and services in place when certain of the transaction agreements expire.

•	Challenges in the commercial and credit environment may materially adversely affect Fortive’s ability to complete the separation.

•	After Fortive’s separation from Danaher, Fortive will have debt obligations that could adversely affect its businesses and its ability to meet its obligations and pay dividends.

•	Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect Fortive’s financial condition and its results of operations.

Risks Related to Fortive’s Common Stock

•	Fortive cannot be certain that an active trading market for its common stock will develop or be sustained after the separation and, following the separation, Fortive’s stock price may fluctuate significantly.

•	A number of shares of Fortive common stock are or will be eligible for future sale, which may cause Fortive’s stock price to decline.

•	Fortive cannot guarantee the payment of dividends on its common stock, or the timing or amount of any such dividends.

•	Your percentage ownership in Fortive may be diluted in the future.

•	Certain provisions in Fortive’s amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of Fortive, which could decrease the trading price of Fortive’s common stock.

•	Fortive’s amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Fortive’s shareholders, which could discourage lawsuits against Fortive and Fortive’s directors and officers.

The Separation and Distribution

On May 13, 2015, Danaher announced its intention to separate its industrial growth businesses from the remainder of its businesses, including its Life Sciences & Diagnostics (including Pall Corporation) and Dental segments and Water Quality and Product Identification platforms.

On June 1, 2016, the Danaher board of directors approved the distribution of all of Fortive’s issued and outstanding shares of common stock on the basis of one share of Fortive common stock for every two shares of Danaher common stock held as of the close of business on June 15, 2016, the record date for the distribution.

Fortive’s Post-Separation Relationship with Danaher

Fortive will enter into a separation and distribution agreement with Danaher, which is referred to in this information statement as the “separation agreement.” In connection with the separation, Fortive will also enter into various other agreements to effect the separation and provide a framework for its relationship with New Danaher after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a DBS license agreement. These agreements provide for the allocation between Fortive and Danaher of Danaher’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Fortive’s separation from Danaher and will govern certain relationships between Fortive and New Danaher after the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Reasons for the Separation

The Danaher board of directors believes that separating its industrial growth businesses from the remainder of Danaher is in the best interests of Danaher and its shareholders for the following reasons:

•	The separation will allow Fortive and Danaher to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. For example, while Fortive’s management will be enabled to focus exclusively on its businesses, the management of Danaher will be able to grow its businesses. The separate management teams of Fortive and Danaher will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other businesses.

•	The separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs.

•	The separation will allow investors to separately value Danaher and Fortive based on their distinct investment identities. Fortive’s businesses differ from Danaher’s other businesses in several respects, such as the markets for products, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics.

•	The separation will create an independent equity structure that will afford Fortive direct access to the capital markets and facilitate Fortive’s ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock.

•	The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s businesses, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

With respect to the Danaher board of directors’ decision to pursue the separation, the then-pending acquisition of Pall Corporation, announced on May 13, 2015, provided an opportunity to drive even greater shareholder value going forward as two separate public companies and further supported the Danaher board of directors’ determination to pursue the separation. While all of the bullets above are considered to be benefits to Fortive, only the first, second, third and fifth bullets above are considered to be benefits to New Danaher.

Neither Fortive nor Danaher can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Danaher board of directors also considered the following potentially negative factors in evaluating the separation:

•	As a current part of Danaher, the industrial growth businesses that will become part of Fortive benefit from Danaher’s size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Fortive may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Danaher obtained prior to the separation. Fortive may also incur costs for certain functions previously performed by Danaher, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in Fortive’s historical financial statements, which could cause Fortive’s profitability to decrease.

•	The actions required to separate Fortive’s and Danaher’s respective businesses could disrupt Fortive’s and New Danaher’s operations.

•	Certain costs and liabilities that were otherwise less significant to Danaher as a whole will be more significant for Fortive and New Danaher as stand-alone companies.

•	Fortive will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Fortive personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

•	Fortive may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Fortive’s businesses; (ii) following the separation, Fortive may be more susceptible to market fluctuations and other adverse events than if it were still a part of Danaher; and (iii) following the separation, Fortive’s businesses will be less diversified than Danaher’s businesses prior to the separation.

•	To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the separation and the distribution, under the tax matters agreement that Fortive will enter into with Danaher, Fortive will be restricted from taking any action that prevents the separation and distribution from being tax-free for U.S. federal income tax purposes. These restrictions may limit Fortive’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its businesses.

While all of the bullets above are considered to be potentially negative factors to Fortive, only the second and third bullets above are considered to be potentially negative factors to Danaher.

The Danaher board of directors concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors.”

Description of Indebtedness

Prior to the separation and distribution, Fortive expects it will (i) issue $300 million aggregate principal amount of 1.800% senior notes due 2019 (the “2019 Notes”), $750 million aggregate principal amount of 2.350% senior notes due 2021 (the “2021 Notes”), $900 million aggregate principal amount of 3.150% senior notes due 2026 (the “2026 Notes”) and $550 million aggregate principal amount of 4.300% senior notes due 2046 (the “2046 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2026 Notes, the “Notes”), (ii) enter into a credit agreement with a syndicate of banks providing for a three-year $500 million senior Term Loan Facility (the Term Loan Facility) and a five-year $1.5 billion senior Revolving Credit Facility (the Revolving Credit Facility and together with the Term Loan Facility, the Senior Credit Facilities), and (iii) issue commercial paper supported by the Revolving Credit Facility. Fortive expects these financing activities to yield proceeds of approximately $3.25 billion, of which approximately $3.0 billion will be paid to Danaher as consideration for the contribution of assets to Fortive by Danaher in connection with the separation. Negotiation of the agreements underlying the Notes and the facilities described hereunder is ongoing and subject to the completion of definitive documentation. Fortive cannot assure you that the terms described below will not change or be supplemented.

In connection with the incurrence of Fortive’s indebtedness, Fortive will be subject to terms customary for senior unsecured notes of this type, including customary events of default and affirmative and negative covenants relating to debt incurrence, liens, and mergers or sales of all or substantially all of Fortive’s assets. Additionally, Fortive expects the Senior Credit Facilities to bear interest at a rate equal to an adjusted base rate or LIBOR, plus, in each case, an applicable margin. The applicable margin is expected to be based on Fortive’s published credit rating. Fortive expects that interest on borrowings and the commitment fee will generally be payable quarterly in arrears or at the end of the interest period if such interest period is shorter than three months. Additionally,

Fortive expects to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility which will be determined by Fortive’s credit rating. Further, Fortive expects the Revolving Credit Facility will contain a financial covenant requiring Fortive not to exceed a maximum total net leverage ratio and, unless certain investment grade ratings specified in the credit agreement are received, to maintain a minimum interest coverage ratio. In addition, the Senior Credit Facilities are expected to contain customary affirmative and negative covenants.

Fortive expects that the Term Loan Facility will be due at maturity. Fortive expects to be permitted to voluntarily prepay loans and/or reduce the commitment under the Senior Credit Facilities, in whole or in part, without penalty or premium subject to certain minimum amounts and increments and the payment of customary breakage costs. Fortive does not expect that mandatory prepayment will be required under the Revolving Credit Facility. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Fortive’s Businesses” for more information.

Corporate Information

Fortive was incorporated in Delaware for the purpose of holding Danaher’s industrial growth businesses in connection with the separation and distribution. Prior to the contribution of these businesses to Fortive, which is expected to occur prior to completion of the distribution, Fortive had no operations. The address of Fortive’s principal executive offices is 6920 Seaway Blvd, Everett, WA 98203. Fortive’s telephone number is (425) 446-5000.

Fortive intends to maintain an Internet site at www.fortive.com. Fortive’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to shareholders of Danaher who will receive shares of Fortive common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Fortive’s securities. The information contained in this information statement is believed by Fortive to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Danaher nor Fortive will update the information except in the normal course of their respective disclosure obligations and practices.

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following summary financial data reflects the combined assets and results of operations of the Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform of Danaher. The Company derived the summary historical combined statements of earnings data for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, and the summary combined balance sheet data as of December 31, 2015 and December 31, 2014, as set forth below from its audited Annual Combined Financial statements, which are included in the “Index to Financial Statements” section of this information statement. The Company derived the summary pro forma combined statements of earnings data for the year ended December 31, 2015 and the summary pro forma combined balance sheet data as of December 31, 2015 from its Unaudited Combined Pro Forma Financial Statements included in the “Unaudited Pro Forma Combined Financial Statements” section of this information statement. The Company derived the summary historical combined condensed statements of earnings data for the three months ended April 1, 2016 and April 3, 2015 and the combined condensed balance sheet data as of April 1, 2016 from its Interim Unaudited Combined Condensed Financial Statements which are included in the “Index to Financial Statements” section of this information statement. The Company derived the summary pro forma combined condensed statement of earnings data for the three months ended April 1, 2016 and the summary pro forma combined balance sheet data as of April 1, 2016 from its Unaudited Interim Combined Condensed Pro Forma Financial Statements included in the “Unaudited Pro Forma Combined Financial Statements” section of this information statement. The Company derived the summary combined balance sheet data as of December 31, 2013, from the Company’s audited Annual Combined Financial Statements which are not included in this information statement. The historical results have been derived from Danaher’s historical accounting records and are presented on a carve-out basis and may not necessarily reflect the Company’s results of operations, financial position and cash flows for future periods or what they would have been had the Company been a separate, stand-alone company during the periods presented. To ensure a full understanding of this summary financial data, the information presented below should be reviewed in combination with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and the Combined Financial Statements and accompanying notes thereto included in this information statement.

The summary unaudited pro forma combined financial data presented has been prepared to reflect the separation. The unaudited pro forma combined condensed statement of earnings data presented reflects the financial results as if the separation occurred on January 1, 2015, which was the first day of fiscal 2015. The unaudited pro forma combined balance sheet data reflects the financial position as if the separation occurred on April 1, 2016. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of the Company’s results of operations or financial condition had the distribution and its anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had the Company been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of its future results of operations, financial position or cash flows.

This summary historical and pro forma combined financial data should be reviewed in combination with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Selected Historical Combined Financial Data,” MD&A and the Combined Financial Statements and accompanying notes included in this information statement ($ in millions, except per share amounts).

	As of and for the Three Months Ended			As of and for the Year Ended December 31
	Pro Forma April 1, 2016	April 1, 2016	April 3, 2015	Pro Forma 2015	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Selected Statement of Earnings Information:
Sales	$1,465.7	$1,474.7	$1,513.5	$6,143.3	$6,178.8	$6,337.2	$5,961.9
Earnings before income taxes	240.1	263.0	294.1	1,176.7	1,269.7	1,279.2	1,143.2
Net earnings	167.7	182.0	203.7	805.7	863.8	883.4	830.9
Net earnings per share:
Basic	$0.49	N/A	N/A	$2.31	N/A	N/A	N/A
Diluted	$0.48	N/A	N/A	$2.28	N/A	N/A	N/A
Selected Balance Sheet Information:
Total assets	$7,600.3	$7,212.6	N/A	$7,597.7	$7,210.6	$7,355.6	$7,240.1

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this information statement. The risks and uncertainties described below are those that we have identified as material, but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, geopolitical events, changes in laws or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters or other disruptions of expected economic or business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to Fortive’s Businesses

Conditions in the global economy, the markets we serve and the financial markets may adversely affect our business and financial statements.

Our business is sensitive to general economic conditions. Slower global economic growth, actual or anticipated default on sovereign debt, volatility in the currency and credit markets, high levels of unemployment, reduced levels of capital expenditures, changes in government fiscal and monetary policies, government deficit reduction and budget negotiation dynamics, sequestration, other austerity measures and other challenges that affect the global economy adversely affect the Company and its distributors, customers and suppliers, including having the effect of:

•	reducing demand for our products (in this information statement, references to products also includes software) and services, limiting the financing available to our customers and suppliers, increasing order cancellations and resulting in longer sales cycles and slower adoption of new technologies;

•	increasing the difficulty in collecting accounts receivable and the risk of excess and obsolete inventories;

•	increasing price competition in our served markets;

•	supply interruptions, which could disrupt our ability to produce our products;

•	increasing the risk of impairment of goodwill and other long-lived assets, and the risk that we may not be able to fully recover the value of other assets such as real estate and tax assets; and

•	increasing the risk that counterparties to our contractual arrangements will become insolvent or otherwise unable to fulfill their contractual obligations which, in addition to increasing the risks identified above, could result in preference actions against us.

There can be no assurances that the capital markets will be available to us or that the lenders participating in any credit facilities we may enter into will be able to provide financing in accordance with their contractual obligations.

If growth in the global economy or in any of the markets we serve slows for a significant period, if there is significant deterioration in the global economy or such markets or if improvements in the global economy don’t benefit the markets we serve, our business and financial statements could be adversely affected.

Our growth could suffer if the markets into which we sell our products and services decline, do not grow as anticipated or experience cyclicality.

Our growth depends in part on the growth of the markets which we serve, and visibility into our markets is limited (particularly for markets into which we sell through distribution). Our quarterly sales and profits depend substantially on the volume and timing of orders received during the fiscal quarter, which are difficult to forecast. Any decline or lower than expected growth in our served markets could diminish demand for our products and services, which would adversely affect our financial statements. Certain of our businesses operate in industries that may experience periodic, cyclical downturns. In addition, in certain of our businesses demand depends on customers’ capital spending budgets, and product and economic cycles can affect the spending decisions of these entities. Demand for our products and services is also sensitive to changes in customer order patterns, which may be affected by announced price changes, changes in incentive programs, new product introductions and customer inventory levels. Any of these factors could adversely affect our growth and results of operations in any given period.

We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce prices for our products and services.

Our businesses operate in industries that are intensely competitive and have been subject to increasing consolidation. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors; please see the section entitled “Business—Competition” for additional details. In order to compete effectively, we must retain longstanding relationships with major customers and continue to grow our business by establishing relationships with new customers, continually developing new products and services to maintain and expand our brand recognition and leadership position in various product and service categories and penetrating new markets, including high-growth markets. Our failure to compete effectively and/or pricing pressures resulting from competition may adversely impact our financial statements, and our expansion into new markets may result in greater-than-expected risks, liabilities and expenses.

Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.

We generally sell our products and services in industries that are characterized by rapid technological changes, frequent new product introductions and changing industry standards. If we do not develop innovative new and enhanced products and services on a timely basis, our offerings will become obsolete over time and our competitive position and financial statements will suffer. Our success will depend on several factors, including our ability to:

•	correctly identify customer needs and preferences and predict future needs and preferences;

•	allocate our research and development funding to products and services with higher growth prospects;

•	anticipate and respond to our competitors’ development of new products and services and technological innovations;

•	differentiate our offerings from our competitors’ offerings and avoid commoditization;

•	innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in our served markets;

•	obtain adequate intellectual property rights with respect to key technologies before our competitors do;

•	successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively manufacture and deliver sufficient volumes of new products of appropriate quality on time; and

•	stimulate customer demand for and convince customers to adopt new technologies.

In addition, if we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in research and development of products and services that do not lead to significant revenue, which would adversely affect our profitability. Even if we successfully innovate and develop new and enhanced products and services, we may incur substantial costs in doing so, and our profitability may suffer.

Our reputation, ability to do business and financial statements may be impaired by improper conduct by any of our employees, agents or business partners.

We cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by employees, agents or business partners of ours (or of businesses we acquire or partner with) that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, bribery, fraud, kickbacks and false claims, sales and marketing practices, conflicts of interest, competition, export and import compliance, money laundering and data privacy. In particular, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, and we operate in many parts of the world that have experienced governmental corruption to some degree. Any such improper actions or allegations of such acts could damage our reputation and subject us to civil or criminal investigations in the U.S. and in other jurisdictions and related shareholder lawsuits, could lead to substantial civil and criminal, monetary and non-monetary penalties and could cause us to incur significant legal and investigatory fees. In addition, though we rely on our suppliers to adhere to our supplier standards of conduct, material violations of such standards of conduct could occur that could have a material effect on our financial statements.

Any inability to consummate acquisitions at our historical rate and at appropriate prices could negatively impact our growth rate and stock price.

Our ability to grow revenues, earnings and cash flow at or above our historic rates depends in part upon our ability to identify and successfully acquire and integrate businesses at appropriate prices and realize anticipated synergies. We may not be able to consummate acquisitions at rates similar to the past, which could adversely impact our growth rate and our stock price. Promising acquisitions are difficult to identify and complete for a number of reasons, including high valuations, competition among prospective buyers, the availability of affordable funding in the capital markets and the need to satisfy applicable closing conditions and obtain antitrust and other regulatory approvals on acceptable terms. In addition, competition for acquisitions may result in higher purchase prices. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate acquisitions.

Our acquisition of businesses, joint ventures and strategic relationships could negatively impact our financial statements.

As part of our business strategy we acquire businesses and enter other strategic relationships in the ordinary course, some of which may be material; please see MD&A for additional details. These acquisitions and strategic relationships involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our financial statements:

•	any acquired business, technology, service or product could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable;

•	we may incur or assume significant debt in connection with our acquisitions or strategic relationships;

•	acquisitions or strategic relationships could cause our financial results to differ from our own or the investment community’s expectations in any given period, or over the long-term;

•	pre-closing and post-closing earnings charges could adversely impact operating results in any given period, and the impact may be substantially different from period to period;

•	acquisitions or strategic relationships could create demands on our management, operational resources and financial and internal control systems that we are unable to effectively address;

•	we could experience difficulty in integrating personnel, operations and financial and other controls and systems and retaining key employees and customers;

•	we may be unable to achieve cost savings or other synergies anticipated in connection with an acquisition or strategic relationship;

•	we may assume by acquisition or strategic relationship unknown liabilities, known contingent liabilities that become realized, known liabilities that prove greater than anticipated, internal control deficiencies or exposure to regulatory sanctions resulting from the acquired company’s activities. The realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position or cause us to fail to meet our public financial reporting obligations;

•	in connection with acquisitions, we may enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations, which may have unpredictable financial results;

•	in connection with acquisitions, we have recorded significant goodwill and other intangible assets on our balance sheet. If we are not able to realize the value of these assets, we may be required to incur charges relating to the impairment of these assets; and

•	we may have interests that diverge from those of strategic partners and we may not be able to direct the management and operations of the strategic relationship in the manner we believe is most appropriate, exposing us to additional risk.

The indemnification provisions of acquisition agreements by which we have acquired companies may not fully protect us and as a result we may face unexpected liabilities.

Certain of the acquisition agreements by which we have acquired companies require the former owners to indemnify us against certain liabilities related to the operation of the company before we acquired it. In most of these agreements, however, the liability of the former owners is limited and certain former owners may be unable to meet their indemnification responsibilities. We cannot assure you that these indemnification provisions will protect us fully or at all, and as a result we may face unexpected liabilities that adversely affect our financial statements.

Divestitures or other dispositions could negatively impact our business, and contingent liabilities from businesses that we have sold could adversely affect our financial statements.

We continually assess the strategic fit of our existing businesses and may divest, spin-off, split-off or otherwise dispose of businesses that are deemed not to fit with our strategic plan or are not achieving the desired return on investment. These transactions pose risks and challenges that could negatively impact our business. For example, when we decide to sell or otherwise dispose of a business or assets, we may be unable to do so on satisfactory terms within our anticipated timeframe or at all, and even after reaching a definitive agreement to sell or dispose a business the sale is typically subject to satisfaction of pre-closing conditions which may not become satisfied. In addition, divestitures or other dispositions may dilute the Company’s earnings per share, have other adverse financial and accounting impacts and distract management, and disputes may arise with buyers. In addition, we have retained responsibility for and/or have agreed to indemnify buyers against some known and unknown contingent liabilities related to a number of businesses we have sold or disposed. The resolution of these contingencies has not had a material effect on our financial statements but we cannot be certain that this favorable pattern will continue.

Our operations, products and services expose us to the risk of environmental, health and safety liabilities, costs and violations that could adversely affect our reputation and financial statements.

Our operations, products and services are subject to environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment and establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes. We must also comply with various health and safety regulations in the United States and abroad in connection with our operations. We cannot assure you that our environmental, health and safety compliance program has been or will at all times be effective. Failure to comply with any of these laws could result in civil and criminal, monetary and non-monetary penalties and damage to our reputation. In addition, we cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws will not exceed our estimates or adversely affect our financial statements.

In addition, we may incur costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. We are also from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of or exposure to hazardous substances. We may also become subject to additional remedial, compliance or personal injury costs due to future events such as changes in existing laws or regulations, changes in agency direction or enforcement policies, developments in remediation technologies, changes in the conduct of our operations and changes in accounting rules. For additional information regarding these risks, please refer to Note 14 to the Combined Financial Statements included in this information statement. We cannot assure you that our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our reputation and financial statements or that we will not be subject to additional claims for personal injury or remediation in the future based on our past, present or future business activities. However, based on the information we currently have we do not believe that it is reasonably possible that any amounts we may be required to pay in connection with environmental matters in excess of our reserves as of the date of this information statement will have a material effect on our financial statements.

Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our financial statements and reputation.

In addition to the environmental, health, safety, anticorruption and other regulations noted above, our businesses are subject to extensive regulation by U.S. and non-U.S. governmental and self-regulatory entities at the supranational, federal, state, local and other jurisdictional levels, including the following:

•	we are required to comply with various import laws and export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons and dealings between our employees and subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies. In other circumstances, we may be required to obtain an export license before exporting the controlled item. Compliance with the various import laws that apply to our businesses can restrict our access to, and increase the cost of obtaining, certain products and at times can interrupt our supply of imported inventory; and

•	we also have agreements to sell products and services to government entities and are subject to various statutes and regulations that apply to companies doing business with government entities. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing and other terms and conditions that are not applicable to private contracts. Our agreements with government entities may be subject to termination, reduction or modification at the convenience of the government or in the event of changes in government requirements, reductions in federal spending and other factors, and we may underestimate our costs of performing under the contract. Government contracts that have been awarded to us following a bid process could become the subject of a bid protest by a losing bidder, which could result in loss of the contract. We are also subject to investigation and audit for compliance with the requirements governing government contracts.

These are not the only regulations that our businesses must comply with. The regulations we are subject to have tended to become more stringent over time and may be inconsistent across jurisdictions. We, our representatives and the industries in which we operate may at times be under review and/or investigation by regulatory authorities. Failure to comply (or any alleged or perceived failure to comply) with the regulations referenced above or any other regulations could result in civil and criminal, monetary and non-monetary penalties, and any such failure or alleged failure (or becoming subject to a regulatory enforcement investigation) could also damage to our reputation, disrupt our business, limit our ability to manufacture, import, export and sell products and services, result in loss of customers and disbarment from selling to certain federal agencies and cause us to incur significant legal and investigatory fees. Compliance with these and other regulations may also affect our returns on investment, require us to incur significant expenses or modify our business model or impair our flexibility in modifying product, marketing, pricing or other strategies for growing our business. Our products and operations are also often subject to the rules of industrial standards bodies such as the International Standards Organization, and failure to comply with these rules could result in withdrawal of certifications needed to sell our products and services and otherwise adversely impact our financial statements. For additional information regarding these risks, please refer to the section entitled “Business–Regulatory Matters.”

We may be required to recognize impairment charges for our goodwill and other intangible assets.

As of December 31, 2015, the net carrying value of our goodwill and other intangible assets totaled approximately $4.7 billion. In accordance with generally accepted accounting principles, we periodically assess these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of our assets, changes in the structure of our business, divestitures, market capitalization declines, or increases in associated discount rates may impair our goodwill and other intangible assets. Any charges relating to such impairments would adversely affect our results of operations in the periods recognized.

Foreign currency exchange rates may adversely affect our financial statements.

Sales and purchases in currencies other than the U.S. dollar expose us to fluctuations in foreign currencies relative to the U.S. dollar and may adversely affect our financial statements. Increased strength of the U.S. dollar increases the effective price of our products sold in U.S. dollars into other countries, which may require us to lower our prices or adversely affect sales to the extent we do not increase local currency prices. Decreased strength of the U.S. dollar could adversely affect the cost of materials, products and services we purchase overseas. Sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and the strengthening or weakening of the U.S. dollar could result in unfavorable translation effects. In addition, certain of our businesses may invoice customers in a currency other than the business’ functional currency, and movements in the invoiced currency relative to the functional currency could also result in unfavorable translation effects. The Company also faces exchange rate risk from its investments in subsidiaries owned and operated in foreign countries.

Changes in our tax rates or exposure to additional income tax liabilities or assessments could affect our profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.

We are subject to income taxes in the U.S. and in various non-U.S. jurisdictions. Please see MD&A for a discussion of the factors that may adversely affect our effective tax rate and decrease our profitability in any period. The impact of these factors may be substantially different from period to period. In addition, the amount of income taxes we pay is subject to ongoing audits by U.S. federal, state and local tax authorities and by non-U.S. tax authorities. Due to the potential for changes to tax laws (or changes to the interpretation thereof) and the ambiguity of tax laws, the subjectivity of factual interpretations, the complexity of our intercompany arrangements and other factors, our estimates of income tax liabilities may differ from actual payments or assessments. If these audits result in payments or assessments different from our reserves, our future results may include unfavorable adjustments to our tax liabilities and our financial statements could be adversely affected. If we determine to repatriate earnings from foreign jurisdictions that have been considered permanently re-invested under existing accounting standards, it could also increase our effective tax rate. In addition, any significant change to the tax system in the U.S. or in other jurisdictions, including changes in the taxation of international income, could adversely affect our financial statements.

We are subject to a variety of litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our financial statements.

We are subject to a variety of litigation and other legal and regulatory proceedings incidental to our business (or the business operations of previously owned entities), including claims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, competition and sales and trading practices, environmental matters, personal injury, insurance coverage and acquisition or divestiture-related matters, as well as regulatory investigations or enforcement. We may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. These lawsuits may include claims for compensatory damages, punitive and consequential damages and/or injunctive relief. The defense of these lawsuits may divert our management’s attention, we may incur significant expenses in defending these lawsuits, and we may be required to pay damage awards or settlements or become subject to equitable remedies that could adversely affect our operations and financial statements. Moreover, any insurance or indemnification rights that we may have may be insufficient or unavailable to protect us against such losses. In addition, developments in proceedings in any given period may require us to adjust the loss contingency estimates that we have recorded in our financial statements, record estimates for liabilities or assets previously not susceptible of reasonable estimates or pay cash settlements or judgments. Any of these developments could adversely affect our financial statements in any particular period. We cannot assure you that our liabilities in connection with litigation and other legal and regulatory proceedings will not exceed our estimates or adversely affect our financial statements and reputation. However, based on our experience, current information and applicable law, we do not believe that any amounts we may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of our reserves as of the date of this information statement will have a material effect on our financial statements.

If we do not or cannot adequately protect our intellectual property, or if third parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights.

We own numerous patents, trademarks, copyrights, trade secrets and other intellectual property and licenses to intellectual property owned by others, which in aggregate are important to our business. The intellectual property rights that we obtain, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage, and patents may not be issued for pending or future patent applications owned by or licensed to us. In addition, the steps that we and our licensors have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented, designed-around or becoming subject to compulsory licensing, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property and the cost of enforcing our intellectual property rights could adversely impact our competitive position and financial statements.

Third parties may claim that we are infringing or misappropriating their intellectual property rights and we could suffer significant litigation expenses, losses or licensing expenses or be prevented from selling products or services.

From time to time, we receive notices from third parties alleging intellectual property infringement or misappropriation. Any dispute or litigation regarding intellectual property could be costly and time-consuming due to the complexity of many of our technologies and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. In addition, as a result of such claims of infringement or misappropriation, we could lose our rights to critical technology, be unable to license critical technology or sell critical products and services, be required to pay substantial damages or license fees with respect to the infringed rights or be required to redesign our products at substantial cost, any of which could adversely impact our competitive position and financial statements. Even if we successfully defend against claims of infringement or misappropriation, we may incur significant costs and diversion of management attention and resources, which could adversely affect our financial statements.

Defects and unanticipated use or inadequate disclosure with respect to our products (including software) or services could adversely affect our business, reputation and financial statements.

Manufacturing or design defects or “bugs” in, unanticipated use of, safety or quality issues (or the perception of such issues) with respect to, or inadequate disclosure of risks relating to the use of products and services that we make or sell (including items that we source from third parties) can lead to personal injury, death, property damage or other liability. These events could lead to recalls or safety alerts, result in the removal of a product or service from the market and result in product liability or similar claims being brought against us. Recalls, removals and product liability and similar claims (regardless of their validity or ultimate outcome) can result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products and services.

Adverse changes in our relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners could adversely affect our financial statements.

Certain of our businesses sell a significant amount of their products to key distributors and other channel partners that have valuable relationships with customers and end-users. Some of these distributors and other partners also sell our competitors’ products or compete with us directly, and if they favor competing products for any reason they may fail to market our products effectively. Adverse changes in our relationships with these distributors and other partners, or adverse developments in their financial condition, performance or purchasing patterns, could adversely affect our financial statements. The levels of inventory maintained by our distributors and other channel partners, and changes in those levels, can also significantly impact our results of operations in any given period. In addition, the consolidation of distributors and customers in certain of our served industries could adversely impact our profitability.

Our financial results are subject to fluctuations in the cost and availability of commodities that we use in our operations.

As discussed in the section entitled “Business–Materials,” our manufacturing and other operations employ a wide variety of components, raw materials and other commodities. Prices for and availability of these components, raw materials and other commodities have fluctuated significantly in the past. Any sustained interruption in the supply of these items could adversely affect our business. In addition, due to the highly competitive nature of the industries that we serve, the cost-containment efforts of our customers and the terms of certain contracts we are party to, if commodity prices rise we may be unable to pass along cost increases through higher prices. If we are unable to fully recover higher commodity costs through price increases or offset these increases through cost reductions, or if there is a time delay between the increase in costs and our ability to recover or offset these costs, we could experience lower margins and profitability and our financial statements could be adversely affected.

If we cannot adjust our manufacturing capacity or the purchases required for our manufacturing activities to reflect changes in market conditions and customer demand, our profitability may suffer. In addition, our reliance upon sole or limited sources of supply for certain materials, components and services could cause production interruptions, delays and inefficiencies.

We purchase materials, components and equipment from third parties for use in our manufacturing operations. Our income could be adversely impacted if we are unable to adjust our purchases to reflect changes in customer demand and market fluctuations, including those caused by seasonality or cyclicality. During a market upturn, suppliers may extend lead times, limit supplies or increase prices. If we cannot purchase sufficient products at competitive prices and quality and on a timely enough basis to meet increasing demand, we may not be able to satisfy market demand, product shipments may be delayed, our costs may increase or we may breach our contractual commitments and incur liabilities. Conversely, in order to secure supplies for the production of products, we sometimes enter into noncancelable purchase commitments with vendors, which could impact our ability to adjust our inventory to reflect declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges and our profitability may suffer.

In addition, some of our businesses purchase certain requirements from sole or limited source suppliers for reasons of quality assurance, cost effectiveness, availability or uniqueness of design. If these or other suppliers encounter financial, operating or other difficulties or if our relationship with them changes, we might not be able to quickly establish or qualify replacement sources of supply. The supply chains for our businesses could also be disrupted by supplier capacity constraints, bankruptcy or exiting of the business for other reasons, decreased availability of key raw materials or commodities and external events such as natural disasters, pandemic health issues, war, terrorist actions, governmental actions and legislative or regulatory changes. Any of these factors could result in production interruptions, delays, extended lead times and inefficiencies.

Because we cannot always immediately adapt our production capacity and related cost structures to changing market conditions, our manufacturing capacity may at times exceed or fall short of our production requirements. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to gain market acceptance and otherwise adversely affect our profitability.

Our restructuring actions could have long-term adverse effects on our business.

In recent years, we have implemented multiple, significant restructuring activities across our businesses to adjust our cost structure, and we may engage in similar restructuring activities in the future. These restructuring activities and our regular ongoing cost reduction activities (including in connection with the integration of acquired businesses) reduce our available talent, assets and other resources and could slow improvements in our products and services, adversely affect our ability to respond to customers and limit our ability to increase production quickly if demand for our products increases. In addition, delays in implementing planned restructuring activities or other productivity improvements, unexpected costs or failure to meet targeted improvements may diminish the operational or financial benefits we realize from such actions. Any of the circumstances described above could adversely impact our business and financial statements.

Changes in governmental regulations may reduce demand for our products or services or increase our expenses.

We compete in markets in which we and our customers must comply with supranational, federal, state, local and other jurisdictional regulations, such as regulations governing health and safety, the environment and electronic communications. We develop, configure and market our products and services to meet customer needs created by these regulations. These regulations are complex, change frequently, have tended to become more stringent over time and may be inconsistent across jurisdictions. Any significant change in any of these regulations (or in the interpretation or application thereof) could reduce demand for, increase our costs of producing or delay the introduction of new or modified products and services, or could restrict our existing activities, products and services. In addition, in certain of our markets our growth depends in part upon the introduction of new regulations. In these markets, the delay or failure of governmental and other entities to adopt or enforce new regulations, or the adoption of new regulations which our products and services are not positioned to address, could adversely affect demand. In addition, regulatory deadlines may result in substantially different levels of demand for our products and services from period to period.

Work stoppages, union and works council campaigns and other labor disputes could adversely impact our productivity and results of operations.

We have certain U.S. collective bargaining units and various non-U.S. collective labor arrangements. We are subject to potential work stoppages, union and works council campaigns and other labor disputes, any of which could adversely impact our productivity, results of operations and reputation.

International economic, political, legal, compliance and business factors could negatively affect our financial statements.

In 2015, approximately 45% of our sales were derived from customers outside the U.S. In addition, many of our manufacturing operations, suppliers and employees are located outside the U.S. Since our growth strategy depends in part on our ability to further penetrate markets outside the U.S. and increase the localization of our products and services, we expect to continue to increase our sales and presence outside the U.S., particularly in the high-growth markets. Our international business (and particularly our business in high-growth markets) is subject to risks that are customarily encountered in non-U.S. operations, including:

•	interruption in the transportation of materials to us and finished goods to our customers;

•	differences in terms of sale, including payment terms;

•	local product preferences and product requirements;

•	changes in a country’s or region’s political or economic conditions;

•	trade protection measures, embargoes and import or export restrictions and requirements;

•	unexpected changes in laws or regulatory requirements, including negative changes in tax laws;

•	limitations on ownership and on repatriation of earnings and cash;

•	the potential for nationalization of enterprises;

•	limitations on legal rights and our ability to enforce such rights;

•	difficulty in staffing and managing widespread operations;

•	differing labor regulations;

•	difficulties in implementing restructuring actions on a timely or comprehensive basis; and

•	differing protection of intellectual property.

Any of these risks could negatively affect our financial statements and growth.

If we suffer loss to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events, our operations could be seriously harmed.

Our facilities, supply chains, distribution systems and information technology systems are subject to catastrophic loss due to fire, flood, earthquake, hurricane, public health crisis, war, terrorism or other natural or man-made disasters. If any of these facilities, supply chains or systems were to experience a catastrophic loss, it could disrupt our operations, delay production and shipments, result in defective products or services, damage customer relationships and our reputation and result in legal exposure and large repair or replacement expenses. The third-party insurance coverage that we maintain will vary from time to time in both type and amount depending on cost, availability and our decisions regarding risk retention, and may be unavailable or insufficient to protect us against losses.

A significant disruption in, or breach in security of, our information technology systems could adversely affect our business.

We rely on information technology systems, some of which are managed by third parties, to process, transmit and store electronic information (including sensitive data such as confidential business information and personally identifiable data relating to employees, customers and other business partners), and to manage or support a variety of critical business processes and activities. These systems may be damaged, disrupted or shut down due to attacks by computer hackers, computer viruses, employee error or malfeasance, power outages, hardware failures, telecommunication or utility failures, catastrophes or other unforeseen events, and in any such circumstances our system redundancy and other disaster recovery planning may be ineffective or inadequate. In addition, security breaches of our systems (or the systems of our customers, suppliers or other business partners) could result in the misappropriation, destruction or unauthorized disclosure of confidential information or personal data belonging to us or to our employees, partners, customers or suppliers. Like many multinational corporations, our information technology systems have been subject to computer viruses, malicious codes, unauthorized access and other cyber-attacks and we expect to be subject to similar attacks in the future as such attacks become more sophisticated and frequent. Any of the attacks, breaches or other disruptions or damage described above could interrupt our operations, delay production and shipments, result in theft of our and our customers’ intellectual property and trade secrets, damage customer and business partner relationships and our reputation or result in defective products or services, legal claims and proceedings, liability and penalties under privacy laws and increased costs for security and remediation, each of which could adversely affect our business and financial statements.

Risks Related to the Separation

Fortive has no history of operating as an independent company, and Fortive’s historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Fortive in this information statement refers to Fortive’s businesses as operated by and integrated with Danaher. Fortive’s historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Danaher. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that Fortive would have achieved as a separate, publicly traded company during the periods presented or those that Fortive will achieve in the future primarily as a result of the factors described below:

•	prior to the separation, Fortive’s businesses have been operated by Danaher as part of its broader corporate organization, rather than as an independent company. Danaher or one of its affiliates performed various corporate functions for Fortive such as legal, treasury, accounting, auditing, human resources, corporate affairs and finance. Fortive’s historical and pro forma financial results reflect allocations of corporate expenses from Danaher for such functions and are likely to be less than the expenses Fortive would have incurred had it operated as a separate publicly traded company. Following the separation, Fortive’s cost related to such functions previously performed by Danaher may therefore increase;

•	currently, Fortive’s businesses are integrated with the other businesses of Danaher. Historically, Fortive has shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Fortive will enter into transition agreements with Danaher, these arrangements may not fully capture the benefits that Fortive has enjoyed as a result of being integrated with Danaher and may result in Fortive paying higher charges than in the past for these services. This could have an adverse effect on Fortive’s results of operations and financial condition following the completion of the separation;

•	generally, Fortive’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Danaher. Following the completion of the separation, Fortive may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements;

•	after the completion of the separation, the cost of capital for Fortive’s businesses may be higher than Danaher’s cost of capital prior to the separation; and

•	Fortive’s historical financial information does not reflect the debt or the associated interest expense that it will incur as part of the separation and distribution.

Other significant changes may occur in Fortive’s cost structure, management, financing and business operations as a result of operating as a company separate from Danaher. For additional information about the past financial performance of Fortive’s businesses and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of Fortive’s businesses, see “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” MD&A and the historical financial statements and accompanying notes included elsewhere in this information statement.

As an independent, publicly traded company, Fortive may not enjoy the same benefits that Fortive did as a part of Danaher.

There is a risk that, by separating from Danaher, Fortive may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Danaher organizational structure. As part of Danaher, we have been able to enjoy certain benefits from Danaher’s operating diversity, purchasing power and opportunities to pursue integrated strategies with Danaher’s other businesses. As an independent, publicly traded company, Fortive will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets. Additionally, as part of Danaher, we have been able to leverage the Danaher historical market reputation and performance and brand identity to recruit and retain key personnel to run our business. As an independent, publicly traded company, Fortive will not have the same historical market reputation and performance or brand identity as Danaher and it may be more difficult for us to recruit or retain such key personnel.

Fortive’s customers, prospective customers, suppliers or other companies with whom Fortive conducts business may need assurances that Fortive’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of Fortive’s customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that Fortive’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them, and may require Fortive to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with Fortive’s financial stability could have a material adverse effect on Fortive’s business, financial condition, results of operations and cash flows.

Potential indemnification liabilities to Danaher pursuant to the separation agreement could materially and adversely affect Fortive’s businesses, financial condition, results of operations and cash flows.

The separation agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make Fortive financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the separation. If Fortive is required to indemnify Danaher under the circumstances set forth in the separation agreement, Fortive may be subject to substantial liabilities. See “Certain Relationships and Related Person Transactions—The Separation Agreement—Release of Claims and Indemnification.”

In connection with Fortive’s separation from Danaher, Danaher will indemnify Fortive for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Fortive against the full amount of such liabilities, or that Danaher’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation agreement and certain other agreements with Danaher, Danaher will agree to indemnify Fortive for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions.” However, third parties could also seek to hold Fortive responsible for any of the liabilities that Danaher has agreed to retain, and there can be no assurance that the indemnity from Danaher will be sufficient to protect Fortive against the full amount of such liabilities, or that Danaher will be able to fully satisfy its indemnification obligations. In addition, Danaher’s insurers may attempt to deny coverage to Fortive for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if Fortive ultimately succeeds in recovering from Danaher or such insurance providers any amounts for which Fortive is held liable, Fortive may be temporarily required to bear these losses. Each of these risks could negatively affect Fortive’s businesses, financial position, results of operations and cash flows.

There could be significant liability if the separation and distribution fail to qualify as a tax-free transaction for U.S. federal income tax purposes.

It is a condition to the distribution that Danaher receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is tax-free to Danaher and Danaher’s shareholders, for U.S. federal income tax purposes, within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code. The opinion relies on certain facts, assumptions, representations and undertakings from Danaher and Fortive, including those regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not satisfied, Danaher may not be able to rely on the opinion, and Danaher and its shareholders could be subject to significant tax liabilities. Notwithstanding the opinion of tax counsel, the IRS could determine on audit that the distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion. For more information regarding the tax opinion, see “U.S. Federal Income Tax Considerations.”

If the distribution were determined to be taxable for U.S. federal income tax purposes, Danaher and its shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities determined in the manner described in the section entitled “U.S. Federal Income Tax Considerations.” For example, if the distribution failed to qualify for tax-free treatment, Danaher would, for U.S. federal income tax purposes, be treated as if it had sold the Fortive common stock in a taxable sale for its fair market value, and Danaher’s shareholders, who are subject to U.S. federal income tax, would be treated as receiving a taxable distribution in an amount equal to the fair market value of the Fortive common stock received in the distribution.

Under the tax matters agreement between Danaher and Fortive, Fortive will generally be required to indemnify Danaher against taxes incurred by Danaher that arise as a result of Fortive taking or failing to take, as the case may be, certain actions that result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code. Under the tax matters agreement between Danaher and Fortive, Fortive may also be required to indemnify Danaher for other contingent tax liabilities, which could materially adversely affect Fortive’s financial position. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

Fortive may not be able to engage in certain corporate transactions for a two-year period after the separation.

To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the separation and distribution, under the tax matters agreement that Fortive will enter into with Danaher, Fortive will be restricted from taking any action that prevents the separation and distribution from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the distribution, as described in the section entitled “Certain Relationships and Related Person Transactions—Tax Matters Agreement—Preservation of the Tax-Free Status of Certain Aspects of the Separation,” Fortive will be subject to specific restrictions on its ability to enter into acquisition, merger, liquidation, sale and stock redemption transactions with respect to its stock. These restrictions may limit Fortive’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business. These restrictions will not limit the acquisition of other businesses by Fortive for cash consideration. In addition, under the tax matters agreement, Fortive may be required to indemnify Danaher against any such tax liabilities as a result of the acquisition of Fortive’s stock or assets, even if it does not participate in or otherwise facilitate the acquisition. For more information, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

After the separation, certain of Fortive’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Danaher.

Because of their current or former positions with Danaher, certain of Fortive’s expected executive officers and directors own equity interests in Danaher. In addition, certain of Fortive’s directors will continue serving on the New Danaher board of directors. Continuing ownership of shares of New Danaher common stock and equity awards, or service as a director at both companies could create, or appear to create, potential conflicts of interest if Fortive and New Danaher face decisions that could have implications for both New Danaher and Fortive.

Until the separation occurs, Danaher has sole discretion to change the terms of the separation in ways that may be unfavorable to Fortive.

Until the separation occurs, Fortive will be a wholly owned subsidiary of Danaher. Accordingly, Danaher will effectively have the sole and absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to Fortive. In addition, Danaher may decide at any time not to proceed with the separation and distribution.

Fortive may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Fortive’s businesses.

Fortive may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others:

•	the separation will allow investors to separately value Danaher and Fortive based on their distinct investment identities. Fortive’s businesses differ from Danaher’s other businesses in several respects, such as the market for products, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;

•	the separation will allow Fortive and Danaher to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. For example, while Fortive’s management will be enabled to focus exclusively on its businesses, the management of Danaher will be able to grow its businesses. The separate management teams of Fortive and Danaher will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other businesses;

•	the separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs;

•	the separation will create an independent equity structure that will afford Fortive direct access to the capital markets and facilitate Fortive’s ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock; and

•	the separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s businesses, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Fortive may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	as a current part of Danaher, the industrial growth businesses that will become part of Fortive benefit from Danaher’s size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Fortive may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Danaher obtained prior to the separation. Fortive may also incur costs for certain functions previously performed by Danaher, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in Fortive’s historical financial statements, which could cause Fortive’s profitability to decrease;

•	the actions required to separate Fortive’s and Danaher’s respective businesses could disrupt Fortive’s and New Danaher’s operations;

•	certain costs and liabilities that were otherwise less significant to Danaher as a whole will be more significant for Fortive and New Danaher as stand-alone companies;

•	Fortive will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Fortive personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;

•	Fortive may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Fortive’s businesses; (ii) following the separation, Fortive may be more susceptible to market fluctuations and other adverse events than if it were still a part of Danaher; and (iii) following the separation, Fortive’s businesses will be less diversified than Danaher’s businesses prior to the separation; and

•	to preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the distribution, together with certain related transactions, under the tax matters agreement that Fortive will enter into with Danaher, Fortive will be restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit Fortive’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its businesses.

If Fortive fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the businesses, operating results and financial condition of Fortive could be adversely affected.

Fortive may have received better terms from unaffiliated third parties than the terms it will receive in its agreements with Danaher.

The agreements Fortive will enter into with Danaher in connection with the separation, including the separation agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property matters agreement and DBS license agreement were prepared in the context of Fortive’s separation from Danaher while Fortive was still a wholly-owned subsidiary of Danaher. Accordingly, during the period in which the terms of those agreements were prepared, Fortive did not have an independent board of directors or a management team that was independent of Danaher. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Danaher and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. For more information, see the section entitled “Certain Relationships and Related Person Transactions.”

Fortive or Danaher may fail to perform under various transaction agreements that will be executed as part of the separation or Fortive may fail to have necessary systems and services in place when certain of the transaction agreements expire.

The separation agreement and other agreements to be entered into in connection with the separation will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. Fortive will rely on New Danaher to satisfy its performance and payment obligations under these agreements. If New Danaher is unable to satisfy its obligations under these agreements, including its indemnification obligations, Fortive could incur operational difficulties or losses. If Fortive does not have in place its own systems and services, or if Fortive does not have agreements with other providers of these services once certain transaction agreements expire, Fortive may not be able to operate its businesses effectively and its profitability may decline. Fortive is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services that Danaher currently provides to Fortive. However, Fortive may not be successful in implementing these systems and services or in transitioning data from Danaher’s systems to Fortive’s.

Challenges in the commercial and credit environment may materially adversely affect Fortive’s and Danaher’s ability to complete the separation.

Fortive’s ability to issue debt or enter into other financing arrangements on acceptable terms could be materially adversely affected if there is a material decline in the demand for Fortive’s products or in the solvency of its customers or suppliers or if other significantly unfavorable changes in economic conditions occur. Volatility in the world financial markets could increase borrowing costs or affect Fortive’s ability to gain access to the capital markets, all of which could have a material adverse effect on Fortive’s or Danaher’s ability to complete the separation.

After Fortive’s separation from Danaher, Fortive will have debt obligations that could adversely affect its businesses and its ability to meet its obligations and pay dividends.

Immediately following the separation, Fortive expects to have approximately $3.25 billion of indebtedness. See “Description of Material Indebtedness.” Fortive may also incur additional indebtedness in the future. This significant amount of debt could have important, adverse consequences to Fortive and its investors, including:

•	requiring a substantial portion of Fortive’s cash flow from operations to make interest payments;

•	making it more difficult to satisfy other obligations;

•	increasing the risk of a future credit ratings downgrade of Fortive’s debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing Fortive’s vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow Fortive’s businesses;

•	limiting Fortive’s flexibility in planning for, or reacting to, changes in its businesses and industries; and

•	limiting Fortive’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

To the extent that Fortive incurs additional indebtedness, the risks described above could increase. In addition, Fortive’s actual cash requirements in the future may be greater than expected. Fortive’s cash flow from operations may not be sufficient to service its outstanding debt or to repay the outstanding debt as it becomes due, and Fortive may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance its debt.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect Fortive’s financial condition and its results of operations.

In connection with the separation and distribution, Danaher has undertaken and will undertake several corporate restructuring transactions which, along with the separation and distribution, may be subject to federal and state fraudulent conveyance and transfer laws. If, under these laws, a court were to determine that, at the time of the separation and distribution, any entity involved in these restructuring transactions or the separation and distribution:

•	was insolvent;

•	was rendered insolvent by reason of the separation and distribution;

•	had remaining assets constituting unreasonably small capital; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the separation and distribution, in whole or in part, as a fraudulent conveyance or transfer. The court could then require Fortive’s shareholders to return to Danaher some or all of the shares of Fortive common stock issued in the distribution, or require New Danaher or Fortive, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay the debt as it matures.

Risks Related to Fortive’s Common Stock

Fortive cannot be certain that an active trading market for its common stock will develop or be sustained after the separation, and following the separation, Fortive’s stock price may fluctuate significantly.

“When-issued” trading for Fortive common stock began on June 13, 2016 and will continue through the distribution date. However, Fortive cannot guarantee that an active trading market will develop or be sustained for its common stock after the separation. If an active trading market does not develop, you may have difficulty selling your shares of Fortive common stock at an attractive price, or at all. In addition, we cannot predict the prices at which shares of Fortive common stock may trade after the separation.

Similarly, Fortive cannot predict the effect of the separation on the trading prices of its common stock. After the separation, Danaher’s common stock will continue to be listed and traded on the NYSE under the symbol “DHR.” Subject to the consummation of the separation, the Fortive common stock will be listed and traded on the NYSE under the symbol “FTV.” The combined trading prices of Danaher’s common stock and Fortive’s common stock after the separation, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of Danaher’s common stock prior to the separation. Until the market has fully evaluated the business of Danaher without the Fortive businesses, or fully evaluated Fortive, the price at which New Danaher’s or Fortive’s common stock trades may fluctuate significantly.

The market price of Fortive common stock may fluctuate significantly due to a number of factors, some of which may be beyond Fortive’s control, including:

•	Fortive’s business profile and market capitalization may not fit the investment objectives of Danaher’s current shareholders, causing a shift in Fortive’s investor base, and Fortive’s common stock may not be included in some indices in which Danaher’s common stock is included, causing certain holders to sell their shares;

•	Fortive’s quarterly or annual earnings, or those of other companies in its industry;

•	the failure of securities analysts to cover Fortive’s common stock after the separation;

•	actual or anticipated fluctuations in Fortive’s operating results;

•	changes in earnings estimated by securities analysts or Fortive’s ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	changes to the regulatory and legal environment in which Fortive operates;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of Fortive’s common stock.

A number of shares of Fortive common stock are or will be eligible for future sale, which may cause Fortive’s stock price to decline.

Any sales of substantial amounts of Fortive common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of Fortive common stock to decline. Upon completion of the distribution, Fortive expects that it will have an aggregate of approximately 345 million shares of its common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), unless the shares are owned by one or more of Fortive’s “affiliates,” as that term is defined in Rule 405 under the Securities Act. Fortive is unable to predict whether large amounts of its common stock will be sold in the open market following the distribution. Fortive is also unable to predict whether a sufficient number of buyers would be in the market at that time.

Fortive cannot guarantee the payment of dividends on its common stock, or the timing or amount of any such dividends.

Fortive has not yet determined the extent to which it will pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, to Fortive shareholders will fall within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as Fortive’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in Fortive’s debt, industry practice, legal requirements and other factors that the Board deems relevant. For more information, see “Dividend Policy.” Fortive’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on its access to the capital markets. Fortive cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Fortive commences paying dividends.

Your percentage ownership in Fortive may be diluted in the future.

In the future, your percentage ownership in Fortive may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Fortive will be granting to Fortive’s directors, officers and employees. Fortive’s employees will have rights to purchase or receive shares of

Fortive common stock after the distribution as a result of the conversion of their Danaher stock options, restricted stock units and performance stock units to Fortive stock options, restricted stock units and performance stock units, respectively. The conversion of these Danaher awards into Fortive awards is described in further detail in the section entitled “Treatment of Outstanding Equity Awards at the Time of the Separation.” As of the date of this information statement, the exact number of shares of Fortive common stock that will be subject to the converted Fortive options, restricted stock units and performance stock units is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in Fortive could by diluted as a result of the conversion. It is anticipated that the Fortive compensation committee will grant additional equity awards to Fortive employees and directors after the distribution, from time to time, under Fortive’s employee benefits plans. These additional awards will have a dilutive effect on Fortive’s earnings per share, which could adversely affect the market price of Fortive’s common stock.

In addition, Fortive’s amended and restated certificate of incorporation will authorize Fortive to issue, without the approval of Fortive’s shareholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Fortive’s common stock respecting dividends and distributions, as the Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Fortive’s common stock. For example, Fortive could grant the holders of preferred stock the right to elect some number of Fortive’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that Fortive could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Fortive’s Capital Stock.”

Certain provisions in Fortive’s amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of Fortive, which could decrease the trading price of Fortive’s common stock.

Fortive’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Board rather than to attempt an unsolicited takeover not approved by the Board. These provisions include, among others:

•	the inability of Fortive’s shareholders to call a special meeting;

•	the inability of Fortive’s shareholders to act by written consent;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of the Board to issue preferred stock without shareholder approval;

•	the division of the Board into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	a provision that shareholders may only remove directors with cause;

•	the ability of Fortive’s directors, and not shareholders, to fill vacancies (including those resulting from an enlargement of the Board) on the Board; and

•	the requirement that the affirmative vote of shareholders holding at least 80% of Fortive’s voting stock is required to amend Fortive’s amended and restated bylaws and certain provisions in Fortive’s amended and restated certificate of incorporation.

In addition, because Fortive has not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Fortive believes these provisions will protect its shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make Fortive immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the Board determines is not in the best interests of Fortive and Fortive’s shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Fortive’s amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Fortive’s shareholders, which could discourage lawsuits against Fortive and Fortive’s directors and officers.

Fortive’s amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Fortive, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Fortive to Fortive or Fortive’s shareholders, any action asserting a claim against Fortive or any director or officer of Fortive arising pursuant to any provision of the DGCL or Fortive’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Fortive or any director or officer of Fortive governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of Fortive’s shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with Fortive or Fortive’s directors or officers, which may discourage such lawsuits against Fortive and Fortive’s directors and officers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this information statement, in other documents Danaher and Fortive file with or furnish to the SEC, in press releases, webcasts, conference calls, materials delivered to Danaher shareholders and other communications, are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding: projections of revenue, expenses, profit, profit margins, tax rates, tax provisions, cash flows, pension and benefit obligations and funding requirements, Fortive’s liquidity position or other projected financial measures; Fortive management’s plans and strategies for future operations, including statements relating to anticipated operating performance, cost reductions, restructuring activities, new product and service developments, competitive strengths or market position, acquisitions, divestitures, spin-offs, split-offs or other distributions, strategic opportunities, securities offerings, stock repurchases, dividends and executive compensation; growth, declines and other trends in markets Fortive sells into; new or modified laws, regulations and accounting pronouncements; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; general economic and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Fortive intends or believes will or may occur in the future. Terminology such as “believe,” “anticipate,” “will,” “should,” “could,” “intend,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by Fortive’s management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Risk Factors.”

Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the information statement, document, press release, webcast, call, materials or other communication in which they are made. Neither Danaher nor Fortive assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

DIVIDEND POLICY

Although Fortive anticipates that it will likely pay quarterly dividends following the distribution, Fortive has not yet determined the extent to which it will pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as Fortive’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in Fortive’s debt, industry practice, legal requirements and other factors that the Board deems relevant. Fortive’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on its access to the capital markets. Fortive cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Fortive commences paying dividends.

CAPITALIZATION

The following table sets forth the capitalization of Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform as of April 1, 2016, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in the Company’s unaudited pro forma combined financial statements. The information below is not necessarily indicative of what the Company’s capitalization would have been had the separation, distribution and related transactions been completed as of April 1, 2016. In addition, it is not indicative of the Company’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” MD&A, “Description of Material Indebtedness” and the Company’s Combined Financial Statements and notes thereto included in the “Index to Financial Statements” section of this information statement (amounts in millions, except per share data).

	As of April 1, 2016
	Historical	Pro Forma
	(unaudited)
Cash and cash equivalents (1)	$—	$250.0

Capitalization:
Total long-term debt	$—	$3,235.0
Equity:
Common stock ($0.01 par value per share); 2.0 billion shares authorized, 344.3 million shares issued and outstanding, pro forma	—	3.4
Additional paid-in-capital	—	2,457.6
Net Parent investment (2)	5,249.4	—
Accumulated other comprehensive income (loss)	8.7	8.7
Noncontrolling interest	3.2	3.2

Total equity	5,261.3	2,472.9

Total capitalization	$5,261.3	$5,707.9

(1)	In connection with the separation, the Company expects to have $250.0 million in cash and cash equivalents as reflected on the Company’s unaudited pro forma combined balance sheet.
(2)	Reflects the impact to Net Parent investment as a result of the anticipated post-distribution capital structure.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements consist of the unaudited pro forma combined statements of earnings for the year ended December 31, 2015 and the three months ended April 1, 2016 and an unaudited pro forma combined condensed balance sheet as of April 1, 2016. These unaudited pro forma combined statements were derived from the Company’s historical Combined Financial Statements included in this information statement. The pro forma adjustments give effect to the distribution and the related transactions, as described in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined statements of earnings for the year ended December 31, 2015 and the three months ended April 1, 2016 give effect to the distribution as if it had occurred on January 1, 2015, the first day of fiscal 2015. The unaudited pro forma combined condensed balance sheet gives effect to the distribution as if it had occurred on April 1, 2016, the Company’s latest balance sheet date. References in this section and in the following unaudited pro forma combined financial statements and the Company’s Combined Financial Statements and notes thereto included in this information statement to the “Company” or “Danaher NewCo” shall mean Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform.

The unaudited pro forma combined financial statements include certain adjustments that are necessary to present fairly the Company’s unaudited pro forma combined statements of earnings and unaudited pro forma combined balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the distribution transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of earnings, expected to have a continuing impact on the Company and are based on assumptions that management believes are reasonable given the information currently available.

The unaudited pro forma combined financial statements give effect to the following:

•	The transfer to the Company from Danaher and Danaher affiliates pursuant to the separation and distribution agreement of certain assets and liabilities that were not included in the historical Combined Financial Statements;

•	The retention by Danaher pursuant to the separation and distribution agreement of certain assets and liabilities of the Company that were included in the Company’s historical Combined Financial Statements;

•	The tax matters agreement with Danaher that provides which company is responsible for tax liabilities prior to the distribution, and the identification of net deferred tax assets between Danaher and the Company based on how the underlying assets and liabilities will be reported on each company’s respective financial statements and separate income tax returns;

•	The long-term debt arrangements anticipated to be entered into by the Company; and

•	The anticipated post-distribution capital structure.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. These unaudited pro forma combined financial statements are subject to change as Danaher and the Company finalize the terms of the separation and distribution agreement and other agreements and transactions related to the distribution.

In connection with the distribution, the Company expects to enter into a transition services agreement with Danaher, pursuant to which Danaher and the Company will provide to each other certain specified services on a temporary basis, including various information technology, financial and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit. The adjustment for the transition services agreement is not expected to have a material impact on pro forma net earnings for either the three months ended April 1, 2016 or for the year ended December 31, 2015, since the historical combined statements of earnings for those periods already reflect allocations of costs for these services which are not expected to differ materially under the transition services agreement.

No adjustments have been included in the unaudited pro forma combined statements of earnings for additional annual operating costs. Although expenses reported in the Company’s Combined Statements of Earnings include allocations of certain Danaher costs (including corporate costs, shared services and other selling, general and administrative costs that benefit the Company), as a stand-alone public company the Company anticipates incurring additional recurring costs that could be materially different from the allocations of Danaher costs included within the historical Combined Financial Statements. These additional costs are primarily for the following:

•	Additional personnel costs, including salaries, benefits and potential bonuses and/or share-based compensation awards for staff additions to replace support provided by Danaher that is not covered by the transition services agreement; and

•	Corporate governance costs, including board of director compensation and expenses, audit and other professional services fees, annual report and proxy statement costs, SEC filing fees, transfer agent fees, consulting and legal fees and stock exchange listing fees.

Certain factors could impact these stand-alone public company costs, including the finalization of the Company’s staffing and infrastructure needs. The Company estimates these stand-alone public company costs to exceed the amounts of Danaher costs allocated to the Company for the year ended December 31, 2015 by approximately $10 million to $20 million.

The unaudited pro forma combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of the Company’s results of operations or financial condition had the distribution and the related transactions been completed on the dates assumed and should not be relied upon as a representation of the Company’s future performance.

The following unaudited pro forma combined financial statements should be read in conjunction with the historical Combined Financial Statements, MD&A and “Description of Material Indebtedness” included in this information statement.

DANAHER NEWCO

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

($ and shares in millions, except per share amounts)

	As of April 1, 2016
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$—	$250.0	(d)	$250.0
Trade accounts receivable, net	929.6	—		929.6
Inventories:
Finished goods	196.5	—		196.5
Work in process	80.3	—		80.3
Raw materials	276.8	—		276.8

Total inventories	553.6	—		553.6
Prepaid expenses and other current assets	88.4	5.0	(c)	93.4

Total current assets	1,571.6	255.0		1,826.6
Property, plant and equipment, net	519.1	7.7	(a)	526.8
Other assets	398.6	125.0	(c)	523.6
Goodwill	3,973.3	—		3,973.3
Other intangible assets, net	750.0	—		750.0

Total assets	$7,212.6	$387.7		$7,600.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$625.6	$—		$625.6
Accrued expenses and other liabilities	618.8	(3.2	)(b)	615.6

Total current liabilities	1,244.4	(3.2)		1,241.2
Other long-term liabilities	706.9	(55.7	)(a)(b)(c)	651.2
Long-term debt	—	3,235.0	(d)	3,235.0
Stockholders’ equity:
Net Parent investment	5,249.4	(5,249.4	)(a)(b)(c)(d)(e)	—
Common stock—$0.01 par value, 2.0 billion shares authorized; 344.3 million shares issued and outstanding	—	3.4	(e)	3.4
Additional paid-in capital	—	2,457.6	(e)	2,457.6
Accumulated other comprehensive income (loss)	8.7	—		8.7

Total Fortive stockholders’ equity	5,258.1	(2,788.4)		2,469.7
Noncontrolling interest	3.2	—		3.2

Total stockholders’ equity	5,261.3	(2,788.4)		2,472.9

Total liabilities and stockholders’ equity	$7,212.6	$387.7		$7,600.3

See accompanying notes to unaudited pro forma combined financial information.

DANAHER NEWCO

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

($ and shares in millions, except per share amounts)

	Year Ended December 31, 2015
	Historical	Pro Forma Adjustments		Pro Forma
Sales	$6,178.8	$(35.5	)(f)	$6,143.3
Cost of sales	(3,183.5)	32.0	(f)	(3,151.5)

Gross profit	2,995.3	(3.5)		2,991.8
Operating costs:
Selling, general and administrative expenses	(1,347.9)	0.5	(f)	(1,347.4)
Research and development expenses	(377.7)	—		(377.7)

Operating profit	1,269.7	(3.0)		1,266.7
Nonoperating income (expense):
Interest expense	—	(90.0	)(g)	(90.0)

Earnings before income taxes	1,269.7	(93.0)		1,176.7
Income taxes	(405.9)	34.9	(h)	(371.0)

Net earnings	$863.8	$(58.1)		$805.7

Net earnings per share:
Basic			(i)	$2.31
Diluted			(i)	$2.28
Average common stock and common equivalent shares outstanding:
Basic			(i)	349.1
Diluted			(i)	352.9

See the accompanying notes to unaudited pro forma combined financial information.

DANAHER NEWCO

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

($ and shares in millions, except per share amounts)

	Three Months Ended April 1, 2016
	Historical	Pro Forma Adjustments		Pro Forma
Sales	$1,474.7	$(9.0	)(f)	$1,465.7
Cost of sales	(779.5)	8.4	(f)	(771.1)

Gross profit	695.2	(0.6)		694.6
Operating costs:
Selling, general and administrative expenses	(338.5)	0.2	(f)	(338.3)
Research and development expenses	(93.7)	—		(93.7)

Operating profit	263.0	(0.4)		262.6
Nonoperating income (expense):
Interest expense	—	(22.5	)(g)	(22.5)

Earnings before income taxes	263.0	(22.9)		240.1
Income taxes	(81.0)	8.6	(h)	(72.4)

Net earnings	$182.0	$(14.3)		$167.7

Net earnings per share:
Basic			(i)	$0.49
Diluted			(i)	$0.48
Average common stock and common equivalent shares outstanding:
Basic			(i)	344.3
Diluted			(i)	347.4

See the accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For further information regarding the historical Combined Financial Statements of Danaher NewCo, refer to the Combined Financial Statements and the notes thereto in this information statement. The unaudited pro forma combined condensed balance sheet as of April 1, 2016 and unaudited pro forma combined statement of earnings for the year ended December 31, 2015 and the three months ended April 1, 2016, include adjustments related to the following:

Unaudited Pro Forma Combined Balance Sheet

(a) Reflects adjustments for certain assets and related deferred tax liabilities that are to be transferred to Danaher NewCo from Parent and Parent affiliates and certain assets to be transferred to Parent and Parent affiliates from Danaher NewCo, in connection with the separation. The assets including certain property, plant and equipment to be contributed to Danaher NewCo were not included in Danaher NewCo’s historical Combined Financial Statements as these assets were not discretely identifiable to Danaher NewCo. Depreciation on the assets to be transferred to Danaher NewCo was previously charged to Danaher NewCo through allocations from Parent.

(b) Reflects adjustments of $32 million ($20 million, net of tax impact) for certain liabilities related to the Danaher NewCo deferred compensation plan which represent the value of Parent common stock interests held by Danaher NewCo participants that will be converted into interests in Fortive common stock in connection with the separation.

(c) Reflects indemnification asset of $125 million associated with Parent’s retention of certain net tax liabilities of Danaher NewCo that were subject to joint and several liabilities with Parent in accordance with the tax matters agreement. This also reflects adjustments to taxes receivable of $5 million and an increase in deferred tax assets (reflected net in other long-term liabilities) of $42 million related to differences in utilization of net operating losses and tax credit carryovers.

(d) Reflects $3.25 billion of estimated proceeds from the long-term borrowings expected to be incurred in connection with the separation, net of approximately $15 million in estimated financing costs. Proceeds from these anticipated borrowings are expected to be used to fund a dividend payment to Parent of approximately $3.0 billion in connection with the separation. Danaher NewCo has classified its anticipated commercial paper borrowings as long-term debt as it expects to have the intent and ability to refinance these anticipated borrowings for at least one year from the balance sheet date.

(e) Reflects the elimination of Parent’s net investment (including the adjustments described above) as a result of the anticipated post-distribution capital structure. As of the distribution date, the net Parent investment in Danaher NewCo after reflecting the impact of the dividend payment to Parent (note (d)) will be adjusted to reflect the distribution of Danaher NewCo common stock to Parent stockholders. Danaher NewCo’s common stock account reflects an adjustment for the par value of the anticipated 344.3 million outstanding shares of Danaher NewCo common stock, par value of $0.01 per share, expected to be issued upon separation. Danaher NewCo’s additional paid-in capital account reflects an adjustment related to the reclassification of Parent’s net investment in Danaher NewCo. Parent’s net investment in Danaher NewCo will be allocated between common stock and additional paid-in capital based on the number of shares of Danaher NewCo common stock outstanding at the distribution date.

Unaudited Pro Forma Combined Statement of Earnings

(f) Reflects the net sales adjustments from certain contract manufacturing and supply agreements that Parent and Danaher NewCo will enter into or terminate in connection with the separation. The net sales adjustments of

$35.5 million for the year ended December 31, 2015 and $9.0 million for the three months ended April 1, 2016 reflect the reduction of sales caused by the termination of certain contract manufacturing arrangements between Parent and Danaher NewCo offset by additional sales for product manufactured and sold to Parent by Danaher NewCo.

(g) Reflects estimated interest expense of $90.0 million for the year ended December 31, 2015 and $22.5 million for the three months ended April 1, 2016 related to the anticipated long-term borrowings to be incurred in connection with the separation reflecting an estimated average borrowing cost of approximately 2.8% per annum.

(h) Reflects the tax effect of pro forma adjustments using the respective statutory tax rate for the year ended December 31, 2015 and the three months ended April 1, 2016.

(i) The number of Danaher NewCo shares used to compute pro forma basic and diluted earnings per share is based on the number of shares of Danaher NewCo common stock assumed to be outstanding, based on the number of Parent common shares used for determination of Parent’s basic and diluted earnings per share on April 1, 2016 and December 31, 2015, assuming a distribution ratio of one share of Danaher NewCo common stock for every two shares of Parent common stock outstanding. This calculation does not take into account the dilutive effect that will result from the issuance of Danaher NewCo stock-based compensation awards in connection with the adjustment of outstanding Parent stock-based compensation awards held by Danaher NewCo employees or the grant of new Danaher NewCo stock-based compensation awards. The number of dilutive shares of Danaher NewCo common stock underlying Danaher NewCo’s stock-based compensation awards issued in connection with the adjustment of outstanding Parent stock-based compensation awards will not be determined until after the distribution date.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

Set forth below are selected historical combined financial data of Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform for each of the three months ended April 1, 2016 and April 3, 2015, and each of the five years ended December 31, 2015. Operating results for any prior period are not necessarily indicative of results to be expected in any future period. The Company derived the combined statement of earnings data for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, and the combined balance sheet data as of December 31, 2015 and December 31, 2014 from the Company’s historical audited Combined Financial Statements covering such periods, which are included in this information statement. The Company derived the combined statement of earnings data for the three months ended April 1, 2016 and April 3, 2015 and the combined balance sheet data as of April 1, 2016 from the historical unaudited Combined Financial Statements included in this information statement. The Company derived the combined statement of earnings data for the year ended December 31, 2012 and the combined balance sheet data as of December 31, 2013, from the Company’s historical audited Combined Financial Statements covering such periods, which are not included in this information statement. The Company derived the unaudited combined statement of earnings data for the fiscal year ended December 31, 2011, and the unaudited combined balance sheet data as of December 31, 2012 and December 31, 2011 from the financial records of Danaher which are not included in this information statement.

The selected historical combined financial data set forth below should be read in conjunction with MD&A, “Unaudited Pro Forma Combined Financial Statements,” and the historical Combined Financial Statements and the notes thereto included in this information statement. The selected historical combined financial data reflects the Company’s results as historically operated as a part of Danaher, and these results may not be indicative of the Company’s future performance as a stand-alone company following the distribution. Operating expenses reflect direct expenses and allocations of certain Danaher corporate expenses that have been charged to the Company based on specific identification or allocated based on relative use or other methodologies. Management believes these allocations have been made on a reasonable and appropriate basis under the circumstances. Per share data has not been presented since the Company’s business was wholly-owned by Danaher during the periods presented ($ in millions).

	As of and for the Three Months Ended		As of and for the Year Ended December 31
	April 1, 2016	April 3, 2015	2015	2014	2013	2012	2011
Selected Statement of Earnings Information:	(unaudited)	(unaudited)					(unaudited)
Sales	$1,474.7	$1,513.5	$6,178.8	$6,337.2	$5,961.9	$5,785.3	$5,930.2
Earnings before income taxes	263.0	294.1	1,269.7	1,279.2	1,143.2	1,127.8	1,234.0
Net earnings	182.0	203.7	863.8	883.4	830.9	763.7	863.8
Selected Balance Sheet Information:	(unaudited)					(unaudited)	(unaudited)
Total assets	$7,212.6	N/A	$7,210.6	$7,355.6	$7,240.1	$6,762.3	$6,401.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On May 13, 2015, Danaher announced its intention to separate into two independent publicly traded companies. The separation is expected to be completed in the third quarter of 2016. The separation will be in the form of a pro rata distribution to Danaher shareholders of 100% of the outstanding shares of an entity that will hold Danaher’s industrial growth businesses which today constitute Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and the Retail/Commercial Petroleum platform. Fortive Corporation (“Fortive”) is a newly formed Delaware corporation that has been organized specifically for the purpose of effecting the separation. Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform will be transferred to Fortive prior to the separation. Unless the context otherwise requires, references in this MD&A to “Fortive” or the “Company” shall mean Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform, which is referred to as “Danaher NewCo” in the “Unaudited Pro Forma Combined Financial Statements” and the Company’s Combined Financial Statements and notes thereto included in this information statement. Fortive Corporation, as a legal entity existing prior to the separation, has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the separation.

This MD&A is designed to provide a reader of the Company’s financial statements with a narrative from the perspective of Company management. You should read the following discussion in conjunction with the “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” the Company’s Combined Financial Statements and notes thereto, and the sections entitled “Business” and “Risk Factors” included in this information statement. The Company’s MD&A is divided into five sections:

•	Basis of Presentation and Overview

•	Results of Operations

•	Financial Instruments and Risk Management

•	Liquidity and Capital Resources

•	Critical Accounting Estimates

BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations, changes in Danaher’s equity and cash flows of the Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform of Danaher in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.

The Company has historically operated as part of Danaher and not as a stand-alone company. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to the Company and allocations of related assets, liabilities, and Danaher’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Danaher. Related party allocations, including the method for such allocation, are discussed further in Note 17 of the Notes to the Combined Financial Statements for the year ended December 31, 2015 and Note 9 to the Combined Condensed Financial Statements for the three months ended April 1, 2016.

The Company’s businesses are recognized leaders in attractive markets globally. The Company’s businesses design, develop, manufacture and market professional and engineered products, software and services for a variety of end-markets, building upon leading brand names, innovative technology and significant market positions. The Company’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 40 countries.

The Company’s business consists of two segments: Professional Instrumentation and Industrial Technologies. For additional details regarding these businesses, please refer to the section titled “Business” included in this information statement.

As part of Danaher, the Company is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Company’s Net Parent investment account. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in the financial statements.

OVERVIEW

General

Please see the section titled “Business” included in this information statement for a discussion of the Company’s strategies for delivering shareholder value. The Company is a multinational business with global operations. During 2015, approximately 45% of the Company’s sales were derived from customers outside the United States. As a diversified, global business, the Company’s operations are affected by worldwide, regional and industry-specific economic and political factors. The Company’s geographic and industry diversity, as well as the range of its products and services, typically help limit the impact of any one industry or the economy of any single country on the combined operating results. Given the broad range of products manufactured, software and services provided and geographies served, management does not use any indices other than general economic trends to predict the overall outlook for the Company. The Company’s individual businesses monitor key competitors and customers, including to the extent possible their sales, to gauge relative performance and the outlook for the future.

As a result of the Company’s geographic and industry diversity, the Company faces a variety of opportunities and challenges, including technological development in most of the Company’s served markets, the expansion and evolution of opportunities in high-growth markets, trends and costs associated with a global labor force and consolidation of the Company’s competitors. The Company defines high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which include Eastern Europe, the Middle East, Africa, Latin America and Asia with the exception of Japan and Australia. The Company operates in a highly competitive business environment in most markets, and the Company’s long-term growth and profitability will depend in particular on its ability to expand its business across geographies and market segments, identify, consummate and integrate appropriate acquisitions, develop innovative and differentiated new products, services and software, expand and improve the effectiveness of the Company’s sales force and continue to reduce costs and improve operating efficiency and quality and effectively address the demands of an increasingly regulated environment. The Company is making significant investments, organically and through acquisitions, to address technological change in its served markets and to globalize and improve its manufacturing, research and development and customer-facing resources in order to be responsive to the Company’s customers throughout the world.

In this report, references to sales from existing businesses refers to sales from operations calculated according to GAAP but excluding (1) sales from acquired businesses and (2) the impact of currency translation. References to sales or operating profit attributable to acquisitions or acquired businesses refer to GAAP sales or operating profit, as applicable, from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to certain divested product lines not considered discontinued operations. The portion of revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding sales from acquired businesses) and (b) the period-to-period change in revenue (excluding sales from acquired businesses) after applying current period foreign exchange rates to the prior year period. Sales from existing businesses should be considered in addition to, and not as a replacement for or superior to, sales, and may not be comparable to similarly titled measures reported by other companies. Management believes that reporting the non-GAAP financial measure of sales from existing businesses provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with our performance in prior and future periods and to our peers. The Company excludes the effect of currency translation from sales from existing businesses because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends, and excludes the effect of acquisitions and divestiture related items because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between the Company and its peers and can also obscure underlying business trends and make comparisons of long-term performance difficult. References to sales volume refer to the impact of both price and unit sales.

Business Performance

While differences exist among the Company’s businesses, on an overall basis, demand for the Company’s products, software and services decreased during the three months ended April 1, 2016 compared to the comparable 2015 period resulting in aggregate year-over-year decline in sales from existing businesses of 1.5%. Sales also declined due to the adverse effect of a strong U.S. dollar, which reduced reported sales by 1.5%, and was partially offset by sales growth from acquired businesses of 0.5%, resulting in a 2.5% aggregate year-over-year sales decline. The results from the Company’s continued investments in sales growth initiatives as well as sales growth in the Transportation Technologies business driven by implementation deadlines relating to the enhanced credit card security requirements based on the Europay, Mastercard and Visa (“EMV”) global standards and other new product introductions, were more than offset by the impact of broad-based market conditions and other business-specific factors discussed below resulting in the year-over-year decline in sales from existing businesses. Geographically, the year-over-year sales decline from existing businesses was led primarily by developed markets. Sales from existing businesses in developed markets declined at a low-single digit rate and high-growth markets were down slightly during the three months ended April 1, 2016 as compared to the comparable 2015 period. Sales growth from existing businesses in Europe, China and India was more than offset by declines in North America and Latin America on a year-over-year basis.

On an overall basis, demand for the Company’s products, software and services increased in 2015 as compared to 2014 resulting in aggregate year-over-year sales growth from existing businesses of 2.5%. This increase was more than offset by the adverse effect of a stronger U.S. dollar, which reduced reported sales by 5.0% and resulted in a 2.5% aggregate year-over-year sales decline. Sales of acquired businesses, net of dispositions, had a negligible impact on year-over-year revenue growth. The Company’s continued investments in sales growth initiatives and the other business-specific factors discussed below contributed to the year-over-year increase in sales from existing businesses. Geographically, year-over-year sales growth from existing businesses was led primarily by developed markets. Sales from existing businesses in developed markets grew at a low-single digit rate in 2015 as compared to 2014 led by growth in North America and Western Europe. Sales growth rates from existing businesses in high-growth markets were essentially flat in 2015 as compared to 2014.

Acquisitions and Divestitures

During the first three months of 2016, the Company acquired one business for total consideration of $13 million in cash, net of cash acquired.

During 2015, the Company acquired two businesses for total consideration of $37 million in cash, net of cash acquired. The businesses acquired complement existing units of both of the Company’s segments. The aggregate annual sales of these two businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were $18 million.

During 2014, the Company acquired six businesses for total consideration of $289 million in cash, net of cash acquired. The businesses acquired complement existing businesses of both of the Company’s segments. The aggregate annual sales of these six businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were $133 million.

In August 2014, the Company completed the divestiture of its electric vehicle systems (“EVS”)/hybrid product line for a sale price of $87 million in cash. This product line, which was part of the Industrial Technologies segment, had revenues of approximately $60 million in 2014 prior to the divestiture and approximately $100 million in 2013. The Company recorded a pretax gain on the sale of the product line of $34 million ($26 million after-tax) in its 2014 results. Subsequent to the sale, the Company has no continuing involvement in the EVS/hybrid product line.

During 2013, the Company acquired five businesses for total consideration of $434 million in cash, net of cash acquired. The businesses acquired complement existing businesses of both of the Company’s segments. The aggregate annual sales of these five businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were $168 million.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED APRIL 1, 2016 AND APRIL 3, 2015

Combined sales for the three months ended April 1, 2016 decreased 2.5% compared to the three months ended April 3, 2015. Sales from existing businesses declined by 1.5%, while sales from acquired businesses contributed 0.5% to sales growth on a year-over-year basis. Currency translation decreased reported sales by 1.5% on a year-over-year basis.

Operating profit margins were 17.8% for the three months ended April 1, 2016 as compared to 19.4% in the comparable period of 2015. The year-over-year decrease in operating profit margin was due to lower 2016 sales volumes, the continued effect of a strong U.S. dollar, continued investment associated with various new product development initiatives and sales and marketing growth investments, partially offset by incremental year-over-year cost savings associated with the restructuring actions and productivity improvement initiatives taken in 2015.

Business Segments

Sales by business segment for each of the periods indicated were as follows ($ in millions):

	Three Months Ended
	April 1, 2016	April 3, 2015
Professional Instrumentation	$697.4	$746.4
Industrial Technologies	777.3	767.1

Total	$1,474.7	$1,513.5

PROFESSIONAL INSTRUMENTATION

The Company’s Professional Instrumentation segment consists of the Company’s Advanced Instrumentation & Solutions and Sensing Technologies businesses. The Advanced Instrumentation & Solutions business consists of field solutions products and product realization services and products. Field solutions include a variety of compact professional test tools, thermal imaging and calibration equipment for electrical, industrial, electronic and calibration applications, and online condition-based monitoring equipment for critical infrastructure in electrical utility and industrial applications. Product realization services and products help developers and engineers convert concepts into finished products and also include highly-engineered energetic materials components used in specialized vertical applications. The Sensing Technologies business offers devices that sense, monitor and control operational or manufacturing variables, such as temperature, pressure, level, flow, turbidity and conductivity.

Professional Instrumentation Selected Financial Data

	Three Months Ended
($ in millions)	April 1, 2016	April 3, 2015
Sales	$697.4	$746.4
Operating profit	146.0	168.5
Depreciation	9.1	8.6
Amortization	17.0	17.1
Operating profit as a % of sales	20.9%	22.6%
Depreciation as a % of sales	1.3%	1.2%
Amortization as a % of sales	2.4%	2.3%

Components of Sales Growth

% Change Three Months Ended April 1, 2016 vs. Comparable 2015 Period
Existing businesses	(5.5)%
Acquisitions	0.5%
Currency exchange rates	(1.5)%

Total	(6.5)%

Price increases in the segment contributed 1.0% to sales growth during the three months ended April 1, 2016 as compared to the comparable period of 2015 and are reflected as a component of the change in sales from existing businesses.

Sales from existing businesses in the segment’s Advanced Instrumentation & Solutions businesses declined at a mid-single digit rate during the three months ended April 1, 2016 as compared to the comparable period of 2015. Year-over-year sales in product realization services and products declined at a high-single digit rate due to declines in most major geographies and across all major product lines due to an overall market slowdown. These declines were partially offset by growth in the optical and semiconductor end-markets in China, demand for design, engineering and manufacturing services and growth in the segment’s energetic materials business. Field solutions sales declined at a mid-single digit rate as year-over-year industrial end-market sales declines were slightly offset by increased year-over-year demand for online condition-based monitoring equipment. Geographically, increased demand in China and India was more than offset by weakness in North America and Europe across the Advanced Instrumentation & Solutions businesses.

Sales from existing businesses in the segment’s Sensing Technologies business declined at a high-single digit rate during the three months ended April 1, 2016 as compared to the comparable period of 2015 due to lower overall demand primarily in North America and Western Europe, partially offset by sales growth in the medical equipment end-market and increased demand for pressure sensing products in China.

Operating profit margins decreased 170 basis points during the three months ended April 1, 2016 as compared to the comparable period of 2015 due to lower 2016 sales volumes, continued investment associated with various new product development and sales and marketing growth initiatives and the continued effect of a strong U.S. dollar, partially offset by incremental year-over-year cost savings associated with the restructuring actions and productivity improvement initiatives taken in 2015.

INDUSTRIAL TECHNOLOGIES

The Company’s Industrial Technologies segment consists of the Company’s Transportation Technologies, Automation & Specialty Components and Franchise Distribution businesses. The Transportation Technologies business is a leading worldwide provider of solutions and services focused on fuel dispensing, remote fuel management, point-of-sale and payment systems, environmental compliance, vehicle tracking and fleet management. The Automation & Specialty Components business consists of automation and engine retarder products. The Franchise Distribution business manufactures and distributes professional tools and a full-line of wheel service equipment.

Industrial Technologies Selected Financial Data

	Three Months Ended
($ in millions)	April 1, 2016	April 3, 2015
Sales	$777.3	$767.1
Operating profit	130.7	136.5
Depreciation	12.4	12.8
Amortization	5.4	5.2
Operating profit as a % of sales	16.8%	17.8%
Depreciation as a % of sales	1.6%	1.7%
Amortization as a % of sales	0.7%	0.7%

Components of Sales Growth

% Change Three Months Ended April 1, 2016 vs. Comparable 2015 Period
Existing businesses	2.5%
Acquisitions (divestitures), net	—%
Currency exchange rates	(1.0)%

Total	1.5%

Year-over-year price increases in the segment contributed 1.0% to sales growth during the three months ended April 1, 2016 and are reflected as a component of the change in sales from existing businesses.

Sales from existing businesses in the segment’s Transportation Technologies businesses grew at a high-single digit rate during the three months ended April 1, 2016, as compared to the comparable period of 2015, due primarily to strong increase in demand for dispenser systems, environmental compliance products and point-of-sale systems primarily in North America and to a lesser extent, in Asia. Customers in the United States continue to upgrade dispensers and point-of-sale systems to comply with deadlines for enhanced credit card security requirements based on the EMV global standard and the Company expects this trend to continue to drive growth for the next several years.

Sales from existing businesses in the segment’s Automation & Specialty Components business declined at a high-single digit rate during the three months ended April 1, 2016, as compared to the comparable period of 2015. Continued growth in North American defense related end-markets and increased year-over-year demand in Europe, were more than offset by lower year-over-year demand in agricultural, construction and industrial automation-related end-markets and the segment’s engine retarder business.

Sales from existing businesses in the segment’s Franchise Distribution business grew at a mid-single digit rate during the three months ended April 1, 2016, as compared to the comparable period of 2015, due primarily to continued net increases in franchisees, higher demand for tool storage solutions and professional tool products, and new product offerings primarily in the United States.

Operating profit margins decreased 100 basis points during the three months ended April 1, 2016 as compared to the comparable period of 2015. Higher 2016 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and productivity improvement initiatives taken in 2015 were more than offset by incremental year-over-year costs associated with various growth investments, new product development initiatives and the continued effect of a strong U.S. dollar.

COST OF SALES AND GROSS PROFIT

	Three Months Ended
($ in millions)	April 1, 2016	April 3, 2015
Sales	$1,474.7	$1,513.5
Cost of sales	(779.5)	(782.8)

Gross profit	695.2	730.7
Gross profit margin	47.1%	48.3%

The year-over-year decrease in cost of sales during the three months ended April 1, 2016 as compared to the comparable period in 2015, is due primarily to the impact of lower year-over-year sales volumes, the strong U.S. dollar, and incremental year-over-year cost savings associated with restructuring and productivity improvement actions taken in 2015.

The year-over-year decrease in gross profit during the three months ended April 1, 2016 as compared to the comparable period in 2015, is due primarily to the unfavorable impact of lower year-over-year sales volumes, costs associated with various growth investments and the continued impact of the strong U.S. dollar, partially offset by incremental year-over-year cost savings associated with 2015 restructuring activities, continued productivity improvements and favorable year-over-year price increases.

OPERATING EXPENSES

	Three Months Ended
($ in millions)	April 1, 2016	April 3, 2015
Sales	$1,474.7	$1,513.5
Selling, general and administrative (“SG&A”) expenses	338.5	341.5
Research and development (“R&D”) expenses	93.7	95.1
SG&A as a % of sales	23.0%	22.6%
R&D as a % of sales	6.4%	6.3%

SG&A expenses decreased during the three months ended April 1, 2016 as compared to the comparable period of 2015 due primarily to the impact of currency translation. SG&A expenses as a percentage of sales increased 40 basis points on a year-over-year basis for the three months ended April 1, 2016 as compared with the comparable period of 2015. The increase in SG&A expense as a percentage of sales reflects continued investments in the Company’s sales and marketing growth initiatives as well as the impact of lower sales volumes during the period.

R&D expenses decreased during the three months ended April 1, 2016 as compared to the comparable period of 2015 due primarily to the impact of currency translation. R&D expenses as a percentage of sales increased 10 basis points during the three months ended April 1, 2016 as compared to the comparable period of 2015 due to continued investment in new product development initiatives, as well as the impact of lower sales volumes during the period.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

Combined sales for the year ended December 31, 2015 decreased 2.5% compared to 2014. Sales from existing businesses contributed 2.5% growth on a year-over-year basis. Sales of acquired businesses, net of dispositions, had a negligible impact on year-over-year revenue growth. The impact of currency translation reduced reported sales by 5.0% as the U.S. dollar was, on average, stronger against other major currencies during 2015 as compared to 2014.

Combined sales for the year ended December 31, 2014 increased 6.5% compared to 2013. Sales from existing businesses contributed 4.0% growth and sales from acquired businesses, net of dispositions contributed 3.0% growth on a year-over-year basis. The impact of currency translation reduced reported sales by 0.5% as the U.S. dollar was, on average, stronger against other major currencies during 2014 as compared to 2013.

Operating profit margins were 20.5% for the year ended December 31, 2015 as compared to 19.7% in 2014. The following factors impacted year-over-year operating profit margin comparisons.

2015 vs. 2014 operating profit margin comparisons were favorably impacted by:

•	Higher 2015 sales volumes, the incremental year-over-year cost savings associated with restructuring actions and continuing productivity improvement initiatives, and the impact of transition services agreements, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments and the effect of a stronger U.S. dollar in 2015 - 85 basis points

•	Lower year-over-year costs associated with restructuring actions - 25 basis points

2015 vs. 2014 operating profit margin comparisons were unfavorably impacted by:

•	The incremental net dilutive effect of acquired businesses and the impairment of certain trade names used in the Industrial Technologies segment in 2015 - 30 basis points

Operating profit margins were 19.7% for the year ended December 31, 2014 as compared to 19.2% in 2013. The following factors impacted year-over-year operating profit margin comparisons.

2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•	Higher 2014 sales volumes and incremental year-over-year cost savings associated with restructuring actions and continuing productivity improvement initiatives, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 130 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	The incremental net dilutive effect in 2014 of acquired businesses and dispositions - 80 basis points

Business Segments

Sales by business segment for the years ended December 31 are as follows ($ in millions):

	2015	2014	2013
Professional Instrumentation	$2,974.2	$3,121.6	$2,970.7
Industrial Technologies	3,204.6	3,215.6	2,991.2

Total	$6,178.8	$6,337.2	$5,961.9

PROFESSIONAL INSTRUMENTATION

Professional Instrumentation Selected Financial Data

	For the Year Ended December 31
($ in millions)	2015	2014	2013
Sales	$2,974.2	$3,121.6	$2,970.7
Operating profit	694.8	691.6	628.2
Depreciation	35.2	36.5	40.5
Amortization	68.3	70.9	68.5
Operating profit as a % of sales	23.4%	22.2%	21.1%
Depreciation as a % of sales	1.2%	1.2%	1.4%
Amortization as a % of sales	2.3%	2.3%	2.3%

Components of Sales Growth

	2015 vs. 2014	2014 vs. 2013
Existing businesses	—%	3.0%
Acquisitions	—%	2.5%
Currency exchange rates	(4.5)%	(0.5)%

Total	(4.5)%	5.0%

2015 COMPARED TO 2014

Price increases in the segment contributed 1.0% to year-over-year sales growth during 2015 as compared to 2014 and are reflected as a component of the change in sales from existing businesses.

Sales from existing businesses in the segment’s Advanced Instrumentation & Solutions businesses increased slightly during 2015 as compared to 2014. Field solutions products grew at a low-single digit rate driven by increased year-over-year demand for electrical, calibration, thermography, networking and biomedical products as well as online condition-based monitoring equipment. Geographically, demand for field solutions products increased in Asia, Western Europe and the Middle East. Sales of product realization services and products declined at a low-single digit rate during 2015 as compared to 2014. Increased year-over-year demand for next-generation oscilloscopes and video network monitoring products and services was more than offset by decreased demand across all other major product and service lines. Geographically, demand increased for product realization services and products in China and Western Europe, but was more than offset by softer demand in Russia, Latin America, North America and Japan.

Sales from existing businesses in the segment’s Sensing Technologies business declined at a mid-single digit rate during 2015 as compared to 2014 due to lower demand in all major end-markets. Geographically, decreased year-over-year demand in North America and Western Europe was partially offset by sales growth in China and Latin America.

Operating profit margins increased 120 basis points during 2015 as compared to 2014 due primarily to incremental year-over-year cost savings associated with restructuring actions and continuing productivity improvement initiatives, and the impact of transition services agreements, net of incremental year-over-year costs associated with various new product development, sales and marketing growth investments and the effect of a stronger U.S. dollar in 2015.

2014 COMPARED TO 2013

Price increases in the segment contributed 0.5% to year-over-year sales growth during 2014 as compared with 2013 and are reflected as a component of the change in sales from existing businesses.

Sales from existing businesses in the segment’s Advanced Instrumentation & Solutions businesses grew at a low-single digit rate during 2014 as compared to 2013 primarily due to increased year-over-year sales of field solutions and product realization services and products. Field solutions products grew at a low-single digit rate year-over-year driven by electrical, networking, and calibration products and strong sales of new product offerings. Geographically, demand for field solutions products increased across all major geographies. Sales of product realization services and products grew at a low-single digit rate during 2014 as compared to 2013 primarily due to increased sales of general purpose test products driven by new product offerings and video monitoring products. Geographically, demand increased in North America, China, Western Europe and Latin America.

Sales from existing businesses in the segment’s Sensing Technologies business grew at a mid-single digit rate during 2014 as compared to 2013, primarily due to increased demand in North American distribution and technology, defense and energy related end-markets. Geographically, sales growth was led by increased demand in North America, Western Europe and China.

Operating profit margins increased 110 basis points during 2014 as compared to 2013. The following factors impacted year-over-year operating profit margin comparisons.

2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•	Higher 2014 sales volumes and incremental year-over-year cost savings associated with restructuring actions and continuing productivity improvement initiatives, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments -110 basis points

•	Lower year-over-year costs associated with restructuring actions - 30 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	The incremental net dilutive effect of acquisitions - 30 basis points

INDUSTRIAL TECHNOLOGIES

Industrial Technologies Selected Financial Data

	For the Year Ended December 31
($ in millions)	2015	2014	2013
Sales	$3,204.6	$3,215.6	$2,991.2
Operating profit	617.2	597.0	552.5
Depreciation	52.9	51.3	37.7
Amortization	20.5	19.3	13.0
Operating profit as a % of sales	19.3%	18.6%	18.5%
Depreciation as a % of sales	1.7%	1.6%	1.3%
Amortization as a % of sales	0.6%	0.6%	0.4%

Components of Sales Growth

	2015 vs. 2014	2014 vs. 2013
Existing businesses	5.0%	5.5%
Acquisitions (divestitures), net	—%	3.0%
Currency exchange rates	(5.0)%	(1.0)%

Total	—%	7.5%

2015 COMPARED TO 2014

Price increases in the segment had a negligible impact on year-over-year sales growth during 2015 as compared to 2014 and are reflected as a component of the change in sales from existing businesses.

Sales from existing businesses in the segment’s Transportation Technologies business grew at a mid-single digit rate during 2015 as compared to 2014, as year-over-year demand for the business’ dispenser systems, service and point-of-sale systems continued to be strong in North America and India during 2015. Customers, predominantly in the United States, have begun to upgrade point-of-sale systems to comply with deadlines for enhanced credit card security requirements based on the Europay, MasterCard and Visa (“EMV”) global standard and the Company expects this trend to continue to drive growth for the next several years. This growth was partially offset by lower year-over-year sales of retail petroleum products in the Middle East, Russia and Western Europe, largely due to softness in demand from integrated oil companies.

Sales from existing businesses in the segment’s Automation & Specialty Components business increased slightly during 2015 as compared to 2014. A strong increase in year-over-year demand in technology and defense related end-markets in North America and distribution and industrial automation related end-markets in Europe, was largely offset by lower demand in North American distribution and industrial automation related end-markets as well as agricultural related end-markets in North America and Europe. Sales in the engine retarder business were essentially flat on a year-over-year basis, with stronger demand in North America and Europe offset by softer demand in China. Year-over-year sales comparisons are also adversely affected by the sale of the Company’s EVS/hybrid product line in the third quarter of 2014, which has not been treated as a discontinued operation and the impact of which is reflected in “Acquisitions (divestitures), net” in the Components of Sales Growth table above. See Note 4 to the Combined Financial Statements for the year ended December 31, 2015 for additional information related to this transaction.

Sales from existing businesses in the segment’s Franchise Distribution business grew at a low-double digit rate during 2015 as compared to 2014, due to continued strong demand for tool storage solutions as well as increases in the number of franchisees, primarily in the United States.

Operating profit margins increased 70 basis points during 2015 as compared to 2014. The following factors impacted year-over-year operating profit margin comparisons.

2015 vs. 2014 operating profit margin comparisons were favorably impacted by:

•	Higher 2015 sales volumes, incremental year-over-year cost savings associated with restructuring actions and continuing productivity improvement initiatives, net of incremental year-over-year costs associated with various new product development, sales and marketing growth investments and the effect of a stronger U.S. dollar in 2015 - 85 basis points

•	Lower year-over-year costs associated with restructuring actions - 40 basis points

2015 vs. 2014 operating profit margin comparisons were unfavorably impacted by:

•	The impairment of certain trade names used in the segment recorded in the third quarter of 2015 and the incremental net dilutive effect of acquisitions in 2014 - 55 basis points

2014 COMPARED TO 2013

Price increases in the segment contributed 0.5% to sales growth on a year-over-year basis during 2014 as compared to 2013 and are reflected as a component of the change in sales from existing businesses.

Sales from existing businesses in the segment’s Transportation Technologies business grew at a mid-single digit rate during 2014 as compared to 2013. Demand for the business’ dispenser systems was particularly strong in North America during 2014. Continued strong demand for point-of-sale systems, service and vapor recovery products in most major geographies also contributed to year-over-year sales growth.

Sales from existing businesses in the segment’s Automation & Specialty Components business grew at a mid-single digit rate during 2014 as compared to 2013. Improved year-over-year demand in industrial automation, North America distribution, medical related end-markets and strong demand in engine retarder products was partially offset by lower year-over-year demand in technology, agricultural and defense related end-markets and the effect of exiting certain low-margin original equipment manufacturer (“OEM”) product lines which negatively impacted the first half of 2014. Geographically, strong year-over-year demand in China and other high-growth markets as well as moderate sales growth in North America, more than offset year-over-year sales declines in Europe. Year-over-year sales comparisons are also adversely affected by the sale of the Company’s EVS/hybrid product line in the third quarter of 2014, which has not been treated as a discontinued operation and the impact of which is reflected in “Acquisitions (divestitures), net” in the Components of Sales Growth table above. See Note 4 to the Combined Financial Statements for the year ended December 31, 2015 for additional information related to this transaction.

Sales from existing businesses in the segment’s Franchise Distribution business grew at a high-single digit rate during 2014 as compared to 2013, primarily due to a strong net increase in franchisees, higher demand for hardline and powered tool products and new product offerings in North America.

Operating profit margins increased 10 basis points during 2014 as compared to 2013. The following factors impacted year-over-year operating profit margin comparisons.

2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•	Higher 2014 sales volumes and incremental year-over-year cost savings associated with restructuring actions and continuing productivity improvement initiatives, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 170 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year costs associated with restructuring actions - 30 basis points

•	The incremental net dilutive effect of acquisitions and the product line disposition in 2014 - 130 basis points

Depreciation and amortization as a percentage of sales each increased during 2014 as compared to 2013 due primarily to business acquisitions in 2013. The inclusion of a full year of these incremental depreciation and amortization expenses in 2014 drove the increase.

COST OF SALES AND GROSS PROFIT

	For the Year Ended December 31
($ in millions)	2015	2014	2013
Sales	$6,178.8	$6,337.2	$5,961.9
Cost of sales	(3,183.5)	(3,288.0)	(3,097.9)

Gross profit	2,995.3	3,049.2	2,864.0
Gross profit margin	48.5%	48.1%	48.0%

Cost of sales decreased on a year-over-year basis during 2015 as compared to 2014, due primarily to the effect of a stronger U.S. dollar, incremental year-over-year cost savings associated with restructuring actions and continued productivity improvement initiatives and lower year-over-year costs associated with restructuring actions, partially offset by the impact of higher year-over-year sales volumes.

Cost of sales increased on a year-over-year basis during 2014 as compared to 2013, due primarily to the impact of higher year-over-year sales volumes, acquisitions completed in 2013 and 2014 and incremental year-over-year costs associated with continuing productivity improvement initiatives. These factors were partially offset by incremental year-over-year cost savings associated with restructuring actions and continued productivity improvement initiatives.

Gross profit margins increased 40 basis points on a year-over-year basis during 2015 as compared to 2014, due primarily to the favorable impact of higher year-over-year sales volumes and incremental year-over-year cost savings associated with restructuring actions and continued productivity improvement initiatives.

Gross profit margins increased 10 basis points on a year-over-year basis during 2014 as compared to 2013, due primarily to the favorable impact of higher year-over-year sales volumes and incremental year-over-year cost savings associated with restructuring actions and continued productivity improvement initiatives.

OPERATING EXPENSES

	For the Year Ended December 31
($ in millions)	2015	2014	2013
Sales	$6,178.8	$6,337.2	$5,961.9
Sales, general and administrative (“SG&A”) expenses	1,347.9	1,416.3	1,342.5
Research and development (“R&D”) expenses	377.7	387.6	378.3
SG&A as a % of sales	21.8%	22.3%	22.5%
R&D as a % of sales	6.1%	6.1%	6.3%

The year-over-year decrease in SG&A expenses reflects incremental year-over-year investments in the Company’s sales and marketing growth initiatives which were more than offset by the effect of a stronger U.S.

dollar in 2015, year-over- year cost savings associated with restructuring actions, the impact of continuing productivity improvement initiatives and the impact of transition services agreements. SG&A expense as a percentage of sales decreased 50 basis points on a year-over-year basis as compared to 2014 and benefited from the increased leverage of the Company’s general and administrative cost base resulting from higher 2015 sales volumes.

SG&A expenses as a percentage of sales decreased 20 basis points on a year-over-year basis during 2014 as compared to 2013. The year-over-year increase in SG&A expenses reflects incremental year-over-year investments in sales and marketing growth initiatives, higher corporate expenses and incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives, partially offset by year-over-year cost savings associated with restructuring actions and continuing productivity improvement initiatives. This negative factor was more than offset by the benefit of increased leverage of the Company’s general and administrative cost base resulting from higher 2014 sales.

R&D expenses (consisting principally of internal and contract engineering personnel costs) as a percentage of sales were flat on a year-over-year basis in 2015 as compared to 2014. R&D expenses as a percentage of sales decreased 20 basis points on a year-over-year basis in 2014 as compared to 2013 due primarily to increased leverage of the existing cost base due to higher sales.

GAIN ON SALE OF PRODUCT LINE

In August 2014, the Company completed the divestiture of its EVS/hybrid product line for a sale price of $87 million in cash. This product line, which was part of the Industrial Technologies segment, had revenues of approximately $60 million in 2014 prior to the divestiture and approximately $100 million in 2013. Operating results of the product line were not significant to segment or overall Company reported results. The Company recorded a pretax gain on the sale of the product line of $34 million ($26 million after-tax) in its 2014 results. Subsequent to the sale, the Company has no continuing involvement in the EVS/hybrid product line.

INCOME TAXES

General

Income tax expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in the Company’s financial statements. The Company records the tax effect of discrete items and items that are reported net of their tax effects in the period in which they occur.

The Company’s effective tax rate can be affected by changes in the mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities and changes in tax laws, including legislative policy changes that may result from the Organization for Economic Co-operation and Development’s initiative on Base Erosion and Profit Shifting.

The Company conducts business globally, and, as part of its global business, Danaher files numerous income tax returns in the United States federal, state and foreign jurisdictions. The countries in which the Company has a significant presence that have lower statutory tax rates than the United States include China, Germany and the United Kingdom. The Company’s ability to obtain a tax benefit from lower statutory tax rates outside of the United States is dependent on its levels of taxable income in these foreign countries. The Company believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on the Company’s financial statements given the geographic dispersion of the Company’s taxable income.

The Parent and its subsidiaries (including the businesses of the Company) are routinely examined by various domestic and international taxing authorities. The Internal Revenue Service (“IRS”) has completed examinations of certain of Danaher’s federal income tax returns through 2009 and is currently examining certain of Danaher’s federal income tax returns for 2010 through 2013. In addition, Danaher has subsidiaries (including the businesses of the Company) in Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, India, Italy, Japan, Malaysia, Singapore, Sweden, the United Kingdom and various other countries, states and provinces that are currently under audit for years ranging from 2003 through 2014.

As part of Danaher, the amount of income taxes the Company pays is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of its global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions, and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary. For a discussion of risks related to these and other tax matters, please refer to “Risk Factors” in this information statement.

Comparison of the Three Months Ended April 1, 2016 and April 3, 2015

The Company’s effective tax rate for three months ended April 1, 2016 was 30.8%, as compared to 30.7% for the three months ended April 3, 2015. The Company’s effective tax rate for 2016 and 2015 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate. The effective tax rate in both periods was reduced by the impact of discrete items including reductions of accruals for tax contingencies and the resolution of certain worldwide tax matters.

The effective tax rate for the balance of 2016 is forecasted to be approximately 32.0% based on the projected mix of earnings before tax by jurisdiction, excluding the impact of any matters that would be treated as “discrete.” The actual mix of earnings by jurisdiction could fluctuate from the Company’s projection which would impact the Company’s effective tax rate for the period. In addition, the tax effects of discrete items, including accruals related to tax contingencies, the resolution of certain worldwide tax matters, tax audit settlements, statute of limitations expirations and changes in tax regulations, are reflected in the period in which they occur. As a result, it is reasonably possible that the actual effective tax rate used for financial reporting purposes will change in future periods.

Comparison of the Years Ended December 31, 2015, 2014 and 2013

The Company’s effective tax rate for the years ended December 31, 2015, 2014 and 2013 was 32.0%, 30.9% and 27.3%, respectively.

The Company’s effective tax rate for each of 2015, 2014 and 2013 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate and from the reinstatement of certain tax benefits and credits resulting from the enactment of the Protecting Americans from Tax Hikes Act of 2015, the Tax Increase Prevention Act of 2014 and the America Tax Relief Act of 2012. In addition, the effective tax rate of 27.3% in 2013 includes tax benefits from the release of reserves resulting from the expiration of statutes of limitations.

COMPREHENSIVE INCOME

Comparison of the Three Months Ended April 1, 2016 and April 3, 2015

Comprehensive income increased $96 million for the three months ended April 1, 2016 as compared to the comparable period of 2015, due primarily to favorable year-over-year changes in foreign currency translation during the first three months of 2016. For the three months ended April 1, 2016, the Company recorded a foreign currency translation gain of $22 million compared to a translation loss of $101 million for the three months ended April 3, 2015. The benefit was partially offset by lower net earnings and pension adjustments during the three months ended April 1, 2016 compared to the comparable 2015 period.

Comparison of the Years Ended December 31, 2015 and December 31, 2014

Comprehensive income increased by $40 million in 2015 as compared to 2014. Net earnings decreased by $20 million, which was more than offset by favorable year-over-year changes in foreign currency translation and pension benefit adjustments. The Company recorded a foreign currency translation loss of $132 million in 2015 compared to a translation loss of $154 million in 2014. The Company recorded a pension benefit adjustments gain of $18 million in 2015 compared to a loss of $19 million in 2014.

Comparison of the Years Ended December 31, 2014 and December 31, 2013

Comprehensive income decreased by $156 million in 2014 as compared to 2013. Higher net earnings were offset by the impact of foreign currency translation adjustments resulting from the effect of a stronger U.S. dollar compared to most major currencies during the year and pension benefit adjustments. The Company recorded a foreign currency translation loss of $154 million in 2014 compared to a translation gain of $32 million in 2013. Pension benefit adjustments resulted in a loss of $19 million in 2014 compared to a gain of $3 million in 2013.

INFLATION

The effect of inflation on the Company’s revenues and net earnings was not significant in the three months ended April 1, 2016 and April 3, 2015 or any of the years ended December 31, 2015, 2014 or 2013.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to market risk from changes in foreign currency exchange rates, credit risk and commodity prices, each of which could impact its financial statements. The Company generally addresses its exposure to these risks through its normal operating and financing activities. In addition, the Company’s broad-based business activities help to reduce the impact that volatility in any particular area or related areas may have on its operating profit as a whole.

Currency Exchange Rate Risk

The Company faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than the Company’s functional currency or the functional currency of an applicable subsidiary. The Company also faces translational exchange rate risk related to the translation of financial statements of our foreign operations into U.S. dollars, the Company’s functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, the Company is exposed to movements in the exchange rates of various currencies against the U.S. dollar. The effect of a change in currency exchange rates on the Company’s net investment in international subsidiaries is reflected in the accumulated other comprehensive income (loss) component of Parent’s equity. A 10% depreciation in major currencies relative to the U.S. dollar as of December 31, 2015 would have resulted in a reduction of Parent’s equity of approximately $166 million.

Currency exchange rates negatively impacted reported sales in the three months ended April 1, 2016 by 1.5% as compared to the comparable period in 2015, as the U.S. dollar was, on average, stronger against most major currencies during the first quarter of 2016 as compared to exchange rate levels during the first quarter of 2015. Currency exchange rates negatively impacted full year 2015 reported sales by 5.0% as compared to 2014, as the U.S. dollar was, on average, stronger against most major currencies during 2015 as compared to exchange rate levels during 2014.

If the exchange rates in effect as of April 1, 2016 were to prevail throughout 2016, currency exchange rates would negatively impact 2016 estimated sales by approximately 0.5% relative to the Company’s performance in 2015. Additional strengthening of the U.S. dollar against other major currencies would further adversely impact the Company’s sales and results of operations on an overall basis. Any weakening of the U.S. dollar against other major currencies would positively impact the Company’s sales and results of operations.

The Company has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales, profit, and assets and liabilities in the Company’s combined financial statements.

Credit Risk

Concentrations of credit risk arising from receivables from customers are limited due to the geographic and business diversity of the Company’s customers. The Company’s businesses perform credit evaluations of their customers’ financial conditions as appropriate and also obtain collateral or other security when appropriate.

Commodity Price Risk

For a discussion of risks relating to commodity prices, refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

LIQUIDITY AND CAPITAL RESOURCES

As part of Danaher, the Company is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Net Parent investment account of the Company. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in its combined financial statements. During the years ended December 31, 2015, 2014 and 2013, and the three months ended April 1, 2016 and April 3, 2015, the Company generated sufficient cash from operating activities to fund its operating and investing activities. Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating and investing activities. The Company continues to generate substantial cash from operating activities and believes that its operating cash flow and other sources of liquidity will be sufficient to allow it to continue investing in existing businesses, consummating strategic acquisitions and managing its capital structure on a short and long-term basis. Prior to the separation and distribution, Fortive expects it will (i) issue $300 million aggregate principal amount of 1.800% senior notes due 2019 (the “2019 Notes”), $750 million aggregate principal amount of 2.350% senior notes due 2021 (the “2021 Notes”), $900 million aggregate principal amount of 3.150% senior notes due 2026 (the “2026 Notes”) and $550 million aggregate principal amount of 4.300% senior notes due 2046 (the “2046 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2026 Notes, the “Notes”), (ii) enter into a credit agreement with a syndicate of banks providing for a three-year $500 million senior Term Loan Facility and a five-year $1.5 billion senior Revolving Credit Facility, and (iii) issue commercial paper supported by the Revolving Credit Facility. Fortive expects these financing activities to yield proceeds of approximately $3.25 billion, of which approximately $3.0 billion will be paid to Danaher as consideration for the contribution of assets to Fortive by Danaher in connection with the separation. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Fortive’s Businesses” for more information.

Following is an overview of the Company’s cash flows and liquidity:

Overview of Cash Flows and Liquidity

	Three Months Ended		Years Ended December 31,
($ in millions)	April 1, 2016	April 3, 2015	2015	2014	2013
Net cash provided by operating activities	$177.2	$94.6	$1,009.0	$946.7	$1,030.2

Cash paid for acquisitions	$(12.8)	$—	$(37.1)	$(289.0)	$(433.8)
Payments for additions to property, plant and equipment	(28.4)	(24.1)	(120.1)	(102.6)	(81.1)
Proceeds from sale of a product line	—	—	—	86.7	—
All other investing activities	2.0	2.6	(16.9)	13.8	3.5

Net cash used in investing activities	$(39.2)	$(21.5)	$(174.1)	$(291.1)	$(511.4)

Net cash used in financing activities	$(138.0)	$(73.1)	$(834.9)	$(655.6)	$(518.8)

Comparison of the Three Months Ended April 1, 2016 and April 3, 2015

Cash flows from operations increased $83 million during the three months ended April 1, 2016 as compared to the comparable period of 2015 due primarily to cash flow increases generated from lower investments in working capital in the three months ended April 1, 2016 as compared to the comparable period of 2015 due primarily to higher collections of trade accounts receivable. Net cash used in investing activities increased $18 million during the three months ended April 1, 2016 as compared to the comparable period of 2015, principally due to the business acquisition during 2016. Cash used in financing activities increased $65 million during the three months ended April 1, 2016 as compared to the comparable period in 2015, as higher levels of available cash were returned to Danaher.

Comparison of the Years Ended December 31, 2015 and December 31, 2014

Cash flows from operations increased $62 million during 2015 as compared to 2014 due primarily to cash generated from higher operating profit in 2015 and lower investments in working capital in 2015 as compared to 2014. Net cash used in investing activities decreased $117 million during 2015 as compared to 2014, principally due to lower levels of acquisitions during 2015. Net cash used in financing activities increased $179 million during 2015 as compared to 2014, as more cash was transferred to Danaher due to increases in operating cash flows and less cash used in investing activities.

Comparison of the Years Ended December 31, 2014 and December 31, 2013

Cash flows from operations decreased $84 million during 2014 as compared to 2013. Cash flow increases generated from higher operating profit were more than offset by increased investments in working capital. Cash paid for acquisitions constituted the most significant use of cash in 2014. Net cash used in investing activities decreased $220 million during 2014 as compared to 2013, due primarily to lower levels of acquisition expenditures during 2014 and proceeds from the divestiture of the EVS/hybrid product line in 2014. Net cash used in financing activities increased $137 million during 2014 as compared to the comparable period in 2013, as more cash was transferred to Danaher due to less cash being used in investing activities.

Capital Expenditures

Capital expenditures are made primarily for increasing capacity, replacing equipment, supporting new product development, improving information technology systems and the manufacturing of equipment used in revenue generating arrangements with certain of the Company’s customers. Capital expenditures totaled $28 million for the three months ended April 1, 2016 and $120 million, $103 million and $81 million in each of the years ended December 31, 2015, 2014 and 2013.

Contractual Obligations

The following table sets forth, by period due or year of expected expiration, as applicable, a summary of the Company’s contractual obligations as of December 31, 2015 under (1) capital lease obligations and other, (2) operating leases, (3) purchase obligations and (4) other long-term liabilities reflected on the Company’s balance sheet under GAAP. There were no material changes in the Company’s contractual obligations during the quarter ended April 1, 2016. The amounts presented in the table below include $191 million of noncurrent gross unrecognized tax benefits. However, the timing of these liabilities is uncertain, and therefore, they have been included in the “More than 5 Years” column in the table below. Refer to Note 11 to the Combined Financial Statements for the year ended December 31, 2015 for additional information on unrecognized tax benefits. Certain of our acquisitions also involve the potential payment of contingent consideration. The table below does not reflect any such obligations, as the timing and amounts of any such payments are uncertain. Refer to “—Off-Balance Sheet Arrangements” for a discussion of other contractual obligations that are not reflected in the table below.

($ in millions)	Total	Less Than One Year	1-3 Years	3-5 Years	More Than 5 Years
Capital lease obligations and other (a)	$7.1	$2.8	$1.3	$0.5	$2.5
Operating lease obligations (b)	150.8	42.0	54.8	32.7	21.3
Purchase obligations (c)	333.3	321.3	11.8	0.1	0.1
Other long-term liabilities reflected on the Company’s balance sheet under GAAP (d)	704.6	—	103.0	81.7	519.9

Total	$1,195.8	$366.1	$170.9	$115.0	$543.8

(a)	Represent capital lease and other obligations and related interest payments and are projected for future periods using the interest rates in effect as of December 31, 2015. Certain of these projected interest payments may differ in the future based on changes in market interest rates.
(b)	As described in Note 13 to the Combined Financial Statements for the year ended December 31, 2015, certain leases require the Company to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises. These future costs are not included in the schedule above.
(c)	Consist of agreements to purchase goods or services that are enforceable and legally binding on the Company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction.
(d)	Primarily consist of obligations under product service and warranty policies and allowances, performance and operating cost guarantees, estimated environmental remediation costs, self-insurance and litigation claims, post-retirement benefits, pension benefit obligations, deferred tax liabilities and deferred compensation obligations. The timing of cash flows associated with these obligations is based upon management’s estimates over the terms of these arrangements and is largely based upon historical experience.

Off-Balance Sheet Arrangements

The following table sets forth, by period due or year of expected expiration, as applicable, a summary of off-balance sheet commitments of Parent, on behalf of the Company, as of December 31, 2015.

	Amount of Commitment Expiration per Period
($ in millions)	Total	Less Than One Year	1-3 Years	4-5 Years	More Than 5 Years
Guarantees	$81.8	$40.3	$15.1	$11.2	$15.2

Guarantees consist primarily of outstanding standby letters of credit, bank guarantees and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions.

Other Off-Balance Sheet Arrangements

The Company has from time to time divested certain of its businesses and assets. In connection with these divestitures, the Company often provides representations, warranties and/or indemnities to cover various risks and unknown liabilities, such as claims for damages arising out of the use of products or relating to intellectual property matters, commercial disputes, environmental matters or tax matters. The Company has not included any such items in the contractual obligations table above because they relate to unknown conditions and the Company cannot reasonably estimate the potential liabilities from such matters, but the Company does not believe it is reasonably possible that any such liability will have a material effect on the Company’s financial statements. In addition, as a result of these divestitures, as well as restructuring activities, certain properties leased by the Company have been sublet to third parties. In the event any of these third parties vacate any of these premises, the Company would be legally obligated under master lease arrangements. The Company believes that the financial risk of default by such sub-lessors is individually and in the aggregate not material to the Company’s financial statements.

In the normal course of business, the Company periodically enters into agreements that require it to indemnify customers, suppliers or other business partners for specific risks, such as claims for injury or property damage arising out of the Company’s products or services or claims alleging that Company products, services or software infringe third party intellectual property. The Company has not included any such indemnification provisions in the contractual obligations table above. Historically, the Company has not experienced significant losses on these types of indemnification obligations.

Legal Proceedings

Please refer to Note 14 to the Combined Financial Statements for the year ended December 31, 2015 included in this information statement for information regarding legal proceedings and contingencies, and for a discussion of risks related to legal proceedings and contingencies, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

CRITICAL ACCOUNTING ESTIMATES

Management’s discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s Combined Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.

The Company believes the following accounting estimates are most critical to an understanding of its financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period to period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 2 in the Company’s Combined Financial Statements for the year ended December 31, 2015.

Accounts Receivable: The Company maintains allowances for doubtful accounts to reflect probable credit losses inherent in its portfolio of receivables. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the allowances for doubtful accounts and, therefore, net income. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Company’s trade accounts, contract and finance receivable portfolios. The level of the allowances is based on many quantitative and qualitative factors including historical loss experience by receivable type, portfolio duration, delinquency trends, economic conditions and credit risk quality. The Company regularly performs detailed reviews of its accounts receivable portfolio to determine if an impairment has occurred and to assess the adequacy of the allowances. If the financial condition of the Company’s customers were to deteriorate with a severity, frequency and/or timing different from the Company’s assumptions, additional allowances would be required and the Company’s financial statements would be adversely impacted.

Inventories: The Company records inventory at the lower of cost or market value. The Company estimates the market value of its inventory based on assumptions of future demand and related pricing. Estimating the market value of inventory is inherently uncertain because levels of demand, technological advances and pricing competition in many of the Company’s markets can fluctuate significantly from period to period due to circumstances beyond the Company’s control. If actual market conditions are less favorable than those projected by management, the Company could be required to reduce the value of its inventory, which would adversely impact the Company’s financial statements. Refer to Note 5 in the Company’s Combined Financial Statements for the year ended December 31, 2015.

Acquired Intangibles: The Company’s business acquisitions typically result in the recognition of goodwill, in-process research and development and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that the Company may incur. Refer to Notes 2, 3 and 7 in the Company’s Combined Financial Statements for the year ended December 31, 2015 for a description of the Company’s policies relating to goodwill, acquired intangibles and acquisitions.

In performing its goodwill impairment testing, the Company estimates the fair value of its reporting units primarily using a market based approach. The Company estimates fair value based on multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by current trading market multiples of earnings for companies operating in businesses similar to each of the Company’s reporting units, in addition to recent market available sale transactions of comparable businesses. In evaluating the estimates derived by the market based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to its reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. In certain circumstances the Company also estimates fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. The discounted cash flow model requires judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.

As of December 31, 2015, the Company had eleven reporting units for goodwill impairment testing. Reporting units resulting from recent acquisitions generally present the highest risk of impairment. Management believes the impairment risk associated with these reporting units decreases as these businesses are integrated into the Company and better positioned for potential future earnings growth. The carrying value of the goodwill included in each individual reporting unit ranges from $7 million to $1.1 billion. The Company’s annual goodwill impairment analysis in 2015 indicated that in all instances, the fair values of the Company’s reporting units exceeded their carrying values and consequently did not result in an impairment charge. The excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units as of the annual testing date ranged from approximately 5% to approximately 900%. In order to evaluate the sensitivity of the fair value calculations used in the goodwill impairment test, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit and compared those hypothetical values to the reporting unit carrying values. Based on this hypothetical 10%

decrease, the excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units ranged from approximately -5% to approximately 800%. After applying the hypothetical 10% decrease, two reporting unit’s hypothetical fair values were approximately equal to or below their carrying value. Management evaluated other factors relating to the fair value of these reporting units, including using an income approach, market positions of the businesses, comparability of market sales transactions and financial and operating performance, and concluded no impairment charge was required.

The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets.

The Company has not identified any events or changes in circumstances which indicate a potential impairment of acquired intangibles during the first quarter of 2016.

If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect the Company’s financial statements.

Contingent Liabilities: As discussed in Note 14 to the Combined Financial Statements, the Company, is, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to its business (or the business operations of previously owned entities). The Company recognizes a liability for any contingency that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims and the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed in Note 14 to the Combined Financial Statements for the year ended December 31, 2015. If the reserves established by the Company with respect to these contingent liabilities are inadequate, the Company would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s financial statements.

Revenue Recognition: The Company derives revenues from the sale of products and services. Refer to Note 2 to the Company’s Combined Financial Statements for the year ended December 31, 2015 for a description of the Company’s revenue recognition policies.

Although most of the Company’s sales agreements contain standard terms and conditions, certain agreements contain multiple elements or non-standard terms and conditions. As a result, judgment is sometimes required to determine the appropriate accounting, including whether the deliverables specified in these agreements should be treated as separate units of accounting for revenue recognition purposes, and, if so, how the consideration should be allocated among the elements and when to recognize revenue for each element. The Company allocates revenue to each element in the contractual arrangement based on the selling price hierarchy that, in some instances, may require the Company to estimate the selling price of certain deliverables that are not sold separately or where third party evidence of pricing is not observable. The Company’s estimate of selling price impacts the amount and timing of revenue recognized in multiple element arrangements.

If the Company’s judgments regarding revenue recognition prove incorrect, the Company’s revenues in particular periods may be adversely affected.

Corporate Allocations: The Company has historically operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Company and are reflected as expenses in the accompanying financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Company. Refer to Note 9 to the Company’s Combined Condensed Financial Statements for the three months ended April 1, 2016 and to Note 17 to the Company’s Combined Financial Statements for the year ended December 31, 2015 for a description of the Company’s corporate allocations and related-party transactions.

Stock-Based Compensation: For a description of the Company’s stock-based compensation accounting practices, refer to Note 15 to the Company’s Combined Financial Statements for the year ended December 31, 2015. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require subjective assumptions, including the expected life of the awards, stock price volatility and expected forfeiture rate. The assumptions used in calculating the fair value of stock-based payment awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. If actual results are not consistent with management’s assumptions and estimates, the Company’s equity-based compensation expense could be materially different in the future.

Pension: For a description of the Company’s pension accounting practices, refer to Note 10 in the Company’s Combined Financial Statements for the year ended December 31, 2015. Calculations of the amount of pension costs and obligations depend on the assumptions used in the actuarial valuations, including assumptions regarding discount rates, expected return on plan assets, rates of salary increases, health care cost trend rates, mortality rates, and other factors. If the assumptions used in calculating pension and other post-retirement benefits costs and obligations are incorrect or if the factors underlying the assumptions change (as a result of differences in actual experience, changes in key economic indicators or other factors) the Company’s financial statements could be materially affected. A 50 basis point reduction in the discount rates used for the plans for 2015 would have increased the net obligation by $27 million ($18 million on an after tax basis) from the amounts recorded in the financial statements as of December 31, 2015.

The Company’s plan assets consist of various insurance contracts, equity and debt securities as determined by the administrator of each plan. The estimated long-term rate of return for the plans was determined on a plan by plan basis based on the nature of the plan assets and ranged from 2.3% to 6.0%. If the expected long-term rate of return on plan assets for 2015 was reduced by 50 basis points, pension expense for the plans for 2015 would have increased $1.0 million ($0.7 million on an after-tax basis).

Income Taxes: For a description of the Company’s income tax accounting policies, refer to Notes 2 and 11 to the Company’s Combined Financial Statements for the year ended December 31, 2015. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized which requires management to make judgments and estimates regarding: (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. Future changes to tax rates would also impact the amounts of deferred tax assets and liabilities and could have an adverse impact on the Company’s financial statements.

The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more-likely-than- not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Company re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires.

In addition, certain of Danaher’s tax returns are currently under review by tax authorities (see “—Results of Operations – Income Taxes” and Note 11 to the Combined Financial Statements for the year ended December 31,

2015). Management believes the positions taken in these returns are in accordance with the relevant tax laws. However, the outcome of these audits is uncertain and could result in the Company being required to record charges for prior year tax obligations which could have a material adverse impact to the Company’s financial statements, including its effective tax rate.

An increase in the Company’s 2015 nominal tax rate of 1.0% would have resulted in an additional income tax provision for the fiscal year ended December 31, 2015 of $13 million.

NEW ACCOUNTING STANDARDS

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718), which aims to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification of certain items on the statement of cash flows and accounting for forfeitures. For the Company, this standard is effective beginning January 1, 2017, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require, among other items, lessees to recognize a right-of-use asset and a lease liability for most leases. Extensive quantitative and qualitative disclosures, including significant judgments made by management, will be required to provide greater insight into the extent of revenue and expense recognized and expected to be recognized from existing contracts. The accounting applied by a lessor is largely unchanged from that applied under the current standard. The standard must be adopted using a modified retrospective transition approach and provides for certain practical expedients. For the Company, this standard is effective beginning January 1, 2019, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. On July 9, 2015, the FASB deferred the effective date of the standard by one year which results in the new standard being effective for the Company at the beginning of its first quarter of fiscal year 2018. In addition, during March and April 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) and ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, respectively, which clarified the guidance on reporting revenues as a principal versus an agent, identifying performance obligations and accounting for intellectual property licenses. The Company is currently assessing the impact that the adoption of the new standard will have on its financial statements and related disclosures, including possible transition alternatives.

In December 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The standard is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods and may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. In the fourth quarter of 2015, the Company early adopted this ASU on a prospective basis, and therefore, the December 31, 2015 Combined Balance Sheet and the April 1, 2016 Combined Condensed Balance Sheets reflect the new disclosure requirements.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments (Topic 805), which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. The new guidance requires that the cumulative impact of a measurement-period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified-eliminating the requirement to restate prior period financial statements. The ASU requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. During 2015, the Company chose to early adopt this ASU and therefore, disclosures included within the combined financial statements have been updated to reflect the new disclosure requirements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory (Topic 330), which modifies existing requirements regarding measuring inventory at the lower of cost or market. Under existing standards, the market amount requires consideration of replacement cost, net realizable value (“NRV”), and NRV less an approximately normal profit margin. The new ASU replaces market with NRV, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or NRV less an approximately normal profit margin when measuring inventory. For the Company, this standard is effective prospectively beginning January 1, 2017, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

In May 2015, the FASB issued ASU No. 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy investments for which fair values are estimated using the net asset value (“NAV”) practical expedient provided by Accounting Standards Codification 820, Fair Value Measurement. Disclosures about investments in certain entities that calculate NAV per share are limited under the new standard to those investments for which the Plan has elected to estimate the fair value using the NAV practical expedient. The ASU is effective for entities (other than public business entities) for fiscal years beginning after December 15, 2016, with retrospective application to all periods presented, with early adoption permitted. During 2015, the Company chose to early adopt this ASU and therefore, disclosures included within the combined financial statements have been updated to reflect the new disclosure requirements.

BUSINESS

The Company

Fortive is a diversified industrial growth company comprising businesses that are recognized leaders in attractive markets globally. We operate businesses that design, develop, manufacture, service and market professional and engineered products, software and services for a variety of end markets, building upon leading brand names, innovative technology and significant market positions. Our research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 40 countries across North America, Asia Pacific, Europe and Latin America.

We strive to create shareholder value through consistent and sustainable earnings growth, driven by continuous improvement in the operating performance of our existing businesses and acquisitions of other businesses that strategically fit within our existing business portfolio or expand our portfolio into new and attractive markets.

To accomplish these goals, we use a set of growth, lean and leadership tools and processes, which today are known as DBS, designed to continuously improve business performance in the critical areas of quality, delivery, cost, growth and innovation. Within the DBS framework, we pursue a number of ongoing strategic initiatives relating to idea generation, product development and commercialization, global sourcing of materials and services, manufacturing improvement and sales and marketing. DBS has a long and deep history within our businesses, many of which originated fundamental DBS tools and have driven results through DBS for decades. Following our separation from Danaher, our rights to the DBS tools and processes will continue pursuant to the DBS license agreement described under “Certain Relationships and Related Person Transactions—DBS License Agreement,” and we will continue using and developing these tools and processes under the name “Fortive Business System,” or “FBS.”

Our 2015 sales by geographic destination (geographic destination refers to the geographic area where the final sale to the Company’s customer is made) were: North America, 58% (including 55% in the United States); Europe, 18%; Asia Pacific, 18%, and all other regions, 6%. For additional information regarding sales by geography, please refer to Note 16 in the Combined Financial Statements included in this information statement.

Our industrial growth businesses have historically been operated as Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform. Today, our businesses are organized in two segments: Professional Instrumentation and Industrial Technologies.

•	Professional Instrumentation. Our Professional Instrumentation segment consists of our Advanced Instrumentation & Solutions and Sensing Technologies businesses. Fortive’s Advanced Instrumentation & Solutions business was primarily established through Danaher’s acquisitions of Qualitrol in the 1980’s, Fluke Corporation in 1998, Tektronix in 2007, Keithley Instruments in 2010 and numerous bolt-on acquisitions. Our Sensing Technologies business originated with Danaher’s acquisition of Chicago Pneumatic in the 1980’s and Gems Sensors in 1997.

•	Industrial Technologies. Our Industrial Technologies segment consists of our Transportation Technologies, Automation & Specialty Components and Franchise Distribution businesses. Fortive’s Transportation Technologies business originated with Danaher’s acquisition of Veeder-Root in the 1980’s and subsequently expanded through additional acquisitions, including the acquisitions of Gilbarco in 2002, Navman Wireless in 2012, Teletrac in 2013 and numerous bolt-on acquisitions. Fortive’s Automation & Specialty Components business was primarily established through Danaher’s acquisitions of Pacific Scientific Company in 1998, Kollmorgen Corporation in 2000 and Thomson Industries in 2002, as well as numerous other acquisitions. Fortive’s Franchise Distribution business was established through Danaher’s acquisitions of Matco Tools and Hennessy Industries in 1986.

Fortive’s headquarters are located at 6920 Seaway Blvd, Everett, WA 98203, and its telephone number is (425) 446-5000.

Fortive intends to maintain an Internet site at www.fortive.com. Fortive’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

Strategy

Our strategy is to maximize shareholder value through several key initiatives:

•	Build Sustainable Competitive Advantage Through Innovation That Our Customers Value. Our businesses typically hold leadership positions in their served markets, which are generally characterized by significant growth and profitability potential. In the markets we serve, our businesses strive to drive organic growth by prioritizing the voice of our customers in everything we do. Over time, our focus on customers’ needs has enabled us to innovate effectively in markets where competitive leadership can be attained and, over long periods, sustained. Innovation and product vitality are key factors in maintaining our market leadership positions. In many end markets, we are leading the evolution of solutions to more software-driven products and business models, where our long history of reliability and strong brands position our operating businesses at the key points of customer workflows.

•	Leverage Our Global Business Presence. Approximately 45% of our revenues are generated outside the United States, and we have significant operations around the world in key geographic markets. This reach has facilitated our entry into new markets, as we can harness existing sales channels, familiarity with local customer needs and regulations and our locally-based management resources. We expect to continue to prioritize development of localized solutions for high-growth markets around the world, with a strong local manufacturing and product development capability. We intend to continue to pursue acquisitions of businesses that complement our strategy in specific markets or regions.

•	Attract and Retain Talented Associates, We believe that our team of talented associates, united by a common culture employing DBS in pursuit of continuous improvement, provides us a significant competitive advantage. We seek to continue to attract, develop and retain world-class leaders and associates globally and to drive their engagement with our customer-centric approach. We will continue to closely align individual incentives to the objectives of the Company and its shareholders.

•	Drive Continuous Improvement Through Application of DBS. All of our businesses and associates use DBS to drive continuous improvement, measured by metrics such as quality, delivery, cost, growth and innovation. Through consistent application of DBS tools and principles, we have been able to drive industry-leading customer satisfaction and profitability in businesses that have been in our portfolio for years and significant improvement in growth and operating margins in businesses that we acquire. DBS extends well beyond lean concepts, to include methods for driving growth and innovation demanded in our markets.

•	Redeploy Our Free Cash Flow to Grow and Improve Our Businesses. We intend to continue to re-invest the substantial free cash flow generated by our existing businesses to drive innovation for organic growth and to acquire businesses that fit strategically or extend our portfolio into new and attractive markets. We believe that our management team has developed considerable skill in identifying, acquiring and integrating new businesses. Our track record of disciplined success in targeting and effectively integrating acquisitions is an important aspect of our growth strategy.

Strengths

We believe the Company has significant competitive strengths, including:

•	Leading Brands in Attractive Markets. Many of our operating companies have been leaders in their respective markets for decades and have built brand recognition and share positions that exceed that of many competitors.

•	Global Presence and Reach. We operate globally, with diverse sales channels, manufacturing operations and product development that enable us to competitively address local requirements. We have experienced management teams based in key markets around the world and a strong local presence in high-growth markets.

•	Best-in-Class Operating System. Our portfolio includes operating businesses that originated fundamental DBS tools and have driven results through DBS for decades. We believe that our ability to continually improve quality, delivery, cost, growth and innovation improve customer satisfaction and offer significant competitive advantage.

•	Experienced Management Team. Our management team predominantly consists of long-tenured leaders from Danaher who have a proven track record of success. The Company’s senior management has extensive industry experience and many years of service with Danaher.

Reportable Segments

The table below describes the percentage of our total annual revenues attributable to each of our two segments over each of the last three years ended December 31, 2015. For additional information regarding sales, operating profit and identifiable assets by segment, please refer to Note 16 in the Combined Financial Statements included in this information statement.

	2015	2014	2013
Professional Instrumentation	48%	49%	50%
Industrial Technologies	52%	51%	50%

Professional Instrumentation

Our Professional Instrumentation segment offers essential products, software and services used to create actionable intelligence by measuring and monitoring a wide range of physical parameters in industrial applications, including electrical current, radio frequency signals, distance, pressure and temperature. Customers for these products and services include industrial service, installation and maintenance professionals, designers and manufacturers of electronic devices and instruments, and other customers for whom precision and reliability are critical in their specific applications. 2015 sales for this segment by geographic destination were: North America, 51%; Europe, 18%; Asia Pacific, 24%, and all other regions, 7%. Our Professional Instrumentation segment consists of the following lines of business.

Advanced Instrumentation & Solutions

Our Advanced Instrumentation & Solutions business consists of:

•	Field Solutions. Our field solutions products include a variety of compact professional test tools, thermal imaging and calibration equipment for electrical, industrial, electronic and calibration applications, and online condition-based monitoring equipment for critical infrastructure in electrical utility and industrial applications. These products and associated software solutions measure voltage, current, resistance, power quality, frequency, pressure, temperature and air quality, among other parameters. Typical users of these products include electrical engineers, electricians, electronic technicians, medical technicians, and industrial service, installation and maintenance professionals. The business also makes and sells instruments, controls and monitoring systems used by maintenance departments in electric utilities and industrial facilities to monitor assets, including transformers, generators, motors and switchgear. Products are marketed under a variety of brands, including AMPROBE, FLUKE, FLUKE BIOMEDICAL, FLUKE NETWORKS and QUALITROL.

•	Product Realization. Our product realization services and products help developers and engineers convert concepts into finished products. Our test, measurement and monitoring products are used in the design, manufacturing and development of electronics, industrial, video and other advanced technologies. Typical users of these products and services include research and development engineers who design, de-bug, monitor and validate the function and performance of electronic components, subassemblies and end-products, and video equipment manufacturers, content developers and broadcasters. The business also provides a full range of design, engineering and manufacturing services and highly-engineered, modular components to enable conceptualization, development and launch of products in the medical diagnostics, cell therapy and consumer markets. Finally, the business designs, develops, manufactures and markets critical, highly-engineered energetic materials components in specialized vertical applications. Products and services are marketed under a variety of brands, including INVETECH, KEITHLEY, MAXTEK, PACIFIC SCIENTIFIC ENERGETIC MATERIALS COMPANY and TEKTRONIX.

Competition in the business is based on a number of factors, including the reliability, performance, ruggedness, ease of use, ergonomics and aesthetics of the product, the service provider’s relevant expertise with particular technologies and applications, as well as the other factors described under “—Competition.” Sales in the segment are generally made through independent distributors and direct sales personnel.

Sensing Technologies

Our Sensing Technologies business offers devices that sense, monitor and control operational or manufacturing variables, such as temperature, pressure, level, flow, turbidity and conductivity. Users of these products span a wide variety of industrial and manufacturing markets, including medical equipment, food and beverage, marine, industrial, off-highway vehicles, building automation and semiconductors. Our competitive advantage in these markets is based on our ability to apply advanced sensing technologies to a variety of customer needs, many of which are in demanding operating environments. Our modular products and agile supply chain enable rapid customization of solutions for unique operational requirements and which meet the lead-time needs of our customers. Competition in the business is based on a number of factors, including technology, application design expertise, lead time, channels of distribution, brand awareness, as well as the other factors described under “—Competition.” Products in this business are primarily marketed under a variety of brands, including ANDERSON-NEGELE, GEMS SENSORS and SETRA. Sales in the segment are generally made through direct sales personnel and independent distributors.

Manufacturing facilities of our Professional Instrumentation segment are located in North America, Europe and Asia.

Industrial Technologies

Our Industrial Technologies segment offers critical technical equipment, components, software and services for manufacturing, repair and transportation markets worldwide. We offer fueling, field payment, vehicle tracking and fleet management solutions that are used in commercial and private fleet applications, as well as precision motion-control and other specialty products and solutions that enable manufacturing and other process industries around the world to operate more effectively and efficiently. Customers for these products and services include fleet owners, industrial machine OEMs, commercial garages and other industrial customers. 2015 sales for this segment by geographic destination were: North America, 64%; Europe, 18%; Asia Pacific, 12% and all other regions, 6%. Our Industrial Technologies segment consists of the following lines of business.

Transportation Technologies

Our Transportation Technologies business is a leading worldwide provider of solutions and services focused on fuel dispensing, remote fuel management, point-of-sale and payment systems, environmental compliance, vehicle tracking and fleet management. This business consists of:

•	Retail/Commercial Petroleum. Our retail/commercial petroleum products include environmental monitoring and leak detection systems; vapor recovery equipment; fuel dispensers for petroleum and compressed natural gas; point-of-sale and secure electronic payment technologies for retail petroleum stations; submersible turbine pumps; and remote monitoring and outsourced fuel management services, including compliance services, fuel system maintenance, and inventory planning and supply chain support. Typical users of these products include independent and company-owned retail petroleum stations, high-volume retailers, convenience stores, and commercial vehicle fleets. Our retail/commercial petroleum products are marketed under a variety of brands, including ANGI, DOMS, GASBOY, GILBARCO, GILBARCO AUTOTANK and VEEDER-ROOT.

•	Telematics. Our telematics products include vehicle tracking and fleet management hardware and software solutions that fleet managers use to position and dispatch vehicles, manage fuel consumption and promote vehicle safety, compliance, operating efficiency and productivity. Typical users of these solutions span a variety of industries and include businesses and other organizations that manage vehicle fleets. Our telematics products are marketed under a variety of brands, including NAVMAN WIRELESS and TELETRAC.

Customers in this line of business choose suppliers based on a number of factors including product features, performance and functionality, the supplier’s geographic coverage and the other factors described under “—Competition.” Sales are generally made through independent distributors and our direct sales personnel.

Automation & Specialty Components

Our Automation & Specialty Components business provides a wide range of electromechanical and electronic motion control products (including standard and custom motors, drives and controls) and mechanical components (such as ball screws, linear bearings, clutches/brakes and linear actuators), as well as supplemental braking systems for commercial vehicles. The automation products are sold in various precision motion markets, such as the markets for packaging equipment, medical equipment, metal forming equipment, robotics and food and beverage processing applications. Customers are typically systems integrators who use our products in production and packaging lines and original equipment manufacturers that integrate our products into their machines and systems. Customers in this industry choose suppliers based on a number of factors, including product performance, the breadth of the supplier’s product offering, the geographic coverage offered by the supplier and the other factors described under “—Competition.” The business is also a leading worldwide supplier of supplemental braking systems for commercial vehicles, selling JAKE BRAKE brand engine retarders for class 6 through 8 vehicles and bleeder and exhaust brakes for class 3 through 7 vehicles. Customers are primarily major original equipment manufacturers of class 3 through class 8 vehicles, and typically choose suppliers based on their technical expertise and total cost of ownership. Products in this business are marketed under a variety of brands, including DYNAPAR, HENGSTLER, JAKE BRAKE, KOLLMORGEN, PORTESCAP and THOMSON. Sales are generally made through our direct sales personnel and independent distributors.

Franchise Distribution

Our Franchise Distribution business consists of:

•	Professional Tools. We manufacture and distribute professional tools, toolboxes and automotive diagnostic equipment through our network of franchised mobile distributors, who sell primarily to professional mechanics under the MATCO brand. Professional mechanics typically select tools based on relevant innovative features and the other factors described under “—Competition.”

•	Wheel Service Equipment. We produce a full-line of wheel service equipment including brake lathes, tire changers, wheel balancers, and wheel weights under the AMMCO, BADA and COATS brands. Typical users of these products are automotive tire and repair shops. Sales are generally made through our direct sales personnel and independent distributors. Competition in the wheel service equipment business is based on the factors described under “—Competition.”

Manufacturing facilities of our Industrial Technologies businesses are located in North America, South America, Europe and Asia.

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The following discussion includes information common to both of our segments.

Materials

Our manufacturing operations employ a wide variety of raw materials, including steel, copper, cast iron, electronic components, aluminum, plastics and other petroleum-based products. Prices of oil and gas also affect our costs for freight and utilities. We purchase raw materials from a large number of independent sources around the world. No single supplier is material, although for some components that require particular specifications or qualifications there may be a single supplier or a limited number of suppliers that can readily provide such components. We utilize a number of techniques to address potential disruption in and other risks relating to our supply chain, including in certain cases the use of safety stock, alternative materials and qualification of multiple supply sources. During 2015 we had no raw material shortages that had a material effect on our business. For a further discussion of risks related to the materials and components required for our operations, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

Intellectual Property

We own numerous patents, trademarks, copyrights, trade secrets and licenses to intellectual property owned by others. Although in aggregate our intellectual property is important to our operations, we do not consider any single patent, trademark, copyright, trade secret or license to be of material importance to any segment or to the business as a whole. From time to time we engage in litigation to protect our intellectual property rights. For a discussion of risks related to our intellectual property, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.” All capitalized brands and product names throughout this document are trademarks owned by, or licensed to, Danaher.

Competition

We believe that we are a leader in many of our served markets. Although our businesses generally operate in highly competitive markets, our competitive position cannot be determined accurately in the aggregate or by segment, since none of our competitors offer all of the same product and service lines or serve all of the same markets as we do. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors, including well-established regional competitors, competitors who are more specialized than we are in particular markets, as well as larger companies or divisions of larger companies with substantial sales, marketing, research, and financial capabilities. We face increased competition in a number of our served markets as a result of the entry of competitors based in low-cost manufacturing locations, and increasing consolidation in particular markets. The number of competitors varies by product and service line. Our management believes that we have a market leadership position in many of the markets we serve. Key competitive factors vary among our businesses and product and service lines, but include the specific factors noted above with respect to each particular business and typically also include price, quality, performance, delivery speed, applications expertise, distribution channel access, service and support, technology and innovation, breadth of product, service and software offerings and brand name recognition. For a discussion of risks related to competition, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

Seasonal Nature of Business

General economic conditions impact our business and financial results, and certain of our businesses experience seasonal and other trends related to the industries and end markets that they serve. For example, capital equipment sales are often stronger in the fourth calendar quarter and sales to OEMs are often stronger immediately preceding and following the launch of new products. However, as a whole, we are not subject to material seasonality.

Working Capital

We maintain an adequate level of working capital to support our business needs. There are no unusual industry practices or requirements relating to working capital items in either of our reportable segments. In addition, our sales and payment terms are generally similar to those of our competitors.

Backlog

The following sets forth the unfulfilled orders attributable to each of our segments as of December 31 ($ in millions):

	2015	2014
Professional Instrumentation	$523	$527
Industrial Technologies	543	557

Total	$1,066	$1,084

We expect that a large majority of the unfilled orders as of December 31, 2015 will have been delivered to customers within three to four months of such date. Given the relatively short delivery periods and rapid inventory turnover that are characteristic of most of our products and the shortening of product life cycles, we believe that backlog is indicative of short-term revenue performance but not necessarily a reliable indicator of medium or long-term revenue performance.

Employee Relations

As of December 31, 2015, we employed approximately 22,000 persons, of whom approximately 12,000 were employed in the United States and approximately 10,000 were employed outside of the United States. Of our United States employees, approximately 1,200 were hourly-rated, unionized employees. Outside the United States, we have government-mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where certain of our employees are represented by unions and/or works councils. For a discussion of risks related to employee relations, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

Research and Development

We believe that our competitive position is maintained and enhanced through the development and introduction of new products and services that incorporate improved features and functionality, better performance, smaller size and weight, lower cost, or some combination of these factors. We invest substantially in the development of new products. We conduct research and development activities for the purpose of designing and developing new products and applications that address customer needs and emerging trends, as well as enhancing the functionality, effectiveness, ease of use and reliability of our existing products. Our research and development efforts include internal initiatives and those that use licensed or acquired technology. We expect to continue investing in research and development at a rate consistent with our past, with the goal of maintaining or improving our competitive position, and entering new markets. The following sets forth our research and development expenditures over each of the last three years ended December 31, by segment and in the aggregate ($ in millions):

	2015	2014	2013
Professional Instrumentation	$232	$238	$245
Industrial Technologies	146	150	133

Total	$378	$388	$378

The Company generally conducts research and development activities on a business-by-business basis, primarily in North America, Asia and Europe. We anticipate that we will continue to make significant expenditures for research and development as we seek to provide a continuing flow of innovative products to maintain and improve our competitive position. For a discussion of the risks related to the need to develop and commercialize new products and product enhancements, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.” Customer-sponsored research and development was not significant in 2015, 2014 or 2013.

Government Contracts

Although the substantial majority of our revenue in 2015 was from customers other than governmental entities, each of our segments has agreements relating to the sale of products to government entities. As a result, we are subject to various statutes and regulations that apply to companies doing business with governments. For a discussion of risks related to government contracting requirements, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

Regulatory Matters

We face extensive government regulation both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of our products, software and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

Environmental Laws and Regulations

Our operations and properties are subject to laws and regulations relating to environmental protection, including those governing air emissions, water discharges and waste management, and workplace health and safety. For a discussion of the environmental laws and regulations that our operations, products and services are subject to and other environmental contingencies, please refer to Note 14 in the Combined Financial Statements included in this information statement. For a discussion of risks related to compliance with environmental and health and safety laws and risks related to past or future releases of, or exposures to, hazardous substances, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

Export/Import Compliance

We are required to comply with various U.S. export/import control and economic sanctions laws, including:

•	the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, which, among other things, imposes license requirements on the export from the United States of defense articles and defense services (which are items specifically designed or adapted for a military application and/or listed on the United States Munitions List);

•	the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, which, among other things, impose licensing requirements on the export or re-export of certain dual-use goods, technology and software (which are items that potentially have both commercial and military applications);

•	the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments and persons based on United States foreign policy and national security considerations; and

•	the import regulatory activities of the U.S. Customs and Border Protection.

Other nations’ governments have implemented similar export and import control regulations, which may affect our operations or transactions subject to their jurisdictions. For a discussion of risks related to export/import control and economic sanctions laws, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

International Operations

Our products and services are available worldwide, and our principal markets outside the United States are in Europe and Asia. We also have operations around the world, and this geographic diversity allows us to draw on the skills of a worldwide workforce, provides greater stability to our operations, allows us to drive economies of scale, provides revenue streams that may help offset economic trends that are specific to individual economies and offers us an opportunity to access new markets for products. In addition, we believe that our future growth depends in part on our ability to continue developing products and sales models that successfully target high-growth markets.

The table below describes annual revenue derived from customers outside the United States as a percentage of total annual revenue for the year ended December 31, by segment and in the aggregate, based on geographic destination:

	2015	2014	2013
Professional Instrumentation	51%	53%	54%
Industrial Technologies	39%	44%	49%
Total	45%	48%	50%

The table below describes long-lived assets located outside the United States as of December 31, as a percentage of total long-lived assets, by segment and in the aggregate (including assets held for sale):

	2015	2014	2013
Professional Instrumentation	21%	29%	29%
Industrial Technologies	25%	19%	24%
Total	23%	25%	27%

For additional information related to revenues and long-lived assets by country, please refer to Note 16 to the Combined Financial Statements included in this information statement and for information regarding deferred taxes by geography, please refer to Note 11 to the Combined Financial Statements included in this information statement.

The manner in which our products and services are sold outside the United States differs by business and by region. Most of our sales in non-U.S. markets are made by our subsidiaries located outside the U.S., though we also sell directly from the U.S. into non-U.S. markets through various representatives and distributors and, in some cases, directly. In countries with low sales volumes, we generally sell through representatives and distributors.

Financial information about our international operations is contained in Note 16 of the Combined Financial Statements and information about the effects of foreign currency fluctuations on our business is set forth in MD&A. For a discussion of risks related to our non-U.S. operations and foreign currency exchange, please refer to “Risk Factors—Risks Related to Fortive’s Businesses.”

Major Customers

No single customer accounted for more than 10% of combined sales in 2015, 2014 or 2013.

Properties

Our corporate headquarters are located in Everett, Washington in a facility that we own. As of December 31, 2015, our facilities included approximately 99 significant manufacturing and distribution facilities. 54 of these facilities are located in the United States in over 25 states and 45 are located outside the United States in over 40 other countries, including the rest of North America, Asia Pacific, Europe and Latin America. These facilities cover approximately 10 million square feet, of which approximately 3 million square feet are owned and approximately 7 million square feet are leased. Particularly outside the United States, facilities often serve more than one business segment and may be used for multiple purposes, such as administration, sales, manufacturing, warehousing and/or distribution. The number of significant facilities by business segment is: Professional Instrumentation, 47; and Industrial Technologies, 52.

We consider our facilities suitable and adequate for the purposes for which they are used and do not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities. We believe our properties and equipment have been well-maintained. Please refer to Note 13 in the Combined Financial Statements included in this information statement for additional information with respect to our lease commitments.

Legal Proceedings

We are, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to our business. Based upon our experience, current information and applicable law, we do not believe that these proceedings and claims will have a material effect on our financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers Following the Distribution

While most of the individuals who are expected to serve as Fortive’s executive officers are currently officers and employees of Danaher, upon completion of the separation, none of these individuals will continue to be employees or officers of New Danaher. The following table sets forth information regarding individuals who are expected, as of the date of this information statement, to serve as Fortive’s executive officers, including their positions after the separation, and is followed by biographies of each such executive officer. If any additional executive officers of Fortive are identified prior to completion of the separation, their information will be provided in subsequent filings with the Securities and Exchange Commission. The information set forth below is as of June 15, 2016.

Name	Age	Position
James A. Lico	50	President and Chief Executive Officer
Patrick J. Byrne	55	Senior Vice President
Martin Gafinowitz	57	Senior Vice President
Charles E. McLaughlin	54	Senior Vice President – Chief Financial Officer
Patrick K. Murphy	54	Senior Vice President
William W. Pringle	48	Senior Vice President
Raj Ratnakar	48	Vice President – Strategic Development
Jonathan L. Schwarz	44	Vice President – Corporate Development
Peter C. Underwood	46	Senior Vice President – General Counsel and Secretary
Stacey A. Walker	45	Senior Vice President – Human Resources
Emily A. Weaver	45	Vice President – Chief Accounting Officer

James A. Lico will serve as Fortive’s President and Chief Executive Officer, as well as a member of the Board. Mr. Lico has served in leadership positions in a variety of different functions and businesses since joining Danaher in 1996, including as Executive Vice President since 2005.

Patrick J. Byrne will serve as a Senior Vice President of Fortive. Mr. Byrne has served as President of Danaher’s Tektronix business since July 2014, after serving as Chief Technology Officer and Vice President-Strategy and Business Development for Danaher’s Test and Measurement segment from November 2012 to July 2014. Prior to joining Danaher, he served as Chief Executive Officer of Intermec Technologies, a manufacturer of automated identification and data capture equipment, from 2007 until May 2012.

Martin Gafinowitz will serve as a Senior Vice President of Fortive. Mr. Gafinowtiz has served as Senior Vice President-Group Executive of Danaher since March 2014 after serving as Vice President-Group Executive of Danaher from 2005 to March 2014.

Charles E. McLaughlin will serve as Fortive’s Senior Vice President-Chief Financial Officer. Mr. McLaughlin has served as Senior Vice President-Diagnostics Group CFO for Danaher’s Diagnostics business since May 2012, and as Senior Vice President-Chief Financial Officer of Danaher’s Beckman Coulter business since July 2011. Mr. McLaughlin previously served as Vice President-Chief Financial Officer of Tektronix from Danaher’s acquisition of Tektronix in November 2007 until June 2011.

Patrick K. Murphy will serve as a Senior Vice President of Fortive. Mr. Murphy has served as a Group President of Danaher since joining Danaher in March 2014. Prior to joining Danaher, he served as CEO of Nidec Motor Corporation and President of the ACIM (Appliance, Commercial and Industrial Motor) Business Unit of Nidec Corporation, a manufacturer of commercial, industrial, and appliance motors and controls, from 2010 until October 2013.

William W. Pringle will serve as a Senior Vice President of Fortive. Mr. Pringle has served as Senior Vice President-Fluke and Qualitrol for Danaher since October 2015 and as President of Danaher’s Fluke business since July 2013, after serving as President-Fluke Industrial Group from May 2012 to July 2013. Prior to joining Danaher, Mr. Pringle served in a series of progressively more responsible roles with Whirlpool Corporation, a manufacturer of home appliances, from 2008 until May 2012, including most recently as Senior Vice President-Integrated Business Units.

Raj Ratnakar will serve as Vice President-Strategic Development of Fortive. Mr. Ratnakar has served as a Vice President-Strategic Development of Danaher since August 2012. Prior to joining Danaher, he served as Vice President of Corporate Strategy for Tyco Electronics, a global manufacturing company, from 2009 until August 2012.

Jonathan L. Schwarz will serve as Vice President-Corporate Development of Fortive. Mr. Schwarz has served as Vice President-Corporate Development of Danaher since 2010 and has been a senior member of the Danaher corporate development team since 2005.

Peter C. Underwood will serve as Senior Vice President, General Counsel and Secretary of Fortive. Mr. Underwood joined Fortive in May 2016. He has served as Vice President, General Counsel and Secretary of Regal Beloit Corporation, a manufacturer of electric motors, since 2010.

Stacey A. Walker will serve as a Senior Vice President-Human Resources of Fortive. Ms. Walker has served as Vice President-Talent Management of Danaher since January 2014 after serving as Vice President-Talent Planning from December 2012 to December 2013 and as Vice President-Human Resources for Danaher’s Chemtreat business from 2008 to November 2012.

Emily A. Weaver will serve as Vice President-Chief Accounting Officer of Fortive. Ms. Weaver has served as Vice President-Finance of Danaher since April 2013. Prior to joining Danaher, she served as Deputy Controller of GE Transportation, a unit of General Electric, a global manufacturing company, from 2010 until April 2013.

Board of Directors Following the Distribution

The following table sets forth information with respect to those persons who are expected to serve on the Board following the completion of the distribution, and is followed by biographies of each such individual (except that Mr. Lico’s biographical information is set forth above under “—Executive Officers Following the Distribution”). The nominees were presented to Fortive’s sole stockholder, Danaher, for election prior to the distribution. Mr. Ruiz’s election, however, became effective immediately prior to the commencement of “when issued” trading of Fortive common stock on the NYSE. Upon the effectiveness of his election to the Board, Mr. Ruiz was also appointed to the Audit Committee of the Board. The information set forth below is as of June 15, 2016.

Name	Age	Position
Feroz Dewan	39	Director
James A. Lico	50	Director
Kate D. Mitchell	57	Director
Mitchell P. Rales	59	Director
Steven M. Rales	64	Director
Israel Ruiz	44	Director
Alan G. Spoon	64	Chairman

Feroz Dewan served in a series of positions with Tiger Global Management, an investment firm with approximately $20 billion under management across public and private equity funds, from 2003 to 2015, including most recently as Head of Public Equities. He also served as a Private Equity Associate at Silver Lake Partners, a private equity firm focused on leveraged buyout and growth capital investments in technology, technology-enabled and related industries, from 2002 to 2003. Mr. Dewan’s experience with technology and technology related companies as well as experience in the areas of financial matters, risk management and corporate governance, among other factors, qualify him to sit on the Board.

The biography of James A. Lico is set forth under “—Executive Officers Following the Distribution.” Mr. Lico’s qualifications to sit on the Board include, among other factors, his broad operating and functional experience with Danaher and in-depth knowledge of Fortive’s businesses and of the Danaher Business System.

Kate D. Mitchell has served as a partner and co-founder of Scale Venture Partners, a Silicon Valley-based firm that invests in early-in-revenue technology companies, since 1997. Prior to her current role, Ms. Mitchell served with Bank of America, a multinational banking and financial services corporation, from 1988 to 1996, most recently as Senior Vice President for Bank of America Interactive Banking. Ms. Mitchell currently serves on the boards of directors of Silicon Valley Bank, Silicon Valley Community Foundation and other private company boards on behalf of Scale Venture Partners. Ms. Mitchell’s qualifications to sit on the Board include, among other factors, extensive experience in the technology industry as well experience in the areas of business management and operations, finance and executive compensation.

Mitchell P. Rales is a co-founder of Danaher and has served on the board of directors of Danaher since 1983, serving as Chairman of the Executive Committee of Danaher since 1984. He was also President of Danaher from 1984 to 1990. In addition, for more than the past five years he has been a principal in private and public business entities in the manufacturing area. Mr. Rales is also a member of the board of directors of Colfax Corporation, and is a brother of Steven M. Rales. The strategic vision and leadership of Mr. Rales and his brother, Steven Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of the substantial ownership stake that Mr. Rales is expected to have in Fortive, he will be well-positioned to understand, articulate and advocate for the rights and interests of Fortive’s shareholders.

Steven M. Rales is a co-founder of Danaher and has served on the board of directors of Danaher since 1983, serving as Danaher’s Chairman of the board of directors since 1984. He was also CEO of Danaher from 1984 to 1990. In addition, for more than the past five years he has been a principal in a private business entity in the area of film production. Mr. Rales is a brother of Mitchell P. Rales. The strategic vision and leadership of Mr. Rales and his brother, Mitchell Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of the substantial ownership stake that Mr. Rales is expected to have in Fortive, he will be well-positioned to understand, articulate and advocate for the rights and interests of Fortive’s shareholders.

Israel Ruiz has been the Executive Vice President and Treasurer at Massachusetts Institute of Technology (MIT), a private research university of science and technology, since 2011. In this role, Mr. Ruiz oversees all principal administrative and financial functions of MIT. Prior to his current role, Mr. Ruiz served as the Vice President for Finance for MIT from 2007 to 2011 and as a principal for MIT’s Office of Budget and Financial Planning from 2001 to 2007. Mr. Ruiz’s qualifications to sit on the Board include, among other factors, his financial and accounting expertise and experience in the areas of business management and operations.

Alan G. Spoon will serve as Chairman of the Board. Mr. Spoon has served on Danaher’s Board of Directors since 1999. He has served as Partner Emeritus of Polaris Partners, a company that invests in private technology and life science firms, since January 2015. Mr. Spoon has been a partner at Polaris since May 2000, and served as Managing General Partner from 2000 to 2010. Mr. Spoon is also a member of the board of directors of each of IAC/InterActiveCorp., Match Group, Inc. and Cable One, Inc. In addition to his leadership role at Polaris Partners, Mr. Spoon previously served as president, chief operating officer and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. His public company leadership experience gives him insight into business strategy, leadership and executive compensation and his public company and private equity experience give him insight into technology trends, acquisition strategy and financing, each of which represents an area of key strategic opportunity for Fortive.

Upon completion of the distribution, the Board will be divided into three classes, each comprised of two to three directors. The two directors designated as Class I directors will have terms expiring at the first annual meeting of shareholders following the distribution, which Fortive expects to be held in 2017. The two directors designated as Class II directors will have terms expiring at the following year’s annual meeting of shareholders, which Fortive expects to be held in 2018, and the three directors designated as Class III directors will have terms expiring at the following year’s annual meeting of shareholders, which Fortive expects to be held in 2019. Fortive expect that Class I directors will be comprised of Kate D. Mitchell and Israel Ruiz; Class II directors will be comprised of Feroz Dewan and James A. Lico; and Class III directors will be comprised of Mitchell P. Rales, Steven M. Rales and Alan G. Spoon. Commencing with the first annual meeting of shareholders following the separation, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

Director Independence

A majority of the Board will include directors who are “independent” as defined by the rules of the NYSE.

The Board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, will make a determination as to which members are independent.

Committees of the Board of Directors

Effective immediately prior to the “when-issued” trading date of Fortive common stock on the NYSE, the Board has a standing Audit Committee, and effective upon the completion of the separation, the Board will have a standing Compensation Committee and a Nominating and Governance Committee.

Audit Committee. Mr. Ruiz became a member of the Board’s Audit Committee effective as of immediately prior to the “when-issued” trading date of Fortive common stock on the NYSE, and Ms. Mitchell and Mr. Dewan are expected to be members of the Board’s Audit Committee effective as of the distribution date. Mr. Ruiz is expected to be the Chairman of the Audit Committee effective as of the distribution date as well as an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board has determined that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee will meet at least quarterly and will assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on Fortive accounting and financial reporting practices and the audit process; the quality and integrity of Fortive’s financial statements; the effectiveness of Fortive’s internal control over financial reporting; Fortive’s compliance with legal and regulatory requirements; the independent auditors’ qualifications, independence, and performance; the performance of Fortive’s internal audit function; Fortive’s risk assessment and risk management policies; and Fortive’s swaps and derivatives transactions and related policies and procedures.

Compensation Committee. Ms. Mitchell and Mr. Dewan are expected to be the members of the Board’s Compensation Committee. Ms. Mitchell is expected to be the Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and Section 10C(a) of the Exchange Act. In addition, the members of the Compensation Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee discharges the Board’s responsibilities relating to compensation of Fortive’s executive officers, including evaluating the performance of, and approving the compensation paid to, Fortive’s executive officers. The Compensation Committee also reviews and discusses with Fortive management the Compensation Discussion & Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement; reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Compensation Committee) with respect to the administration of such plans; monitors compliance by directors and executive officers with Fortive’s stock ownership requirements; considers the impact of Fortive’s compensation programs on Fortive’s risk profile; prepares a report as required by the SEC to be included in proxy statements; and considers factors relating to independence and conflicts of interests in connection with all compensation consultants, counsel and other outside advisors that provide advice to the Compensation Committee.

Nominating and Governance Committee. Messrs. Ruiz and Spoon are expected to be the members of the Board’s Nominating and Governance Committee. Mr. Ruiz is expected to be the Chairman of the Nominating and Governance Committee. The Board has determined that each of the members of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE. The Nominating and Governance Committee will assist the Board in identifying individuals qualified to become board members; propose to the Board a slate of directors for election by Fortive’s shareholders at each annual meeting; make recommendations to the Board regarding the membership of the Board’s committees; make recommendations to the Board regarding matters of corporate governance; facilitate the annual review of the performance of the Board and its committees; oversee the operation of Fortive’s Corporate Governance Guidelines; review and make recommendations to the Board regarding non-management director compensation; and administer Fortive’s Related Person Transaction Policy.

The Board has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These charters are posted on Fortive’s website.

Compensation Committee Interlocks and Insider Participation

During Fortive’s fiscal year ended December 31, 2015, Fortive was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Fortive’s executive officers for that fiscal year were made by Danaher, as described in the section of this information statement captioned “Compensation Discussion and Analysis.”

Corporate Governance

Shareholder Recommendations for Director Nominees

Fortive’s amended and restated bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board. Fortive expects that the Board will adopt a policy concerning the evaluation of shareholder recommendations of board candidates by the Nominating and Governance Committee.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines in connection with the separation to assist it in guiding Fortive’s governance practices. These practices will be regularly reevaluated by the Nominating and Governance Committee in light of changing circumstances in order to continue serving Fortive’s best interests and the best interests of its shareholders.

Communicating with the Board

Shareholders and other parties interested in communicating directly with the Board or with individual directors or the non-management or independent directors as a group may do so by addressing communications to the Board, to the specified individual director or to the non-management or independent directors, as applicable, c/o Corporate Secretary, Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203.

Director Qualification Standards

Fortive’s Corporate Governance Guidelines will provide that the Nominating and Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of board members in the context of the makeup of the Board and developing criteria for identifying and evaluating board candidates.

The Nominating and Governance Committee will from time-to-time engage an executive search firm to help identify, evaluate and provide background information regarding director candidates, and will also consider candidates for the Board membership suggested by the Board members, management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing with whatever supporting material the shareholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described below and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to the Nominating and Governance Committee with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee. If the Nominating and Governance Committee determines that any such prospective nominee warrants additional consideration, or if the Nominating and Governance Committee has initiated a director search process and has identified one or more prospective nominees, the Nominating and Governance Committee will evaluate such prospective nominees against the standards and qualifications set out in Fortive’s Corporate Governance Guidelines, including:

•	personal and professional integrity and character;

•	prominence and reputation in the prospective nominee’s profession;

•	skills, knowledge and expertise (including business or other relevant experience) useful and appropriate in overseeing and providing strategic direction with respect to Fortive’s business;

•	the extent to which the interplay of the prospective nominee’s skills, knowledge, experience and background with that of the other Board members will help build a Board that is effective in collectively meeting Fortive’s strategic needs and serving the long-term interests of the shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Fortive.

The Nominating and Governance Committee will also consider such other factors as it may deem relevant and appropriate, including the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise and the evaluations of other prospective nominees. The Board will not have a formal or informal policy with respect to diversity but it is expected that the Board, taken as a whole, will embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of Fortive’s needs, and in this regard that the Board will also subjectively take into consideration the diversity (with respect to race, gender and national origin) of the

Board when considering director nominees. The Board will not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

If the Nominating and Governance Committee determines that a prospective nominee warrants further consideration, one or more members of the Nominating and Governance Committee (and other members of the Board as appropriate) will interview the prospective nominee. After completing this evaluation and interview process, if the Nominating and Governance Committee deems it appropriate it will recommend that the Board appoint one or more candidates to the Board or nominate one or more such candidates for election to the Board.

The Nominating and Governance Committee will also review and make recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). In connection with its periodic evaluations of non-management director compensation, the Nominating and Governance Committee will review the compensation practices for non-management directors within Fortive’s peer group.

Board Leadership Structure

The Board has separated the positions of Chief Executive Officer and Chairman of the Board. Mr. Spoon is expected to serve as Fortive’s Chairman of the Board. The responsibilities of the Chairman of the Board include setting the agenda for each board meeting, in consultation with the Chief Executive Officer; chairing the meetings of directors and meetings of independent directors; and facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing committee of the Board.

Separating the positions of Chief Executive Officer and Chairman of the Board allows the Chief Executive Officer to focus on Fortive’s day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Subject to the requirements under Fortive’s amended and restated bylaws, the Board will be free to decide how to structure its leadership.

Board’s Role in Risk Oversight

The Board will execute its risk management responsibility directly and through its committees. The Board’s role in risk oversight at Fortive is consistent with Fortive’s leadership structure, with management having day-to-day responsibility for assessing and managing Fortive’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing Fortive. The Board oversees the Company’s risk management processes directly and through its committees. In general, the Board oversees the management of risks inherent in the operation of Fortive’s businesses, the implementation of its strategic plan, its acquisition and capital allocation program, its capital structure and liquidity and its organizational structure, and also oversees Fortive’s risk assessment and risk management policies. Each of the Board’s committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. The Audit Committee oversees risks related to financial controls and legal and compliance risks and also assists the Board in overseeing Fortive’s risk assessment and risk management policies; the Nominating and Governance Committee oversees corporate governance risks; and the Compensation Committee considers the impact of Fortive’s compensation programs on Fortive’s risk profile. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

The Board will be kept abreast of its committees’ risk oversight and other activities via reports of the committee chairpersons to the full board during board meetings.

Policies on Business Ethics

In connection with the separation, Fortive adopted Standards of Conduct that require all its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All directors, officers and employees of Fortive will be required to read, understand and abide by the requirements of the Standards of Conduct.

These documents are accessible on Fortive’s website. Any waiver of these codes for directors or executive officers may be made only by the Audit Committee. Fortive will disclose any amendment to, or waiver from, a provision of the Standards of Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Fortive’s website within four business days following the date of the amendment or waiver. In addition, Fortive will disclose any waiver from these codes for the other executive officers and for directors on the website.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, Fortive expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Website Disclosure

Fortive may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, http://www.fortive.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors or the non-management or independent directors as a group; (3) the identity of any member of Fortive’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Fortive’s Audit Committee; and (4) contributions by Fortive to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater or $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Standards of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the “Investor – Corporate Governance” section of our corporate website, http://www.fortive.com, within four business days following the date of such amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the 2015 Summary Compensation Table below, also referred to as the “Fortive Named Executive Officers.”

Introduction

Since we are a wholly-owned subsidiary of Danaher and all of the compensation paid to or earned by the Fortive Named Executive Officers in respect of 2015 was provided by Danaher, and determined in accordance with policies and practices developed by Danaher, this Compensation Discussion and Analysis describes and analyzes Danaher’s 2015 compensation programs as they relate to the Fortive Named Executive Officers.

Mr. Lico is an executive officer of Danaher and, as such, his annual compensation is determined and approved by the Danaher Compensation Committee. Each of the other Fortive Named Executive Officers is currently employed by Danaher but none are executive officers; for additional biographical information regarding each such officer, please see the “Management” section of this information statement. The compensation of each of the Fortive Named Executive Officers other than Mr. Lico is generally determined by Mr. Lico with input from Danaher’s CEO, except that their equity awards are ultimately subject to approval by the Danaher Compensation Committee.

In connection with the separation, our Board of Directors formed its own compensation committee, effective upon completion of the distribution, as described in further detail in the section entitled “Management—Board of Directors Following the Separation.” Following the separation, our compensation committee will determine the compensation programs and policies and approve the compensation levels applicable to our executive officers. These programs and policies have not yet been implemented.

Overview and Objectives of the Danaher Executive Compensation Program

The goal of Danaher’s executive compensation program is to build long-term value for Danaher’s shareholders. Toward this goal, Danaher’s executive compensation program is designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

•	motivate executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that Danaher expects; and

•	link compensation to the achievement of corporate goals that Danaher believes best correlate with the creation of long-term shareholder value.

To achieve these objectives Danaher developed a compensation program that combines annual and long-term components, cash and equity, and fixed and variable payments, with a bias toward compensation that is dependent on company performance, particularly long-term, equity-based compensation. Danaher’s executive compensation program rewards its executives when they build long-term shareholder value, achieve annual business goals and maintain long-term careers with Danaher.

Analysis of 2015 Executive Compensation

Danaher’s 2015 executive compensation program consisted of four elements, listed in order of significance.

Element	Form of Compensation	Primary Objectives
Long-Term Incentive Compensation (1)	Stock options with time-based vesting periods that have generally been longer than typical for Danaher’s peer group

•       Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•       Align the interests of management and shareholders by ensuring that realized compensation is commensurate with long-term changes in share price

Restricted stock units with vesting periods that have generally been longer than typical for Danaher’s peer group

•       Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•       Align the interests of management and shareholders by tying realized compensation to (a) long-term changes in share price at all price levels, and (b) attainment of financial performance goals

Performance stock units with three-year vesting and two-year holding period

•       Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•       Align the interests of management and shareholders by tying realized compensation to (a) long-term changes in share price at all price levels, and (b) attainment of TSR-based performance goals.

Annual Incentive Compensation	Cash

•       Motivate executives to achieve near-term operational and financial goals that support Danaher’s long-term business objectives

•       Attract, retain and motivate skilled executives

•       Allow for meaningful pay differentiation tied to performance of individuals and groups

Base Salary	Cash

•       Attract and retain skilled executives while avoiding a high fixed cost structure

•       Provide sufficient fixed compensation to (a) allow a reasonable standard of living relative to peers, and (b) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay

Other Compensation	Employee benefit plans; perquisites; severance benefits	• Make Danaher’s total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that is higher than Danaher’s actual costs

(1)	Mr. Lico is the only Fortive Named Executive Officer who received performance stock units in 2015.

Long-Term Incentive Awards

In February 2015, the Danaher Compensation Committee subjectively determined the target dollar value of equity compensation to be delivered to each Fortive Named Executive Officer and granted annual equity awards to each such officer. The Danaher Compensation Committee took into account that the ultimate, realized value of each award will depend substantially on Danaher’s long-term performance as well as each of the following factors (none of which was assigned a particular weight by the Danaher Compensation Committee):

•	the amount of equity compensation necessary to provide sufficient retention incentives in light of (1) compensation levels within Danaher’s peer group, and (2) the accumulated value of equity awards previously granted to the executive (including both outstanding and previously realized awards);

•	the relative complexity and importance of the executive’s position, as well as the executive’s performance record and potential to contribute to future Danaher performance and assume additional leadership responsibility;

•	the risk/reward ratio of the award amount compared to the length of the related vesting provisions; and

•	for Messrs. McLaughlin, Byrne, Gafinowitz and Murphy, the recommendations of such person’s direct manager and of Danaher’s President and Chief Executive Officer.

The 2015 annual equity awards were split equally between stock options and RSUs, except that with respect to Mr. Lico one-half of his 2015 annual equity award was granted as stock options, one-quarter as RSUs and one-quarter as performance stock units, or PSUs. In 2015, following a comprehensive review of Danaher’s executive annual equity compensation program and with the assistance of F.W. Cook, the Danaher Compensation Committee introduced into Danaher’s executive equity compensation program PSUs that vest based on Danaher’s TSR ranking relative to the constituent companies comprising the S&P 500 Index over a three-year performance period. The Danaher Compensation Committee introduced these relative-TSR based PSUs (including the two-year holding period following vesting of the PSUs, described below) to further strengthen the alignment of Danaher’s executive long-term incentive compensation program with the long-term interests of its shareholders. Consistent with that objective, the Danaher Compensation Committee chose the constituent companies comprising the S&P 500 Index as the relative TSR comparator group because it is a broad and stable assortment of companies that represents investors’ alternative capital investment opportunities.

The Danaher Compensation Committee translated the target dollar value attributable to PSUs into a target number of PSUs, established threshold, target and maximum performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs. Payout at 100% of the target level requires that Danaher achieve above-median performance and rank at the 55th percentile of the constituent companies comprising the S&P 500 Index, while the PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and 0% for performance below the 35th percentile. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if Danaher’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong Danaher’s performance is on a relative basis), and if Danaher’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest.

Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Danaher common stock following the fifth anniversary of the commencement of the performance period. Vesting is contingent on continued employment throughout the three-year performance period and until the performance criteria are satisfied as determined by the Danaher Compensation Committee, except that in the event of death during the performance period the executive receives a prorated portion of the target award based on the percentage of the performance period during which he or she was employed, and in the event of retirement during the performance period the executive receives a prorated portion of the shares actually earned based on Danaher’s performance over the performance period. Any dividends paid on Danaher’s common stock during the performance period are credited to the PSU accounts and paid in cash, but are only paid out to the extent the underlying PSUs vest based on performance and are not paid until the shares underlying the vested PSUs are issued.

Treatment of Equity-Based Compensation Awards Upon Fortive Spin-Off

It is expected that Danaher equity awards outstanding at the time of the distribution will be adjusted using the following principles:

•	For each award holder, the intent is to maintain the economic value of those awards before and after the distribution date.

•	For Fortive employees at the time of distribution, including the Fortive Named Executive Officers, the awards will be converted into Fortive equity awards and denominated in shares of Fortive common stock; for Danaher employees at the time of distribution, the awards will remain Danaher equity awards denominated in shares of Danaher common stock.

The following table provides additional information regarding the adjustments expected to be made to each type of Danaher equity award. As a result of the adjustments to such awards in connection with the separation, the precise number of shares of Fortive common stock or Danaher common stock, as applicable, to which the adjusted awards will relate will not be known until the distribution date or shortly thereafter.

Type of Award	Fortive Employees	Danaher Employees
Stock Options	Danaher stock options will be converted into options of comparable value to purchase Fortive common stock.	Continue to hold Danaher stock options, as equitably adjusted to reflect the distribution.
Time-Based RSUs	Danaher RSUs will be converted into RSUs of comparable value relating to Fortive common stock.	Continue to hold Danaher RSUs, as equitably adjusted to reflect the distribution.
Performance-Based RSUs	Danaher Performance-Based RSUs with outstanding performance goals will be replaced with performance-based Fortive restricted shares of comparable value, with performance goals relating to Fortive instead of Danaher	Continue to hold Danaher Performance-Based RSUs, as equitably adjusted to reflect the distribution.
PSUs	Danaher PSUs will be converted into performance-based Fortive restricted shares of comparable value; performance period will be bifurcated between Danaher performance period and Fortive performance period, weighted pro rata based on duration of each period.	Continue to hold Danaher PSUs, as equitably adjusted to reflect the distribution.

Annual Incentive Awards

Mr. Lico

Mr. Lico is a participant in Danaher’s Executive Incentive Compensation Plan (the “Executive Incentive Plan”). The Executive Incentive Plan provides cash bonuses to participants based on the achievement of annual objective performance metrics relating to Danaher’s business and the participant’s personal performance.

For 2015, the Danaher Compensation Committee assigned Mr. Lico a target bonus percentage representing a percentage of his base salary as of March 31, 2015. Subject to Danaher’s achievement of positive net income for the year, Mr. Lico would be eligible for a bonus equal to the target bonus amount multiplied by the Composite Payout Percentage (which is the sum of the Company Payout Percentage (weighted 60%) and the Personal Payout Percentage (weighted 40%)), subject to the Danaher Compensation Committee’s exercise of discretion. The Danaher Compensation Committee exercised its judgment in determining each element of the 2015 formula. In determining the target bonus percentage for Mr. Lico, the Danaher Compensation Committee considered the amount of annual cash incentive compensation awarded to him in prior years, the relative complexity and importance of his position and the amount of annual cash incentive compensation that peer companies would offer him. For each Danaher performance metric, the Danaher Compensation Committee set the performance target at a level it believes is reasonably achievable while requiring what it believes would be outstanding performance to achieve the maximum payout level. In determining the target performance level and payout percentage curve for the metrics, the Danaher Compensation Committee considered historical performance data for Danaher and its peer group, analyst consensus earnings estimates for the Danaher peer group, Danaher’s annual budget and macroeconomic/end-market trends. In determining the annual personal performance objectives for Mr. Lico, the Danaher Compensation Committee did not assign a particular weighting to any of the objectives but set the quantitative objectives at levels that, while achievable, would in the Danaher Compensation Committee’s opinion require personal performance appreciably above his prior year performance level. Each element of the 2015 performance formula is further described below:

•	Company Payout Percentage. The Company Payout Percentage is based on Danaher’s 2015 performance against the three objective metrics described in the table below (the “Metrics”). For each of the Metrics the Danaher Compensation Committee established threshold, target and maximum levels of Danaher performance, as well as a payout percentage curve that relates each level of performance to a payout percentage. The payout percentage is 0% for below-threshold performance and ranges from 50% for threshold performance to 150% (for the Free Cash Flow Ratio and ROIC metrics) or 200% (for Adjusted EPS) for performance that equals or exceeds the maximum. Under all Metrics, target performance yields a payout percentage of 100%. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Following the end of 2015, the Company Payout Percentage was calculated as follows:

2015 Performance/Payout Matrix
Metric	Target Performance Level	Actual Performance Level	Payout % (Before Weighting)	Weighting of Metric	Weighted Payout %
Adjusted EPS	$4.32	$4.23	93.1%	70%	65.2%
Free Cash Flow Ratio	103%	106.1%	107.1%	20%	21.4%
ROIC	11.8%	11.9%	104.2%	10%	10.4%
Company Payout Percentage					97%

•	Personal Payout Percentage. In February 2015, the Danaher Compensation Committee established for Mr. Lico annual personal performance objectives consisting of the degree of year-over-year improvement in core revenue growth, operating profit margin improvement and working capital turnover improvement for his business units or, in certain cases, Danaher’s businesses in particular geographies; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to commercial objectives, human resources-related metrics, on-time delivery, manufacturing quality and return-on-invested-capital performance achieved with respect to certain acquisitions; and qualitative goals for specified business units or geographies relating to building organizational capability, retention, succession planning, capital deployment, the completion of a key disposition and the achievement of high-growth market strategic objectives. Following the end of 2015, the Danaher Compensation Committee used its judgment and determined for Mr. Lico a Personal Payout Percentage of 175%. Without assigning any particular weight to any individual factor, the Danaher Compensation Committee took into account the size of the Company Payout Percentage for the year, the amount of annual cash incentive compensation awarded to Mr. Lico in prior years, his execution against his personal performance objectives for the year, his overall performance for the year and the amount of annual cash incentive compensation that peer companies would offer him.

•	Composite Payout Percentage. The Company Payout Percentage and Personal Payout Percentage were calculated, weighted accordingly and added to yield Mr. Lico’s Composite Payout Percentage. The Composite Payout Percentage was multiplied by his target bonus amount to yield his award amount for the year. The 2015 annual cash incentive compensation award for Mr. Lico is set forth in the 2015 Summary Compensation Table.

Other Fortive Named Executive Officers

Each of Messrs. McLaughlin, Byrne, Gafinowitz and Murphy participates in Danaher’s incentive compensation program that covers senior leaders of Danaher operating companies (the “Senior Leader Incentive Program”). The Senior Leader Incentive Program provides cash bonuses based on the achievement of objective, annual performance metrics relating to the officer’s business as well as the officer’s personal performance, subject to any discretionary adjustments as determined by Mr. Lico with input from Danaher’s CEO. Under the performance formula effective for 2015, each officer would be eligible to receive a bonus equal to his target bonus amount, multiplied by (i) a factor determined based on the 2015 performance of the officer’s business against the objective business-level financial performance metrics described below (“Senior Leader Business Metrics”), and (ii) a factor determined by the officer’s manager based on a subjective review of the officer’s performance against the officer’s annual personal performance goals and other factors (the “Personal Performance Factor”):

•	The 2015 Senior Leader Business Metrics were (i) operating profit, which is an important indicator of the overall health of the business and helps to contribute to returns for Danaher shareholders, (ii) core revenue growth, which is a key measure of the business’s ability to increase customer demand for services and products over time, and (iii) working capital turnover, which is a key financial indicator of how efficiently the business is managing the relationship between money used to fund operations and the sales generated from those operations.

•	For 2015, Mr. McLaughlin’s personal performance objectives consisted of quantitative financial and operational goals relating to his business unit as well as goals relating to strengthening his organization and strengthening his business unit’s systems and controls; Mr. Byrne’s personal performance objectives consisted of quantitative financial and operational goals relating to his business unit as well as goals relating to sales and marketing effectiveness, organizational development and effectiveness, strategic development and R&D effectiveness; Mr. Gafinowitz’s personal performance objectives consisted of quantitative financial and operational goals relating to his business unit as well as goals relating to leadership, strengthening his organization and capital efficiency; and Mr. Murphy’s personal performance objectives consisted of quantitative financial and operational goals relating to his business unit as well as goals relating to organizational effectiveness, procurement optimization and facility optimization.

In determining the target bonus percentages for these officers, consideration was given as applicable to the amount of annual cash incentive compensation awarded to the officer in prior years, the relative complexity and importance of the position, the amount of annual cash incentive compensation paid with respect to similar positions at other Danaher businesses and the amount of annual cash incentive compensation that outside peer companies would offer the officer. Based on the Personal Performance Factor determined with respect to each officer and the performance level achieved by such officer’s business with respect to the Senior Leader Business Metrics, and in the case of each of Messrs. McLaughlin, Murphy and Byrne an additional discretionary amount incremental to the formula-based amount, Mr. Lico recommended, and Danaher’s CEO approved, the 2015 annual cash incentive compensation award reflected in the 2015 Summary Compensation Table.

Base Salaries

The Danaher Compensation Committee reviews base salaries for Danaher’s named executive officers, including Mr. Lico, in February of each year and in connection with promotions. In February 2015, the Danaher Compensation Committee subjectively determined Mr. Lico’s 2015 base salary, using his prior year’s base salary as the initial basis of consideration and (without giving specific weight to any particular factor) taking into account the relative complexity and importance of Mr. Lico’s role within Danaher and the market value of his role. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Danaher Compensation Committee also considered how changes in base salary would impact annual cash incentive compensation.

The base salary of each of the other Fortive Named Executive Officers was determined by such officer’s direct manager. In determining 2015 base salaries for these officers, the officer’s prior year’s base salary was used as the initial basis of consideration and other factors taken into account included the officer’s personal performance in the prior year and the market value of the officer’s role. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, consideration was also given to how changes in base salary would impact the officer’s annual cash incentive compensation.

Other Compensation

Severance Benefits. Danaher has entered into a Proprietary Interest Agreement with each of the Fortive Named Executive Officers that includes post-employment non-competition, non-solicitation and confidentiality obligations and in the cases of Messrs. Lico and Gafinowitz also provides for severance payments under certain circumstances. In addition, each of the Fortive Named Executive Officers participates in Danaher’s Senior Leader Severance Pay Plan, which also provides for severance payments under certain circumstances. Danaher believes that the severance payments payable upon a termination without cause are generally commensurate with the severance rights Danaher’s peers offer executives in comparable roles.

Benefits and Perquisites. All of Danaher’s executives, including each Fortive Named Executive Officer, are eligible to participate in employee benefit plans, including group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. salaried employees and do not discriminate in favor of the Fortive Named Executive Officers. In addition, certain perquisites are made available to the Fortive Named Executive Officers (see the footnotes to the “Summary Compensation Table” for additional details). Danaher believes these limited perquisites help make its executive compensation plans competitive, are generally commensurate with the perquisites offered by its peers, and are cost-effective in that the perceived value of these items is higher than its actual cost. The Danaher Compensation Committee has also adopted a policy prohibiting any tax reimbursement or gross-up provisions in its executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).

In addition, each of the Fortive Named Executive Officers participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or Danaher EDIP. The Danaher EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of Danaher’s management. Danaher uses the Danaher EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give its executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. The amount Danaher contributes annually to the executives’ accounts in the Danaher EDIP is set at a level that it believes is competitive with comparable plans offered by other companies in Danaher’s industry. Participants in the Danaher EDIP do not fully vest in such amounts until they have participated in the program for 15 years or have reached age 55 with at least five years of service with Danaher.

Danaher’s Peer Group Compensation Analysis

The Danaher Compensation Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of Danaher’s named executive officers, including Mr. Lico, because in light of Danaher’s diverse mix of businesses, strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation. However, the Danaher

Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that Danaher’s executive compensation program for its named executive officers supports its recruitment and retention needs and is fair and efficient. As a result, the Danaher Compensation Committee has worked with F.W. Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Danaher’s peer group consists of the companies set forth below (the “peer companies”):

3M Company	Eaton Corp.	Parker-Hannifin Corporation
Abbott Laboratories	E. I. Du Pont De Nemours and Company	Rockwell Automation Inc.
Baxter International, Inc.	Emerson Electric Co.	Stryker Corporation
Becton Dickinson & Co.	Honeywell International Inc.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Illinois Tool Works, Inc.	United Technologies Corp.
Dover Corp.	Medtronic Inc.

The Danaher Compensation Committee selected companies for inclusion in this peer group based on (i) the extent to which they compete with Danaher in one or more lines of business, for executive talent and for investors, and (ii) comparability of revenues, market capitalization, net income, total assets and number of employees. The table below sets forth for this peer group and Danaher information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of April 30, 2015), market capitalization (as of April 30, 2015) and employee headcount (based on each company’s most recent fiscal year end as of April 30, 2015), in each case derived from the Standard & Poor’s Compustat database.

($ in millions)
	Revenue	Market capitalization	Net income (before extraordinary items and discontinued operations)	Total assets	Employees
75th percentile	$24,106	$70,047	$3,065	$41,857	89,800
Median	$16,905	$37,384	$1,820	$28,293	57,447
25th percentile	$9,749	$29,496	$1,079	$16,472	30,619
DHR	$20,124	$57,932	$2,588	$36,072	71,000
DHR percentile rank	60%	66%	68%	67%	65%

The peer group compensation data that the Danaher Compensation Committee reviewed in 2015 in connection with its 2015 executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), average actual annual cash incentive compensation from 2012-2014, total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective named executive officer position.

Danaher Stock Ownership Policies

Below is a summary of Danaher policies relating to Danaher common stock ownership that apply to the Fortive Named Executive Officers. Fortive has adopted substantially similar policies in connection with the separation.

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, Danaher’s stock ownership policy requires each Danaher executive officer, including Mr. Lico, to obtain a substantial equity stake in Danaher within five years of their appointment to an executive position. Mr. Lico is required to own shares with a market value of at least three times his base salary. Once a Danaher executive has acquired a number of Danaher shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of Danaher stock in the Danaher EDIP plan, shares held in a 401(k) plan, and unvested RSUs and PSUs (based on target number of shares until vested and then based on the actual number of vested shares), but does not include shares subject to unexercised stock options. Mr. Lico was in compliance with the stock ownership requirements as of December 31, 2015.

Pledging Policy

In addition, Danaher’s Board has adopted a policy that prohibits any Danaher director or executive officer, including Mr. Lico, from pledging as security under any obligation any shares of Danaher common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 21, 2013), and provides that pledged shares of Danaher common stock do not count toward Danaher’s stock ownership requirements.

Hedging Policy

Danaher policy prohibits Danaher employees and directors from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Danaher Recoupment Policy

To further discourage inappropriate or excessive risk-taking, the Danaher Compensation Committee has adopted a recoupment policy applicable to Danaher’s executives, other individuals who serve on the Danaher Leadership Team (which consists primarily of Danaher corporate executives), and certain other employees (the “covered persons”), including Messrs. Lico and Gafinowitz. Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

•	the portion of any annual incentive compensation payment awarded to any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that Danaher’s Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Danaher Board’s judgment alone or with others caused such restatement); and

•	all gains from equity awards granted on or after March 15, 2009 realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

In connection with the separation, Fortive has adopted a recoupment policy covering each of the Fortive Named Executive Officers.

In addition, both of the stock plans in which Danaher executives, including the Fortive Named Executive Officers, participate contain a provision for recovering awards upon certain circumstances. Under the terms of Danaher’s 2007 Stock Incentive Plan and the 1998 Stock Option Plan, no associate can exercise any outstanding equity award after such time he or she is terminated for gross misconduct. In addition, under the terms of the

Danaher EDIP, if the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Regulatory Considerations

Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to its CEO or to any of its other three most highly compensated executive officers (other than the CFO). The statute generally exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. Danaher reviews the tax impact of its executive compensation on Danaher as well as on its executive officers. In addition, Danaher reviews the impact of its compensation programs against other considerations, such as accounting impact, shareholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation Danaher provides to its executive officers might not be deductible under Section 162(m).

Risk Considerations and Review of Executive Compensation Practices

Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Danaher Compensation Committee believes that Danaher’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Danaher Compensation Committee considered in particular the following attributes and risk-mitigation features of Danaher’s executive compensation program.

•	The program’s emphasis on long-term, equity-based compensation discourages risk-taking that produces short-term results at the expense of building long-term shareholder value.

•	The stock options and RSUs vest over five years and PSUs are subject to three-year vesting and a further two-year holding period, which together with Danaher’s recoupment policy ensure its executives realize their compensation over a time horizon consistent with achieving long-term shareholder value.

•	The annual incentive compensation program uses performance metrics based on earnings, cash flow and capital efficiency and Danaher’s long-term incentive compensation program uses performance metrics based on total shareholder return and earnings, mitigating the incentive to overperform with respect to any particular metric at the expense of other metrics.

•	Danaher caps the payment amounts under its annual cash incentive compensation plan and the number of shares that a participant may earn under its PSU awards, and the Danaher Compensation Committee can exercise negative discretion to reduce annual cash incentive compensation payments.

•	Danaher executives are subject to robust stock ownership guidelines.

•	Danaher prohibits its employees from engaging in transactions in any derivative of a Danaher security.

•	The Danaher Compensation Committee and the Danaher Nominating and Governance Committee use independent compensation consultants that perform no other services for Danaher.

2015 Summary Compensation Table

The 2015 Summary Compensation Table and notes show all compensation paid to or earned by each of the Fortive Named Executive Officers for 2015 under Danaher’s compensation programs and plans. Following the separation, Fortive Named Executive Officers will receive compensation and benefits under our compensation programs and plans.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)		Total ($)
James A. Lico,	2015	$701,200	$1,588,304	$1,393,534	$1,123,673	$2,937	$167,668		$4,977,316
President and Chief Executive Officer	2014	$661,500	$2,904,906	$2,108,025	$1,022,100	$3,212	$133,876		$6,833,619

Charles E. McLaughlin,	2015	$384,831	$191,306	$146,826	$300,000	—	$123,522	(5)	$1,146,485
Chief Financial Officer	2014	$360,319	$194,768	$146,826	$203,527	—	$84,598		$814,746
Patrick J. Byrne,	2015	$508,654	$300,427	$210,034	$235,000	—	$189,123	(6)	$1,443,238
Senior Vice President

Martin Gafinowitz,	2015	$513,874	$450,427	$315,050	$414,623	$855	$109,776	(7)	$1,804,605
Senior Vice President
Patrick K. Murphy,	2015	$466,442	$375,213	$262,542	$225,000	—	$71,700	(8)	$1,400,897
Senior Vice President

(1)	The following table sets forth the amount, if any, of salary, non-equity incentive and/or bonus compensation that each Fortive Named Executive Officer deferred into the Danaher EDIP with respect to each of the years reported above:

Name	Amount of Salary Deferred into EDIP ($)	Amount of Non-Equity Incentive Compensation Deferred into EDIP ($)
	2015	2015
James A. Lico	—	$100,000
Charles E. McLaughlin	—	0
Patrick J. Byrne	—	$117,500
Martin Gafinowitz	$61,665	$50,000
Patrick K. Murphy	—	$112,500

(2)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year:

•	With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

Name	Date of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
James A. Lico	February 24, 2015	1.86%	23.40%	0.62%	8.0 years
	May 15, 2014	2.20%	21.80%	0.53%	8.0 years
	February 24, 2014	2.38%	22.8%	0.53%	8.0 years
Charles E. McLaughlin	July 15, 2015	1.74%	25.30%	0.61%	5.5 years
	July 15, 2014	1.82%	21.90%	0.51%	5.5 years
Patrick J. Byrne, Martin Gafinowitz, Patrick K. Murphy	February 24, 2015	1.55%	23.20%	0.62%	5.5 years

•

With respect to RSUs, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Danaher common stock underlying the RSU, times the closing price of Danaher common stock on the date of grant. In 2015, one-half of Mr. Lico’s annual stock award was granted in the form of RSUs and one-half was granted in the form of PSUs that vest based on

Danaher’s TSR ranking relative to the constituents of the S&P 500 Index over a three-year performance period. With respect to PSUs, the 2015 grant date fair value under FASB ASC Topic 718 has been calculated based on the probable outcome of the applicable performance conditions and a Monte Carlo simulation valuation model modified to reflect an illiquidity discount (as a result of the mandatory two-year post-vesting holding period), using the following significant assumptions:

Assumption	Monte Carlo Simulation	Illiquidity Discount
Average volatility of peer group	23.46%	21.55%
Risk free interest rate	0.91%	0.60%
Dividend yield	—	—

(3)	The amount set forth in this column represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan between the December 31, 2014 plan measurement date and the December 31, 2015 plan measurement date. The material assumptions used in quantifying the present value of the accumulated benefit at each of December 31, 2014 and December 31, 2015 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.0% for the plan measurement date of December 31, 2014 and 3.42% for the plan measurement date of December 31, 2015; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and a discount rate of 4.0% for the plan measurement date of December 31, 2014 and 4.42% for the plan measurement date of December 31, 2015. Danaher does not provide any above-market or preferential earnings on compensation that is deferred.

(4)	The following table sets forth the Danaher 401(k) plan and Danaher EDIP contributions Danaher made to each Fortive Named Executive Officer for 2015, which amounts are included in “All Other Compensation”:

Name	2015 Company 401(k) Contributions ($)	2015 Company EDIP Contributions ($)
James A. Lico	$18,760	$148,838
Charles E. McLaughlin	$18,760	$30,172
Patrick J. Byrne	$18,675	$45,000
Martin Gafinowitz	$18,760	$68,000
Patrick K. Murphy	$15,900	$37,800

(5)	Includes an aggregate of $73,233 in perquisites consisting of $34,260 in travel, lodging, meals and related expenses related to trips between Mr. McLaughlin’s home and his work location, $32,643 in relocation costs and amounts relating to a Danaher-provided automobile and tickets to an entertainment event. In connection with Mr. McLaughlin’s promotion to Chief Financial Officer of Fortive, Danaher provided him with relocation assistance under the relocation program that Danaher makes available to management employees generally, including the payment of costs related to his purchase of a new residence as well as reimbursement in the amount of $2,577 for the income taxes incurred by Mr. McLaughlin with respect to such relocation perquisites. The incremental cost to Danaher of the relocation assistance is calculated based on Danaher’s out-of-pocket costs for such relocation items. The incremental cost to Danaher of the other reported perquisites is also calculated based on Danaher’s out-of-pocket costs for such items.

(6)	Includes an aggregate of $125,448 in perquisites consisting of $107,448 in relocation costs and a personal car allowance. The relocation assistance provided to Mr. Byrne was generally the same as the relocation assistance provided to Mr. McLaughlin described in Footnote 5 above (and the incremental cost of the perquisite is calculated in the same manner), and included reimbursement in the amount of $395 for the income taxes incurred by Mr. Byrne with respect to such relocation perquisites.

(7)	Includes perquisites consisting of a personal car allowance and club dues.

(8)	Includes a perquisite consisting of a personal car allowance.

Grants of Plan-Based Awards for Fiscal 2015

The following table sets forth certain information regarding grants of plan-based awards to Fortive Named Executive Officers in 2015 under Danaher’s compensation programs and plans.

Name	Type of Award	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James A. Lico	Annual cash incentive compensation	2/23/2015	2/23/2015	$262,950	$876,500	$10,000,000	—	—	—	—	—	—
	Stock options (4)	2/24/2015	2/23/2015	—	—	—	—	—	—	56,740	$87.04	$1,393,534
	Restricted stock units (5)	2/24/2015	2/23/2015	—	—	—	—	9,365	—	—	—	$800,427
	Performance stock units (6)	2/24/2015	2/23/2015	—	—	—	2,341	9,365	18,730	—	—	$787,877
Charles E. McLaughlin	Annual cash incentive compensation	—	—	0	$207,500	(7)	—	—	—	—	—	—
	Stock options (8)	7/15/2015	7/14/2015	—	—	—	—	—	—	6,680	$88.33	$146,826
	Restricted stock units (9)	7/15/2015	7/14/2015	—	—	—	—	2,205	—	—	—	$191,306
Patrick J. Byrne	Annual cash incentive compensation	—	—	0	$256,250	(7)	—	—	—	—	—	—
	Stock options (8)	2/24/2015	2/23/2015	—	—	—	—	—	—	10,640	$87.04	$210,034
	Restricted stock units (9)	2/24/2015	2/23/2015	—	—	—	—	3,515	—	—	—	$300,427
Martin Gafinowitz	Annual cash incentive compensation	—	—	0	$363,290	(7)	—	—	—	—	—	—
	Stock options (10)	2/24/2015	2/23/2015	—	—	—	—	—	—	15,960	$87.04	$315,050
	Restricted stock units (11)	2/24/2015	2/23/2015	—	—	—	—	5,270	—	—	—	$450,427
Patrick K. Murphy	Annual cash incentive compensation	—	—	0	$259,875	(7)	—	—	—	—	—	—
	Stock options (8)	2/24/2015	2/23/2015	—	—	—	—	—	—	13,300	$87.04	$262,542
	Restricted stock units (9)	2/24/2015	2/23/2015	—	—	—	—	4,390	—	—	—	$375,213

(1)	These columns relate to 2015 cash award opportunities under Danaher’s 2007 Executive Incentive Compensation Plan (with respect to Mr. Lico) or Danaher’s Senior Leader Incentive Plan (with respect to Messrs. McLaughlin, Byrne, Gafinowitz and Murphy).

(2)	These columns relate to awards granted under Danaher’s 2007 Stock Incentive Plan, the terms of which apply to all of the equity awards described in this table.

(3)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 2 to the Summary Compensation Table.

(4)	For a description of the vesting terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

(5)	For a description of the vesting terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

(6)	For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

(7)	The annual bonus opportunity was not subject to a maximum payment amount.

(8)	For a description of the vesting terms of the award, please see Footnote 10 to the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

(9)	For a description of the vesting terms of the award, please see Footnote 11 to the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

(10)	For a description of the vesting terms of the award, please see Footnote 4 to the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

(11)	For a description of the vesting terms of the award, please see Footnote 12 to the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each Fortive Named Executive Officer as of December 31, 2015.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
James A. Lico	2/24/2015	—	56,740	(3)	$87.04	2/24/2025	—		—	—		—
	5/15/2014	—	42,380	(4)	$74.97	5/15/2024	—		—	—		—
	2/24/2014	—	53,350	(3)	$76.56	2/24/2024	—		—	—		—
	7/30/2013	—	75,260	(4)	$67.17	7/30/2023	—		—	—		—
	2/21/2013	—	62,000	(3)	$60.99	2/21/2023	—		—	—		—
	2/23/2012	—	71,560	(3)	$53.48	2/23/2022	—		—	—		—
	2/23/2011	38,710	38,710	(3)	$49.59	2/23/2021	—		—	—		—
	2/23/2010	95,280	—		$37.32	2/23/2020	—		—	—		—
	2/24/2009	121,140	—		$26.29	2/24/2019	—		—	—		—
	2/20/2008	109,280	—		$37.75	2/20/2018	—		—	—		—
	2/22/2007	45,360	—		$37.07	2/22/2017	—		—	—		—
	2/24/2015	—	—		—	—	—		—	18,730	(5)	$1,739,642
	2/24/2015	—	—		—	—	—		—	9,365	(6)	$869,821
	5/15/2014	—	—		—	—	—		—	16,955	(7)	$1,574,780
	2/24/2014	—	—		—	—	21,340	(8)	$1,982,059	—		—
	7/30/2013	—	—		—	—	45,155	(9)	$4,193,996	—		—
	2/21/2013	—	—		—	—	24,800	(8)	$2,303,424	—		—
	2/23/2012	—	—		—	—	28,625	(8)	$2,658,690	—		—
	2/23/2011	—	—		—	—	15,485	(8)	$1,438,247	—		—
Charles E. McLaughlin	7/15/2015	—	6,680	(10)	$88.33	7/15/2025	—		—	—		—
	7/15/2014	1,202	4,808	(10)	$78.24	7/15/2024	—		—	—		—
	7/30/2013	2,744	4,116	(10)	$67.17	7/30/2023	—		—	—		—
	7/25/2012	5,154	3,436	(10)	$51.09	7/25/2022	—		—	—		—
	11/4/2011	2,552	638	(10)	$48.75	11/4/2021	—		—	—		—
	2/23/2011	4,648	1,162	(10)	$49.59	2/23/2021	—		—	—		—
	2/23/2010	6,940	—		$37.32	2/23/2020	—		—	—		—
	2/20/2008	12,000	—		$37.75	2/20/2018	—		—	—		—
	7/15/2015	—	—		—	—	2,205	(11)	$204,800	—		—
	7/15/2014	—	—		—	—	1,924	(11)	$178,701	—		—
	7/30/2013	—	—		—	—	1,647	(11)	$152,973	—		—
	7/25/2012	—	—		—	—	1,374	(11)	$127,617	—		—
	11/4/2011	—	—		—	—	255	(11)	$23,684	—		—
	2/23/2011	—	—		—	—	465	(11)	$43,189	—		—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Patrick J. Byrne	2/24/2015	—	10,640	(10)	$87.04	2/24/2025	—		—	—	—
	11/15/2014	786	3,144	(10)	$82.23	11/15/2024	—		—	—	—
	11/15/2014	786	3,144	(10)	$82.23	11/15/2024	—		—	—	—
	2/24/2014	1,168	4,672	(10)	$76.56	2/24/2024	—		—	—	—
	11/1/2012	9,040	18,080	(4)	$52.30	11/1/2022	—		—	—	—
	2/24/2015	—	—		—	—	3,515	(11)	$326,473	—	—
	11/15/2014	—	—		—	—	1,260	(11)	$117,029	—	—
	11/15/2014	—	—		—	—	1,260	(11)	$117,029	—	—
	2/24/2014	—	—		—	—	1,868	(11)	$173,500	—	—
	11/1/2012	—	—		—	—	7,234	(12)	$671,894	—	—
Martin Gafinowitz	2/24/2015	—	15,960	(4)	$87.04	2/24/2025	—		—	—	—
	5/15/2014	—	4,240	(4)	$74.97	5/15/2024	—		—	—	—
	2/24/2014	—	15,010	(4)	$76.56	2/24/2024	—		—	—	—
	2/21/2013	—	17,050	(4)	$60.99	2/21/2023	—		—	—	—
	2/23/2012	5,963	11,927	(4)	$53.48	2/23/2022	—		—	—	—
	2/23/2011	11,186	5,594	(4)	$49.59	2/23/2021	—		—	—	—
	2/23/2010	20,800	—		$37.32	2/23/2020	—		—	—	—
	2/24/2009	26,440	—		$26.29	2/24/2019	—		—	—	—
	2/20/2008	23,860	—		$37.75	2/20/2018	—		—	—	—
	2/24/2015	—	—		—	—	5,270	(12)	$489,478	—	—
	5/15/2014	—	—		—	—	1,700	(12)	$157,896	—	—
	2/24/2014	—	—		—	—	6,005	(12)	$557,744	—	—
	2/24/2014	—	—		—	—	6,670	(12)	$619,510	—	—
	2/21/2013	—	—		—	—	6,820	(12)	$633,442	—	—
	2/23/2012	—	—		—	—	4,774	(12)	$443,409	—	—
	2/23/2011	—	—		—	—	2,237	(12)	$207,773	—	—
Patrick K. Murphy	2/24/2015	—	13,300	(10)	$87.04	2/24/2025	—		—	—	—
	5/15/2014	2,544	10,176	(10)	$74.97	5/15/2024	—		—	—	—
	2/24/2015	—	—		—	—	4,390	(11)	$407,743	—	—
	5/15/2014	—	—		—	—	4,072	(11)	$378,207	—	—

(1)	With respect to the unexercisable options and unvested PSU’s and RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options, PSU’s or RSUs were a part.

(2)	Market value is calculated based on the closing price of Danaher’s common stock on December 31, 2015 as reported on the NYSE ($92.88 per share), times the number of shares.

(3)	Under the terms of the award, 50% of the options granted become or became exercisable on each of the fourth and fifth anniversaries of the grant date.

(4)	Under the terms of the award, one-third of the options granted become or became exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(5)

The number of shares of Danaher common stock that vest pursuant to the PSU award is based on Danaher’s total shareholder return (TSR) ranking relative to the S&P 500 Index over a three-year performance period. Payout at 100% of the target level requires that Danaher achieve above-median performance and rank at the 55th percentile of the S&P 500 Index, while the PSUs pay out at 200% (which is the level reflected in this table) for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if Danaher’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong Danaher’s performance is on a relative basis), and if Danaher’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Danaher common stock following the fifth anniversary of the commencement of the performance period.

(6)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive fiscal quarters starting after the grant date and ending on or prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended December 31, 2014 and (y) Danaher achieves positive net income; and (B) the Danaher Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”) but excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the Danaher Compensation Committee may either apply the changed accounting principle to the baseline period and the full performance period, or exclude the impact of the change in accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during the baseline period or the performance period is or becomes a discontinued operation, (b) as to which control is lost during the baseline period or the performance period, or (c) as to which Danaher sells or divests its interest in the baseline period or the performance period, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which Danaher acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which Danaher acquired a whole or partial interest and identified as of the acquisition date, and (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (7) the impact of any discrete income tax charges or benefits recorded in the performance period or baseline period if such charges in aggregate exceed $10 million during the respective period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and performance periods are excluded.

(7)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-third of the RSUs will vest on each of the third, fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive fiscal quarters starting after the grant date and ending on or prior to the tenth anniversary of the grant date in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended March 28, 2014 and (y) Danaher achieves positive net income; and (B) the Danaher Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined in the same manner as described in Footnote 6 above.

(8)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 50% of the award vests or vested on each of the fourth and fifth anniversaries of the grant date.

(9)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, one-third of the award vests or vested on each of the third, fourth and fifth anniversaries of the grant date.

(10)	Under the terms of the award, 20% of the options granted become or became exercisable on each of the first five anniversaries of the grant date.

(11)	Under the terms of the award, 20% of the RSUs granted become or became exercisable on each of the first five anniversaries of the grant date.

(12)	Under the terms of the award, one-third of the RSUs granted become or became exercisable on each of the third, fourth and fifth anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2015

The following table summarizes stock option exercises and the vesting of RSU awards with respect to Fortive Named Executive Officers in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James A. Lico	153,840	$8,400,351	34,541	$3,000,231
Charles E. McLaughlin	0	0	3,365	$298,650
Patrick J. Byrne	0	0	4,713	$436,987
Martin Gafinowitz	36,000	$2,212,197	7,397	$642,504
Patrick K. Murphy	0	0	1,018	$88,006

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher common stock at the time of exercise.

(2)	Calculated by multiplying the number of shares acquired times the closing price of Danaher’s common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2015 Pension Benefits

The table below shows as of December 31, 2015, the present value of accumulated benefits payable to Messrs. Lico and Gafinowitz under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the Fortive Named Executive Officers participates. None of the other Fortive Named Executive Officers participate in the Cash Balance Plan.

The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Code. Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was “frozen” with respect to substantially all participants under the plan and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants now increase each year at the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2015 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.42%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and a discount rate of 4.42%. There were no payments made to Mr. Lico or Mr. Gafinowitz under the Cash Balance Plan in 2015.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
James A. Lico	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	6.4	$70,926
Martin Gafinowitz	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	1.0	$21,631

(1)	Represents the number of years the Fortive Named Executive Officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.

(2)	Calculated as of December 31, 2015, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2015.

2015 Nonqualified Deferred Compensation

The table below sets forth for each Fortive Named Executive Officer information regarding participation in the Danaher EDIP. There were no withdrawals by or distributions to any of the Fortive Named Executive Officers from the Danaher EDIP in 2015.

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)
James A. Lico	EDIP	$100,000	$148,838	$278,376	$5,043,595
Charles E. McLaughlin	EDIP	0	$31,529	$33,195	$408,732
Patrick J. Byrne	EDIP	$123,679	$45,000	$15,284	$412,957
Martin Gafinowitz	EDIP	$116,665	$68,000	$199,823	$3,718,033
Patrick K. Murphy	EDIP	0	$37,800	$6,582	$80,343

(1)	Consists of contributions to the Danaher EDIP of the following amounts reported in the 2015 Summary Compensation Table:

Name	2015 Salary	Non-Equity Incentive Plan or Bonus Compensation Earned With Respect to 2014 but Deferred in 2015
James A. Lico	$100,000	0
Charles E. McLaughlin	0	0
Patrick J. Byrne	0	$123,679
Martin Gafinowitz	$61,665	$55,000
Patrick K. Murphy	0	0

(2)	The amounts set forth in this column are included as 2015 compensation under the “All Other Compensation” column in the 2015 Summary Compensation Table.

(3)	None of the amounts set forth in this column are included as compensation in the 2015 Summary Compensation Table. The table below shows each earnings option that was available under the Danaher EDIP as of December 31, 2015 and the rate of return for each such option for the calendar year ended December 31, 2015 (the rate of return is net of investment management fees, fund expenses and administrative charges, as applicable):

EDIP Investment Option	Rate of Return from January 1, 2015 through December 31, 2015 (%)	EDIP Investment Option	Rate of Return from January 1, 2015 through December 31, 2015 (%)
Fidelity Institutional Money Market Fund—Class I	0.11%	Fidelity Low-Priced Stock Commingled Pool	0
LifePath Index 2020 Non-Lendable Fund G	-1.40%	T. Rowe Price Large Cap Core Growth	11.66%
LifePath Index 2025 Non-Lendable Fund G	-1.51%	Vanguard Total International Stock Index Fund	-4.24%
LifePath Index 2030 Non-Lendable Fund G	-1.63%	Fidelity Strategic Real Return Fund	-7.43%
LifePath Index 2035 Non-Lendable Fund G	-1.76%	Fidelity Equity Income Fund—Class K	-3.41%
LifePath Index 2040 Non-Lendable Fund G	-1.94%	Dodge & Cox International Stock Fund	-11.35%
LifePath Index 2045 Non-Lendable Fund G	-2.07%	Fidelity Managed Income Portfolio II—Class 3	1.62%
LifePath Index 2050 Non-Lendable Fund G	-2.09%	Vanguard Total Bond Market Index	0.41%
LifePath Index 2055 Non-Lendable Fund G	-2.08%	Fidelity Spartan 500 Index Fund—Institutional Class	1.38%
LifePath Index Retirement Non-Lendable Fund G	-1.25%	Fidelity Spartan Extended Market Index Fund—Advantage Class	-3.32%
Danaher Stock Fund	8.95%	Active Small Cap Equity Fund	2.90%
Cohen & Steers Realty Shares Fund	5.0%	PIMCO All Asset Fund Institutional Class	-8.72%

(4)	The table below indicates for each Fortive Named Executive Officer how much of the Danaher EDIP balance set forth in this column has been reported as compensation in the Danaher Summary Compensation Table with respect to 2006 and subsequent years:

Name	Amount included in “Aggregate Balance at Last FYE” column that has been reported as compensation in Danaher Summary Compensation Table in 2006 and subsequent years ($)
James A. Lico	$1,787,229
Charles E. McLaughlin	—
Patrick J. Byrne	—
Martin Gafinowitz	—
Patrick K. Murphy	—

Potential Payments Upon Termination or Change-of-Control as of 2015 Fiscal Year-End

The following table describes the payments and benefits that each Fortive Named Executive Officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2015. Where benefits are based on the market value of Danaher’s common stock, we have used the closing price of Danaher’s common stock as reported on the NYSE on December 31, 2015 ($92.88 per share). In addition to the amounts set forth below, upon any termination of employment each executive would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and Danaher 401(k) plan distributions, (2) receive accrued, vested balances under the Danaher EDIP and the Cash Balance Plan (except that under the Danaher EDIP, if an employee’s employment terminates as a result of gross misconduct, the Danaher EDIP administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero), and (3) exercise vested stock options (except that under the terms of Danaher’s 2007 Stock Incentive Plan and 1998 Stock Option Plan, no employee can exercise any outstanding equity award after termination for gross misconduct).

Named Executive Officer	Benefit	Termination/Change-of-Control Event (1)
		Termination without cause	Retirement	Death
James A. Lico	Value of unvested stock options that would be accelerated (2)	—	—	$10,368,394
	Value of unvested RSUs and PSUs that would be accelerated (2)	—	—	$10,871,139
	Benefits continuation (3)	$15,469	—	—
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan (3)	$701,200	—	—
	Total:	$716,669	—	$21,239,533

Charles E. McLaughlin	Value of unvested stock options that would be accelerated (2)	—	—	$428,654
	Value of unvested RSUs that would be accelerated (2)	—	—	$509,749
	Benefits continuation (3)	$47,392	—	—
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan (3)	$415,000	—	—
	Value of unvested EDIP balance that would be accelerated (4)	—		$240,884
	Total:	$462,392	—	$1,179,287

Patrick J. Byrne	Value of unvested stock options that would be accelerated (2)	—	$26,011	$939,038
	Value of unvested RSUs that would be accelerated (2)	—	$136,665	$1,015,314
	Benefits continuation (3)	$15,469	—	—
	Cash payments under Senior Leader Severance Pay Plan (3)	$512,500	—	—
	Value of unvested EDIP balance that would be accelerated (4)	—	—	$179,560
	Total:	$527,969	$162,676	$2,133,912

Named Executive Officer	Benefit	Termination/Change-of-Control Event (1)
		Termination without cause	Retirement	Death
Martin Gafinowitz	Value of unvested stock options that would be accelerated (2)	—	$22,309	$1,669,921
	Value of unvested RSUs that would be accelerated (2)	—	$117,155	$1,928,075
	Benefits continuation (3)	$15,469	—	—
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan (3)	$518,986	—	—
	Total:	$534,455	$139,464	$3,597,996

Patrick K. Murphy	Value of unvested stock options that would be accelerated (2)	—	—	$259,924
	Value of unvested RSUs that would be accelerated (2)	—	—	$428,888
	Benefits continuation (3)	$15,469	—	—
	Cash payments under Senior Leader Severance Pay Plan (3)	$472,500	—	—
	Value of unvested EDIP balance that would be accelerated (4)	—	—	$80,343
	Total:	$487,969	—	$769,155

The values reflected in the table above relating to the acceleration of stock options, RSUs and PSUs reflect the intrinsic value (that is, the value based on the price of Danaher’s common stock, and in the case of stock options minus the exercise price) of the options, RSUs and PSUs that would have vested had the specified event of termination or change-of-control occurred as of December 31, 2015.

(1)	The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board does not accelerate the vesting of any unvested RSUs, PSUs or stock options held by the Fortive Named Executive Officers. If a change-of-control had occurred as of December 31, 2015 and Danaher’s Board had allowed the unvested RSUs, PSUs and stock options held by Fortive Named Executive Officers to accelerate, the intrinsic value of the stock options, RSUs and PSUs held by these executives that would have been accelerated would have been as follows (no tax reimbursement or gross-up payments would have been triggered by such accelerations): Stock options: Mr. Lico, $10,368,394; Mr. McLaughlin, $428,654; Mr. Byrne, $939,038; Mr. Gafinowitz, $1,669,921; and Mr. Murphy, $259,924. RSUs and PSUs, as applicable: Mr. Lico, $10,871,139; Mr. McLaughlin, $730,966; Mr. Byrne, $1,405,925; Mr. Gafinowitz, $3,109,251; and Mr. Murphy, $785,951.

(2)	The terms of the 2007 Plan provide for (a) continued pro-rata vesting of certain of the participant’s RSUs and PSUs, as applicable, and continued pro-rata vesting of certain of the participant’s stock options upon retirement under certain circumstances, and (b) accelerated vesting of a participant’s stock options and certain of a participant’s RSUs and PSUs, as applicable, if the participant dies during employment.

(3)	Please see “Danaher Senior Leader Severance Pay Plan” and, with respect to Messrs. Lico and Gafinowitz, “—Danaher Employment Agreements” for a description of the severance benefits and cash payments the Fortive Named Executive Officers would be entitled to receive if Danaher terminates the executive’s employment without cause, as well as a description of the noncompetition and other post-closing covenants agreed to by the Fortive Named Executive Officers under the Proprietary Interest Agreements. The amounts set forth in the table assume that the executive would have executed Danaher’s standard release in connection with any termination without cause.

(4)	Under the terms of the Danaher EDIP, upon a participant’s death the unvested portion of Danaher’s contributions that have been credited to the participant’s EDIP account would immediately vest.

Danaher Employment Agreements

Named Executive Officer Proprietary Interest Agreements with Danaher

Danaher has entered into an agreement with each of the Fortive Named Executive Officers under which each executive is subject to certain covenants designed to protect Danaher’s proprietary interests (the “Proprietary Interest Agreement”). During and after the executive’s employment with Danaher, the executive is prohibited from disclosing or improperly using any of Danaher’s confidential information, subject to certain customary exceptions, and from making any disparaging comments about Danaher. During the executive’s employment with Danaher and for one year (two years with respect to subsection (c) below) after such employment ends, the agreement prohibits the executive from directly or indirectly (a) competing with Danaher; (b) selling to or soliciting purchases from Danaher’s customers and prospective customers with respect to products and services about which the executive has particular knowledge or expertise, (c) hiring or soliciting any of Danaher’s current or recent employees, or otherwise assisting or encouraging any of Danaher’s employees to leave; (d) interfering with Danaher’s vendor relationships; or (e) developing competing products or services. The executive also agrees that with limited exceptions all intellectual property that the executive develops in connection with the executive’s employment belongs to Danaher, and assigns it all rights the executive may have in any such intellectual property.

Under the Proprietary Interest Agreements executed with each of Messrs. Lico and Gafinowtiz, if Danaher terminates the executive’s employment without cause the executive is entitled to an amount equal to nine months of base salary, plus severance pay equal to three months’ salary if the executive signs Danaher’s standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as the executive’s (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with Danaher’s standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in the executive’s absence from work on a full-time basis for twelve consecutive months.

Letter Agreement with Charles E. McLaughlin

TGA Employment Services LLC (“TGA”), a subsidiary of Danaher that will become part of Fortive in connection with the separation, entered into a letter agreement with Mr. McLaughlin on November 16, 2015 in connection with his hiring as Fortive’s Senior Vice President and Chief Financial Officer, which became effective on October 1, 2015. Pursuant to the letter agreement, Mr. McLaughlin’s employment is on an at-will basis and he is entitled to:

•	a pre-separation base salary of $415,000 and a post-separation base salary of $510,000 (subject to periodic review);

•	a pre-separation annual incentive target bonus of 50% of annual base salary and a post-separation annual incentive target bonus of 75% of annual base salary under the Fortive 2016 Executive Annual Incentive Program;

•	a recommendation to Danaher’s Compensation Committee to grant a 2016 sign-on equity award, split evenly between stock options and RSUs, with a grant date fair value of $500,000, which would vest ratably over the first five anniversaries of the date of grant;

•	a recommendation to Danaher’s Compensation Committee to grant an annual equity award beginning in 2016, split evenly between stock options and RSUs, with a grant date fair value of $1,500,000, which would vest ratably over the first five anniversaries of the date of grant;

•	participation in the Danaher EDIP and in the employee benefit plans that are maintained for exempt employees generally; and

•	relocation benefits under Danaher’s relocation policy.

Letter Agreement with Patrick J. Byrne

TGA entered into a letter agreement with Mr. Byrne on November 20, 2015 in connection with his hiring as a Senior Vice President of Fortive, which became effective on January 1, 2016. Pursuant to the letter agreement, Mr. Byrne’s employment is on an at-will basis and he is entitled to:

•	a base salary of $568,000 (subject to periodic review);

•	a pre-separation annual incentive target bonus of 50% of annual base salary and a post-separation annual incentive target bonus of 70% of annual base salary under the Fortive 2016 Executive Annual Incentive Program;

•	a recommendation to Danaher’s Compensation Committee to grant a 2016 sign-on equity award, split evenly between stock options and RSUs, with a grant date fair value of $500,000, which would vest ratably over the first five anniversaries of the date of grant;

•	a recommendation to Danaher’s Compensation Committee to grant an annual equity award beginning in 2016, split evenly between stock options and RSUs, with a grant date fair value of $1,000,000, which would vest ratably over the first five anniversaries of the date of grant; and

•	participation in the Danaher EDIP and in the employee benefit plans that are maintained for exempt employees generally.

Letter Agreement with Martin Gafinowitz

TGA entered into a letter agreement with Mr. Gafinowitz on November 11, 2015 in connection with his hiring as a Senior Vice President of Fortive, which became effective on January 1, 2016. Pursuant to the letter agreement, Mr. Gafinowitz’s employment is on an at-will basis and he is entitled to:

•	a base salary of $588,000 (subject to periodic review);

•	a pre-separation annual incentive target bonus of 70% of annual base salary and a post-separation annual incentive target bonus of 75% of annual base salary under the Fortive 2016 Executive Annual Incentive Program;

•	a recommendation to Danaher’s Compensation Committee to grant a 2016 sign-on equity award, split evenly between stock options and RSUs, with a grant date fair value of $700,000, which would vest ratably over the first five anniversaries of the date of grant;

•	a recommendation to Danaher’s Compensation Committee to grant an annual equity award beginning in 2016, split evenly between stock options and RSUs, with a grant date fair value of $1,300,000, which would vest 33% on each of the third, fourth and fifth anniversaries of the grant date; and

•	participation in the Danaher EDIP and in the employee benefit plans that are maintained for exempt employees generally.

Letter Agreement with Patrick K. Murphy

TGA entered into a letter agreement with Mr. Murphy on November 11, 2015 in connection with his hiring as a Senior Vice President of Fortive, which became effective on January 1, 2016. Pursuant to the letter agreement, Mr. Murphy’s employment is on an at-will basis and he is entitled to:

•	a base salary of $528,000 (subject to periodic review);

•	a pre-separation annual incentive target bonus of 55% of annual base salary and a post-separation annual incentive target bonus of 70% of annual base salary under the Fortive 2016 Executive Annual Incentive Program;

•	a recommendation to Danaher’s Compensation Committee to grant a 2016 sign-on equity award, split evenly between stock options and RSUs, with a grant date fair value of $500,000, which would vest ratably over the first five anniversaries of the date of grant;

•	a recommendation to Danaher’s Compensation Committee to grant an annual equity award beginning in 2016, split evenly between stock options and RSUs, with a grant date fair value of $1,000,000, which would vest ratably over the first five anniversaries of the date of grant; and

•	participation in the Danaher EDIP and in the employee benefit plans that are maintained for exempt employees generally.

Officers’ and Directors’ Indemnification and Insurance

Fortive’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Fortive, or by reason of serving at Fortive’s request in any capacity of any other entity, subject to certain exceptions. Fortive’s Bylaws provide for similar indemnification rights. In addition, each of Fortive’s directors and executive officers is expected to enter into an indemnification agreement with Fortive that will provide for substantially similar indemnification rights and under which Fortive will agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Fortive is also expected to obtain directors and officers liability insurance covering all of Fortive’s directors and officers.

Employee Benefit Plans

Following is a description of the material terms of the equity compensation, cash incentive compensation, non-qualified deferred compensation and severance pay plans in which the Fortive Named Executive Officers are expected to be eligible to participate following the separation.

Each of these plans will allow the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

Fortive 2016 Stock Incentive Plan

General. The Compensation Committee of the Board (the “Administrator”) will administer the Fortive 2016 Stock Incentive Plan (the “Stock Plan”). The following awards may be granted under the Stock Plan: stock options, SARs, restricted stock, RSUs, other stock-based awards (including PSUs) and conversion awards, as such terms will be defined in the Stock Plan (collectively, all such awards are referred to as “awards”).

Shares Available; Award Limits. A total of 23 million shares of Fortive common stock will be reserved for issuance under the Stock Plan. In the case of any award intended to comply with Section 162(m), in any calendar year, no individual who is likely to be subject to Section 162(m) may be granted options or SARs under the Stock Plan with respect to more than 1.5 million shares of Fortive common stock, or other awards intended to qualify as performance-based under Section 162(m) with respect to more than 1.5 million shares of Fortive common stock. The fair market value of awards granted under the Stock Plan during any one calendar year to any director, other than in lieu of cash compensation payable to the director for service on the Board, will not exceed five hundred thousand dollars ($500,000) in the aggregate. The foregoing limitations are subject to adjustments relating to capital adjustments as set forth in the Stock Plan.

Performance Rules. Awards under the Stock Plan may be subject to time-based and/or performance-based vesting conditions. Awards subject to performance-based vesting conditions may be designed to comply with Section 162(m). Under the Stock Plan, an award that is designed to comply with Section 162(m) will be based exclusively on one of, or a combination of, the following performance-based criteria, which may be based on Fortive and its subsidiaries on a group-wide basis or on the basis of subsidiary, platform, division, operating unit and/or other business unit results (subject to the Danaher Compensation Committee’s exercise of negative discretion): earnings per share (on a fully diluted or other basis); stock price targets or stock price maintenance; total shareholder return; return on capital, return on invested capital or return on equity; pretax or after tax net income; working capital; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization (EBITDA); operating income; free cash flow; cash flow; revenue or core revenue (core revenue may also be referred to as “revenue from existing businesses” or “organic revenue”); gross profit margin, operating profit margin, gross or operating margin improvement or core operating margin improvement; and/or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, market share or geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures. The Administrator may express each performance objective in absolute and/or relative terms or ratios, based on or using comparisons with internal targets, past performance of Fortive (including the past performance of one or more subsidiaries, platforms, divisions, operating units and/or other business units) and/or the past or current performance of unrelated companies. Without limiting the above, in the case of earnings-based measures, performance objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), cash flow, free cash flow, shareholders’ equity, shares outstanding, assets and/or net assets.

For awards subject to Section 162(m), the measures used in setting performance goals are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Fortive’s audited financial statements, but without regard to (1) unusual or infrequently occurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the performance period (or that occurred during any period that the performance period is being compared to) and the cumulative effect thereof (the Administrator may (as specified by the Administrator within the Applicable Period) either apply the changed accounting principle to all periods referenced in the award, or exclude the changed accounting principle from all periods referenced in the award), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, (7) the impact of any discrete income tax charges or benefits identified in the performance period (or during any period the performance period is being compared to), and (8) other objective income, expense, asset, liability and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Fortive Compensation Committee no later than the earlier of the 90th day of the performance period or the date on which 25% of the performance period has been completed (the “Applicable Period”), which may include adjustments that would cause one or more of the performance objectives to be considered “non-GAAP financial measures” under rules promulgated by the Securities and Exchange Commission; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the performance period and any period that the performance period is being compared to are excluded; and provided further, that the Administrator in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs from GAAP described in subsections (1) through (7) above shall not be excluded from the measures used to determine the performance objectives for a particular period or shall be modified. In addition, any award that is intended to comply with Section 162(m) will not vest under its terms unless Danaher has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been met. The Administrator will certify whether performance objectives are attained, and its determination will be final and conclusive. The Administrator may also use discretion to lower (but not increase) the benefits received under an award that are otherwise earned upon satisfaction of the applicable performance objectives.

Retirement and Other Terminations of Employment. Except in certain countries where different terms apply and subject to certain terms and conditions set forth in the Stock Plan or the applicable award agreement, in general and subject in all cases to the term of the award:

•	upon retiring after reaching age 65, (1) a participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date and (2) any RSUs or restricted shares that are unvested as of the retirement date will be forfeited without consideration; and

•	upon retiring after reaching age 55 and completing ten years of service, (1) the participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) RSUs or restricted shares that are unvested as of the retirement date and that would have vested upon continued service through the fifth anniversary of the retirement date will vest as of the retirement date and (3) with respect to performance-based RSUs or restricted shares scheduled to vest through the fifth anniversary of the retirement date will vest and, where the performance period for such awards has not expired as of the retirement date, the awards will be settled at the end of the performance period based on Fortive’s performance over the performance period.

Upon terminations of employment other than retirement, unless the Administrator determines otherwise any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or (1) 12 months after termination, if the termination results from the participant’s death or disability, (2) the time of termination, if the participant’s employment is terminated for gross misconduct, or (3) 90 days following the termination date, in all other non-retirement situations. The Administrator has the discretion to determine whether and when a termination of employment has occurred. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Fortive and the participant. In addition, upon termination of a participant’s employment or service due to death (1) all unvested stock options granted under the Stock Plan will be forfeited, (2) the vesting of a pro rata portion of his or her outstanding RSUs is accelerated as of the date of death, and (3) with respect to PSUs as to which the death occurs prior to conclusion of the performance period, the participant’s estate receives a pro rata portion of the target number of shares underlying the PSUs.

Corporate Changes. As defined in the Stock Plan, a substantial corporate change includes the consummation of (i) Fortive’s dissolution or liquidation; (ii) a merger, consolidation, or reorganization in which Fortive is not the surviving entity (unless the voting securities of Fortive outstanding prior to such event continue to represent more than 50% of the voting securities of the surviving entity); (iii) the sale of all or substantially all of Fortive’s assets to another person or entity; or (iv) any transaction approved by the Board (including a merger or reorganization in which Fortive survives) that results in any person or entity (other than any affiliate of Fortive as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of Fortive. Upon a substantial corporate change, the Stock Plan and any forfeitable portions of the awards will terminate unless provision is made for the assumption or substitution of the outstanding awards. Unless the Board determines otherwise, if any award would otherwise terminate upon a substantial corporate change, the Administrator will either (i) provide holders of options and SARs with a right, at such time before the consummation of the transaction as the Board designates, to exercise any unexercised portion of an option or SAR, whether or not previously exercisable, or (ii) cancel each award after payment of an amount in cash, cash equivalents or successor equity interests substantially equal to the fair market value of the underlying shares of Fortive common stock under the transaction minus, for any options or SARs, the exercise price for the shares covered by the option or SAR.

Amendment or Termination. The Board may amend, suspend or terminate the Stock Plan. However, no amendment may be effected without approval of Fortive’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the Administrator may not amend or cancel the Stock Plan or any award made under the Stock Plan without the written consent of the participant if such action would materially adversely affect any outstanding award, provided however, that the Board reserves the right to unilaterally alter or modify the Stock Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A. In addition, all awards granted under the Stock Plan are subject to the Fortive recoupment policy as it exists from time to time, if and to the extent the policy applies according to its terms as well as any recoupment terms required by applicable law. Unless the Board extends the Stock Plan’s term, the Administrator may not grant Awards under the Stock Plan after the tenth anniversary of the date on which the Stock Plan becomes effective.

Fortive 2016 Executive Incentive Compensation Plan

Fortive’s 2016 Executive Incentive Compensation Plan (the “Cash Incentive Plan”) will govern non-equity incentive compensation awards granted to Fortive’s executive officers. Each year, the Fortive Compensation Committee is expected to establish the performance goals and related terms and conditions of awards under the Cash Incentive Plan no later than the earlier of the 90th day of the performance period, or the date on which 25% of the performance period has been completed (the “applicable period”). For any single performance period, the award amount payable to a participant for the performance period equals the lesser of (1) ten million dollars ($10,000,000) (prorated for any performance period of less than twelve months) or (2) the amount earned pursuant to the performance goals and other award terms and conditions set by the Fortive Compensation Committee for the participant for the performance period, subject to any further negative discretion adjustments (up to and including elimination of the award) as the Fortive Compensation Committee may determine. The performance goals are based on any one of, or a combination of, the performance-based criteria described in the Cash Incentive Plan, which are the same as the Stock Plan performance criteria described in “—Stock Incentive Plan.” The measures used in setting performance goals are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Fortive’s audited financial statements, but without regard to any of the GAAP carve-outs described in the Cash Incentive Plan (which are the same as the Stock Incentive Plan GAAP carve-outs described in “—Stock Incentive Plan”); provided that the Fortive Compensation Committee in its sole discretion and within the applicable period may determine that any or all of such GAAP carve-outs shall not be excluded from the measures used to determine the performance objectives for a particular period or shall be modified, and/or within the applicable period may determine to exclude other items from such measures for such performance period. Within the applicable period, the Fortive Compensation Committee may also adopt such forfeiture, proration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on awards of a participant’s death, disability or other events or situations deemed by the Fortive Compensation Committee to constitute an appropriate exception to attainment of any performance goal for purposes of the applicable regulations. After the end of the performance period, the Fortive Compensation Committee will certify whether the positive net income requirement has been satisfied and the extent to which the performance goals for the performance period have been attained. Any awards payable under the plan are paid in cash no later than March 15th of the calendar year following the end of the performance period.

Executive Deferred Incentive Program

Each of the Fortive Named Executive Officers participates in the Danaher Executive Deferred Incentive Program, or EDIP, a non-qualified, unfunded deferred compensation program for selected management associates of Danaher and its subsidiaries, and is expected to participate in a substantially similar program sponsored by Fortive following the separation. The following is a summary of the material terms of the Danaher EDIP.

Voluntary Contributions and Company Contributions. Each EDIP participant may elect to defer into the program up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. All amounts deferred under the EDIP are unfunded and unsecured obligations of

Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are the same as the investment alternatives offered under our 401(k) Plan (except for a real estate mutual fund that is offered under the EDIP and not under the 401(k) Plan, and except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Danaher common stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant. In addition, as of January 1 of each plan year (or in the case of a new participant, on a pro rata basis as of such later date during the year when the person begins participating in the EDIP), Danaher credits to the account of each participant an amount equal to the product of:

•	the sum of the participant’s base salary and target bonus as of the end of the prior year; and

•	a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

The Danaher common stock investment alternative applies to all amounts that Danaher credits to a participant’s account.

Vesting. Participants are at all times fully vested in amounts they voluntarily defer into their accounts. A participant vests in the amounts that Danaher credits to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

•	If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance until after his or her employment with Danaher terminates. If the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero. A participant that is not 100% vested in the Danaher contributions that have been made to his or her account receives his or her vested EDIP account balance in a lump sum six months following termination from the EDIP. A participant that is 100% vested in the Danaher contributions that have been made to his or her account may generally elect to receive distributions from his or her EDIP account in either a lump sum or annual installments over two, five or ten years (with payments beginning as early as immediately after termination for amounts vested as of December 31, 2004, or 6 months, 1 year or 2 years following termination, at the participant’s election, for other vested amounts). Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Danaher common stock or a combination of cash and shares of Danaher common stock; provided that all balances subject to the Danaher common stock investment alternative must be distributed in shares of Danaher common stock.

Danaher Senior Leader Severance Pay Plan

Each of Danaher’s executives, including the Fortive Named Executive Officers, is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of Danaher for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement. Fortive has adopted a similar policy.

DIRECTOR COMPENSATION

Each non-management director of Fortive is expected to receive:

•	An annual cash retainer of $100,000, paid in four, equal installments following each quarter of service.

•	If a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year.

•	An annual equity award with a target award value of $140,000, divided equally between options and RSUs. The options will be fully vested as of the grant date. The RSUs will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Fortive’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board.

•	Reimbursement for Fortive-related out-of-pocket expenses, including travel expenses.

In addition, the Board chair receives an annual cash retainer of $92,500 and an annual equity award with a target value of $92,500 (divided equally between options and RSUs, as described above), the chair of the Audit Committee receives an annual cash retainer of $20,000 and the chair of each of the Compensation Committee and Nominating and Governance Committee receives an annual cash retainer of $15,000, with all cash retainers paid in four, equal installments following each quarter of service.

The Fortive Board has also adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) will be required to beneficially own Fortive shares with a market value of at least five times his or her annual cash retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes RSUs and restricted shares held by the director and shares in which the director or his or her spouse or child has a direct or indirect interest, but does not include shares subject to unexercised stock options. In addition, Fortive’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Fortive common stock that he or she directly or indirectly owns and controls (other than shares that were issued as a dividend on shares of Danaher common stock that were already pledged as of February 21, 2013), and provides that pledged shares of Fortive common stock do not count toward Fortive’s stock ownership requirements. Fortive has also adopted a policy that prohibits Fortive directors and employees from engaging in any transactions involving a derivative of a Fortive security, including hedging transactions.

TREATMENT OF OUTSTANDING EQUITY AWARDS AT THE TIME OF THE SEPARATION

We expect that Danaher equity awards outstanding at the time of the separation will be adjusted using the following principles:

•	For each award recipient, the intent is to maintain the economic value of those awards before and after the distribution date.

•	Other than performance-based restricted stock units, which are described in more detail below, the terms of the equity awards, such as vesting date, will generally continue unchanged.

•	For Fortive employees at the time of distribution, the awards will be converted into Fortive equity awards and denominated in shares of Fortive common stock.

•	For Danaher employees, the awards will remain Danaher equity awards.

The following table provides additional information regarding each type of Danaher equity award. As a result of the adjustments to such awards in connection with the separation, the precise number of Fortive options, RSUs and restricted shares will not be known until the distribution date or shortly thereafter.

Type of Award	Fortive Employees	Danaher Employees
Stock Options	Danaher stock options will be converted into options of comparable value to purchase Fortive common stock.	Continue to hold Danaher stock options, as equitably adjusted to reflect the distribution.
Time-Based Restricted Stock Units (“RSUs”)	Danaher RSUs will be converted into Fortive RSUs of comparable value.	Continue to hold Danaher RSUs, as equitably adjusted to reflect the distribution.
Performance-Based Restricted Stock Units (“Performance-Based RSUs”)	Danaher Performance-Based RSUs with outstanding performance goals will be replaced with Fortive performance-based restricted shares of comparable value, with performance goals relating to Fortive instead of Danaher	Continue to hold Danaher Performance-Based RSUs, as equitably adjusted to reflect the distribution.
Performance Stock Units (“PSUs”)	Danaher PSUs will be converted into Fortive performance-based restricted shares of comparable value; performance period will be bifurcated between Danaher performance period and Fortive performance period, weighted pro rata based on duration of each period.	Continue to hold Danaher PSUs, as equitably adjusted to reflect the distribution.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with Danaher

Following the separation and distribution, Fortive and New Danaher will operate separately, each as an independent public company. Fortive will enter into a separation and distribution agreement with Danaher, which is referred to in this information statement as the “separation agreement.” In connection with the separation, Fortive will also enter into various other agreements to effect the separation and provide a framework for its relationship with New Danaher after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a DBS license agreement. These agreements will provide for the allocation between Fortive and New Danaher of Danaher’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Fortive’s separation from Danaher and will govern certain relationships between Fortive and New Danaher after the separation. The agreements listed above have been or will be filed as exhibits to the registration statement of which this information statement is a part.

The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which Danaher commences distribution of Fortive’s common stock to the holders of shares of Danaher common stock.

The Separation Agreement

Fortive intends to enter into a separation agreement with Danaher prior to the distribution of Fortive’s common stock to Danaher stockholders. The separation agreement will set forth Fortive’s agreements with Danaher regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of Fortive’s relationship with Danaher following the separation and distribution. This summary of the separation agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this information statement.

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Danaher and Fortive as part of the internal reorganization transaction described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that Fortive and Danaher retain the assets necessary to operate their respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between Fortive and Danaher. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:

•	“Fortive Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of Fortive’s subsidiaries, assets reflected on Fortive’s pro forma balance sheet and assets primarily (or in the case of intellectual property, exclusively) relating to Fortive’s business, will be retained by or transferred to Fortive or one of Fortive’s subsidiaries, except as set forth in the separation agreement or one of the other agreements described below;

•	“Fortive Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to Fortive or one of Fortive’s subsidiaries:

•	all of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent related to, arising out of or resulting from Fortive’s business;

•	any and all “Fortive Environmental Liabilities” (as defined in the separation agreement);

•	liabilities (whether accrued, contingent or otherwise) reflected on Fortive’s pro forma balance sheet;

•	liabilities (whether accrued, contingent or otherwise) relating to, arising out of, or resulting from, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of the Fortive business;

•	any product liability claims or other claims of third parties to the extent relating to, arising out of or resulting from any product developed, manufactured, marketed, distributed, leased or sold by the Fortive business;

•	liabilities relating to, arising out of, or resulting from any indebtedness of any subsidiary of Fortive or any indebtedness secured exclusively by any of the Fortive assets;

•	liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the U.S. Securities and Exchange Commission, to the extent the liability arising therefrom related to matters related to Fortive business;

•	all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed or furnished with the U.S. Securities and Exchange Commission that are related to the separation (including the Form 10 registration statement of which this information statement is a part, and this information statement); and

•	All assets and liabilities (whether accrued, contingent or otherwise) of Danaher will be retained by or transferred to Danaher or one of its subsidiaries (other than Fortive or one of Fortive’s subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in Fortive retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

Except as expressly set forth in the separation agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with. In general, neither Fortive nor Danaher will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances; Separation of Guarantees

To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of the distribution, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, Fortive and Danaher will use commercially reasonable efforts to remove Fortive and its subsidiaries as a guarantor of liabilities (including surety bonds) retained by Danaher and its subsidiaries and to remove Danaher and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by Fortive.

The Distribution

The separation agreement will govern the rights and obligations of the parties regarding the proposed distribution and certain actions that must occur prior to the proposed distribution. Danaher will cause its agent to distribute to its stockholders that hold shares of Danaher’s common stock as of the applicable record date all the issued and outstanding shares of Fortive’s common stock. Stockholders who would be entitled to receive a fraction of a share of Fortive common stock in the distribution, will receive cash in lieu of fractional shares. Danaher will have the sole and absolute discretion to determine (and change) the terms, form and structure of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions to the Distribution

The separation agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Danaher in its sole discretion. For further information regarding these conditions, see “The Separation and Distribution—Conditions to the Distribution.” Danaher may, in its sole discretion, determine the record date, the distribution date and the terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution.

Shared Contracts

Certain shared contracts are to be assigned or amended to facilitate the separation of Fortive’s business from Danaher. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the separation is complete.

Release of Claims and Indemnification

Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the separation agreement.

The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to Fortive under the separation agreement with Fortive and financial responsibility for the obligations and liabilities allocated to Danaher under the separation agreement with Danaher. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:

•	the liabilities or alleged liabilities each party assumed or retained pursuant to the separation agreement;

•	the assets each party assumed or retained pursuant the separation agreement;

•	the operation of each such party’s business, whether prior to, at, or after the distribution; and

•	any breach by Fortive or Danaher of any provision of the separation agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.

Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.

Legal Matters

Except as otherwise set forth in the separation agreement or any ancillary agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.

Cash Adjustment

The separation agreement will contain a cash adjustment provision, with payment of such adjustments to be made within 5 business days of the determination of the final cash balance. Pursuant to the adjustment, if Fortive’s aggregate cash balance at the time of the distribution, excluding any cash proceeds from the Fortive financing that are retained by Fortive and not paid as a special dividend to Danaher, is determined to have been greater than the reference cash balance of $0, Fortive will pay Danaher the excess and if Fortive’s aggregate cash balance at the time of the distribution, excluding any cash proceeds from the Fortive financing that are retained by Fortive and not paid as a special dividend to Danaher, is determined to have been less than the reference cash balance of $0, Danaher will pay Fortive the shortfall.

Insurance

Following the separation, Fortive will be responsible for obtaining and maintaining at Fortive’s own cost Fortive’s own insurance coverage. Additionally, with respect to certain claims arising prior to the distribution, Fortive may, for certain claims only at the sole discretion of Danaher, seek coverage under Danaher third-party insurance policies to the extent that coverage may be available thereunder.

No Restriction on Competition.

None of the provisions of the separation agreement include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.

No Hire and No Solicitation.

Neither Danaher nor Fortive will hire or retain an employee of the other party or its subsidiaries for 6 months following the distribution. Neither Danaher nor Fortive will recruit or solicit an employee of the other party or its subsidiaries for 18 months following the distribution.

Dispute Resolution

If a dispute arises between Fortive and Danaher under the separation agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the separation agreement, the dispute will be resolved through binding confidential arbitration.

Term/Termination

Prior to the distribution, Danaher has the unilateral right to terminate or modify the terms of the separation agreement. After the effective time of the distribution, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both Danaher and Fortive.

Other Matters Governed by the Separation Agreement

Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

Fortive and Danaher will enter into a transition services agreement that will be effective upon the distribution, pursuant to which Danaher and its subsidiaries and Fortive and its subsidiaries will provide to each other various services. The services to be provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by the parties. If no term period is provided for a specified service, then such service is to terminate on the second anniversary of the effective date of the transition services agreement. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to 30 days.

Fortive does not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to Fortive related to these same services.

Tax Matters Agreement

Allocation of Taxes. In connection with the separation and distribution, Fortive and Danaher will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement, Fortive will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include only Fortive and/or any of its subsidiaries for any periods or portions thereof ending on or prior to consummation of the separation and distribution.

Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters.

Danaher will generally be responsible for preparing and filing any tax return that includes Danaher or any of its subsidiaries (as determined immediately after the distribution), including those that also include Fortive and/or any of its subsidiaries. Fortive will generally be responsible for preparing and filing any tax returns that include only Fortive and/or any of its subsidiaries.

The party responsible for preparing and filing any tax return will generally have primary authority to control tax contests related to any such tax return. Fortive will generally have exclusive authority to control tax contests with respect to tax returns that include only Fortive and/or any of its subsidiaries.

Preservation of the Tax-Free Status of Certain Aspects of the Separation. Fortive and Danaher intend for the distribution, together with certain related transactions, to qualify as transaction that is tax-free to Danaher and Danaher’s shareholders under Section 355 and 368(a)(1)(D) of the Code.

Danaher expects to receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP regarding the tax-free status of the distribution, together with certain related transactions. In connection with the opinion, Fortive and Danaher have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.

Fortive will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and separation. Fortive may take certain actions prohibited by these covenants only if Fortive obtains and provides to Danaher an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case acceptable to Danaher in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions. Fortive will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the date of the distribution these covenants will include specific restrictions on Fortive’s:

•	issuance or sale of stock or other securities (including securities convertible into Fortive stock but excluding certain compensatory arrangements);

•	sales of assets outside the ordinary course of business; and

•	entering into any other corporate transaction which would cause Fortive to undergo a 50% or greater change in its stock ownership.

Fortive will generally agree to indemnify Danaher and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain other aspects of the separation to the extent caused by an acquisition of Fortive stock or assets or by any other action undertaken by Fortive. This indemnification will apply even if Danaher has permitted Fortive to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Employee Matters Agreement

Fortive and Danaher will enter into an employee matters agreement that will govern Fortive’s and Danaher’s compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.

The employee matters agreement will provide for the treatment of outstanding Danaher equity awards, as described in further detail in the section entitled “Treatment of Outstanding Equity Awards at the Time of the Separation,” and certain other incentive arrangements.

The employee matters agreement will provide that, following the distribution, Fortive’s employees generally will no longer participate in benefit plans sponsored or maintained by Danaher and will commence participation in Fortive’s benefit plans, which are generally similar to the existing Danaher benefit plans.

The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information, and the duplication or acceleration of benefits.

Intellectual Property Matters Agreement

Fortive and Danaher will enter into an intellectual property matters agreement pursuant to which Danaher will grant to Fortive a personal, generally irrevocable, non-exclusive, worldwide, and royalty-free license to use certain intellectual property rights retained by Danaher. Fortive will be able to sublicense its rights in connection with activities relating to Fortive’s and its affiliates business, but not for independent use by third parties.

Fortive will also grant back to Danaher a personal, generally irrevocable, non-exclusive, worldwide, and royalty-free license to continue to use the transferred intellectual property rights. Danaher will be able to sublicense its rights in connection with activities relating to Danaher’s and its affiliates retained business, but not for independent use by third parties. This license back will permit Danaher to continue to use the transferred intellectual property rights in the conduct of its remaining businesses. Fortive believes that the license back will have little impact on Fortive’s businesses because Danaher’s use of the transferred intellectual property rights is generally limited to products and services that are not part of Fortive’s businesses.

Under the intellectual property matters agreement, the term period with respect to licensed or sublicensed know-how is perpetual and with respect to each licensed or sublicensed patent it will expire upon expiration of the last valid claim of such patent.

DBS License Agreement

Fortive and Danaher will enter into a DBS license agreement pursuant to which Danaher will grant a non-exclusive, worldwide, non-transferable, perpetual license to Fortive to use DBS solely in support of its businesses. Fortive will be able to sublicense such license solely to direct and indirect, wholly-owned subsidiaries (but only as long as such entities remain direct and indirect, wholly-owned subsidiaries). In addition, each of Danaher and Fortive will license to each other improvements made by such party to DBS during the first two years of the term of the DBS license agreement. The term period for the DBS license agreement is perpetual, unless terminated earlier by either party.

Procedures for Approval of Related Person Transactions

The Board has adopted a written policy on related person transactions. Under this written related person transactions policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Fortive’s management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at the Nominating and Governance Committee’s next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation, all of the outstanding shares of Fortive’s common stock will be owned beneficially and of record by Danaher. The following table sets forth information with respect to the expected beneficial ownership of our common stock by: (1) each person who is known by us who will beneficially own more than five percent of our common stock, (2) each expected director and named executive officer, and (3) all of our expected directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Danaher common stock as of March 14, 2016, assuming a distribution ratio of one share of our common stock for every two shares of common stock of Danaher. Solely for the purposes of this table, we assumed that 344,044,622 of our shares of common stock were issued and outstanding as of March 14, 2016 based on Danaher common stock outstanding as of such date and the distribution ratio. The actual number of shares of our common stock to be outstanding following the separation will be determined on the record date for the distribution.

Security Ownership of Certain Beneficial Owners

Based solely on the information filed on Schedule 13G for the year ended December 31, 2015 with respect to beneficial ownership of Danaher common stock, we anticipate the following stockholders will beneficially own more than five percent of our common stock immediately following the separation.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
T. Rowe Price Associates, Inc.	39,720,169	(1)	11.5%

FMR LLC	19,816,840	(2)	5.8%

(1)	The amount shown and the following information is derived from a Schedule 13G filed February 11, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2015. According to the Schedule 13G, Price Associates has sole voting power over 26,097,139 shares of Danaher common stock and sole dispositive power over 79,423,338 shares of Danaher common stock. These shares are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)	The amount shown and the following information is derived from a Schedule 13G filed February 12, 2016 by FMR LLC and Abigail P. Johnson, which sets forth their respective beneficial ownership as of December 31, 2015. According to the Schedule 13G, FMR LLC has sole voting power over 4,075,334 shares of Danaher common stock and FMR LLC and Abigail P. Johnson have sole dispositive power over 39,633,681 shares of Danaher common stock. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

Share Ownership of Executive Officers and Directors

The following table provides information regarding the assumed beneficial ownership of common stock of Fortive by our named executive officers, our expected directors and all of our expected directors and executive officers as a group based upon the distribution ratio. Except as indicated, the address of each director and executive officer shown in the table below is c/o Fortive, 6920 Seaway Blvd, Everett, WA 98203.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(1)
Feroz Dewan	—		—
James A. Lico	255,308	(2)	*
Kate D. Mitchell	—		—
Mitchell P. Rales	20,056,349	(3)	5.8%
Steven M. Rales	21,571,962	(4)	6.3%
Israel Ruiz	—		—
Alan G. Spoon	41,948	(5)	*
Patrick J. Byrne	12,509	(6)	*
Martin Gafinowitz	100,461	(7)	*
Charles E. McLaughlin	14,607	(8)	*
Patrick K. Murphy	4,506	(9)	*
All directors and executive officers as a group (17 persons)	42,085,381	(10)	12.2%

(1)	Balances credited to each executive officer’s account under the Amended and Restated Danaher Corporation Executive Deferred Incentive Program (the “EDIP”) which are vested or are scheduled to vest within 60 days of March 14, 2016, are included in the assumption of beneficial ownership. For purposes of the assumption, the number of shares of Danaher Common Stock attributable to a person’s EDIP account is equal to (1) the person’s outstanding EDIP balance as of March 14, 2016 (to the extent such balance is vested or will become vested within 60 days of March 14, 2016), divided by (2) the closing price of Danaher Common Stock as reported on the NYSE on March 14, 2016 ($91.48 per share). In addition, for purposes of the assumption, the number of shares attributable to each executive officer’s 401(k) Plan account is equal to (a) the officer’s balance, as of March 14, 2016, in the Danaher stock fund included in the executive officer’s 401(k) Plan account (the “401(k) Danaher Stock Fund”), divided by (b) the closing price of Danaher Common Stock as reported on the NYSE on March 14, 2016. The 401(k) Danaher Stock Fund consists of a unitized pool of Danaher common stock and cash. The table also includes in the assumption shares of Danaher common stock that may be acquired upon exercise of options that are exercisable within 60 days of March 14, 2016 or upon vesting of RSUs that vest within 60 days of March 14, 2016.

(2)	Includes in the assumption options to acquire 424,260 shares of Danaher common stock, 10,078 shares of Danaher common stock attributable to Mr. Lico’s 401(k) account and 57,324 shares of Danaher common stock attributable to Mr. Lico’s EDIP account.

(3)	Includes in the assumption 34,000,000 shares of Danaher common stock owned by limited liability companies of which Mr. Rales is the sole member, 136,409 shares of Danaher common stock attributable to Mr. Rales’ 401(k) Plan account and 2,468,580 other shares of Danaher common stock owned indirectly. The shares held by the limited liability companies are pledged, and shares of Fortive common stock to be issued as dividend on such shares of Danaher common stock will be pledged, to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Mitchell Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(4)	Includes in the assumption 34,000,000 shares of Danaher common stock owned by limited liability companies of which Mr. Rales is the sole member, 12,185 shares of Danaher common stock attributable to

Mr. Rales’ 401(k) Plan account and 117,000 shares of Danaher common stock owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. The shares held by the limited liability companies are pledged and shares of Fortive common stock to be issued as dividend on such shares of Danaher common stock will be pledged, to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Steven Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(5)	Includes in the assumption options to acquire 38,550 shares of Danaher common stock.

(6)	Includes in the assumption options to acquire 15,076 shares of Danaher common stock and 6,244 shares of Danaher common stock attributable to Mr. Byrne’s EDIP account.

(7)	Includes in the assumption options to acquire 140,989 of Danaher common stock shares and 41,220 shares of Danaher common stock attributable to Mr. Gafinowitz’s EDIP account.

(8)	Includes in the assumption options to acquire 24,402 shares of Danaher common stock, 4,811 shares of Danaher common stock attributable to Mr. McLaughlin’s EDIP account and 2 shares of Danaher common stock held by Mr. McLaughlin’s minor child.

(9)	Includes in the assumption options to acquire 5,204 shares of Danaher common stock and 2,567 shares of Danaher common stock attributable to Mr. Murphy’s EDIP account.

(10)	Includes in the assumption options to acquire 685,751 shares of Danaher common stock, 167 shares of Danaher common stock that may be acquired upon vesting of RSUs, 119,411 shares of Danaher common stock attributable to executive officers’ EDIP accounts, and 159,357 shares of Danaher common stock attributable to 401(k) accounts.

*	Represents less than 1%.

THE SEPARATION AND DISTRIBUTION

Background

On May 13, 2015, Danaher announced its intention to separate its industrial growth businesses from the remainder of its businesses. Danaher announced that it intended to effect the separation through a pro rata distribution of the common stock of a new entity formed to hold the assets and liabilities associated with these businesses.

On June 1, 2016, the Danaher board of directors approved the distribution of the issued and outstanding shares of Fortive common stock on the basis of one share of Fortive common stock for every two shares of Danaher common stock held as of the close of business on the record date of June 15, 2016.

On July 2, 2016, the distribution date, each Danaher shareholder will receive one share of Fortive common stock for every two shares of Danaher common stock held at the close of business on the record date for the distribution, as described below. Because July 2, 2016 is a Saturday and not a business day, the shares are expected to be credited to “street name” stockholders through the Depository Trust Corporation (DTC) on the first trading day thereafter, Tuesday, July 5, 2016. Danaher shareholders will receive cash in lieu of any fractional shares of Fortive common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your Danaher common stock or take any other action to receive your shares of Fortive’s common stock in the distribution. The distribution of Fortive’s common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”

Reasons for the Separation

The Danaher board of directors determined that the separation of Danaher’s industrial growth businesses from the remainder of its businesses would be in the best interests of Danaher and its shareholders and approved the plan of separation. A wide variety of factors were considered by the Danaher board of directors in evaluating the separation. The Danaher board of directors considered the following potential benefits of the separation:

•	Enhanced strategic and management focus—The separation will allow Fortive and Danaher to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. The separate management teams of Fortive and Danaher will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other businesses;

•	More efficient allocation of capital—The separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs;

•	Distinct investment identity—The separation will allow investors to separately value Danaher and Fortive based on their distinct investment identities. Fortive’s businesses differ from Danaher’s other businesses in several respects, such as the market for products and services, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;

•	Direct access to capital markets—The separation will create an independent equity structure that will afford Fortive direct access to the capital markets and facilitate Fortive’s ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock; and

•	Alignment of incentives with performance objectives—The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s businesses, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

With respect to the Danaher board of directors’ decision to pursue the separation, the then-pending acquisition of Pall Corporation, announced on May 13, 2015, provided an opportunity to drive even greater shareholder value going forward as two separate public companies and further supported the Danaher board of directors’ determination to pursue the separation. While all of the bullets above are considered to be benefits to Fortive, only the first, second, third and fifth bullets above are considered to be benefits to Danaher.

Neither Fortive nor Danaher can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Danaher board of directors also considered the following potentially negative factors in evaluating the separation:

•	Loss of joint purchasing power and increased costs. As a current part of Danaher, the industrial growth businesses benefit from Danaher’s size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Fortive may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Danaher obtained prior to the separation. Fortive may also incur costs for certain functions previously performed by Danaher, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in Fortive’s historical financial statements, which could cause Fortive’s profitability to decrease.

•	Disruptions to the business as a result of the separation. The actions required to separate Fortive’s and Danaher’s respective businesses could disrupt Fortive’s and Danaher’s operations;

•	Increased significance of certain costs and liabilities. Certain costs and liabilities that were otherwise less significant to Danaher as a whole will be more significant for Fortive and Danaher as stand-alone companies;

•	One-time costs of the separation. Fortive will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Fortive personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;

•	Inability to realize anticipated benefits of the separation. Fortive may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Fortive’s businesses; (ii) following the separation, Fortive may be more susceptible to market fluctuations and other adverse events than if it were still a part of Danaher; and (iii) following the separation, Fortive’s businesses will be less diversified than Danaher’s businesses prior to the separation; and

•	Limitations placed upon Fortive as a result of the tax matters agreement. To preserve the tax-free treatment for U.S. federal income tax purposes to Danaher of the distribution, together with certain related transactions, under the tax matters agreement that Fortive will enter into with Danaher, Fortive will be restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit Fortive’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its businesses.

While all of the bullets above are considered to be potentially negative factors to Fortive, only the second and third bullets above are considered to be potentially negative factors to Danaher.

The Danaher board of directors concluded that the potential benefits of the separation outweighed these factors.

Formation of a New Company Prior to Fortive’s Distribution

Fortive Corporation was incorporated in Delaware on November 10, 2015, for the purpose of holding Danaher’s industrial growth businesses. As part of the plan to separate these businesses from the remainder of its businesses, Danaher plans to transfer the equity interests of certain entities that operate the industrial growth businesses and the assets and liabilities of the industrial growth businesses to Fortive Corporation, as set forth in the separation agreement.

When and How You Will Receive the Distribution

With the assistance of Computershare, Danaher expects to distribute Fortive common stock on July 2, 2016, the distribution date, to all holders of outstanding shares of Danaher common stock as of the close of business on June 15, 2016, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for shares of Danaher common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Fortive common stock.

If you own shares of Danaher common stock as of the close of business on the record date for the distribution, Fortive’s common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Fortive common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell shares of Danaher common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Fortive common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Danaher common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Fortive’s common stock that have been registered in book-entry form in your name.

Most Danaher shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Danaher common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Fortive common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Fortive common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Fortive affiliates. Persons who may be deemed to be Fortive affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Fortive, which may include certain Fortive executive officers, directors or principal shareholders. Securities held by Fortive affiliates will be subject to resale restrictions under the Securities Act. Fortive affiliates will be permitted to sell shares of Fortive common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Fortive Common Stock You Will Receive

For every two shares of Danaher common stock that you own at the close of business on June 15, 2016, the record date for the distribution, you will receive one share of Fortive common stock on the distribution date.

Danaher will not distribute any fractional shares of Fortive common stock to its shareholders. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Danaher or Fortive, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Danaher or Fortive. Neither Fortive nor Danaher will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

If you hold physical certificates for shares of Danaher common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Fortive estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Danaher common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

After its separation from Danaher, Fortive will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on June 15, 2016, the record date for the distribution. The distribution will not affect the number of outstanding shares of Danaher common stock or any rights of Danaher shareholders. Danaher will not distribute any fractional shares of Fortive common stock.

Fortive will enter into a separation agreement and other related agreements with Danaher to effect the separation and provide a framework for Fortive’s relationship with New Danaher after the separation. These agreements provide for the allocation between New Danaher and Fortive of Danaher’s assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Fortive’s separation from Danaher and will govern certain relationships between New Danaher and Fortive after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”

Market for Fortive Common Stock

“When-issued” trading for Fortive common stock began on June 13, 2016, and Fortive expects “regular-way” trading of Fortive common stock to begin on the first trading day following the distribution. Fortive has been authorized to list its common stock on the NYSE under the symbol “FTV.” Fortive has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Fortive cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of one share of Danaher common stock and 0.5 shares of Fortive common stock after the distribution (representing the number of shares of Fortive common stock to be received per one share of Danaher common stock in the distribution) may not equal the “regular-way” trading price of a share of Danaher common stock immediately prior to the distribution. The price at which Fortive common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Fortive common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Fortive’s Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on June 13, 2016 and continuing up to the distribution date, there will be two markets in shares of Danaher common stock on the NYSE: “regular-way” under the symbol “DHR” and “ex distribution” under the symbol “DHR WI.” Shares of Danaher common stock that trade on the “regular-way” market will trade with an entitlement to Fortive common shares distributed pursuant to the separation. Shares of Danaher common stock that trade on the “ex-distribution” market will trade without an entitlement to Fortive common stock distributed pursuant to the distribution. Therefore, if you sell shares of Danaher common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive Fortive common stock in the distribution. If you own shares of Danaher common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Fortive common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of Danaher common stock.

Furthermore, “when-issued” trading of Fortive common stock began on June 13, 2016 on the NYSE, under the symbol “FTV WI” and is expected to continue up to the distribution date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Fortive common stock that will be distributed to holders of shares of Danaher common stock on the distribution date. If you owned shares of Danaher common stock at the close of business on the record date for the distribution, you would be entitled to Fortive common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Fortive common stock, without the shares of Danaher common stock you own, on the “when-issued” market. “Regular-way” trading of Fortive common stock is expected to begin on the NYSE on July 5, 2016, under the symbol “FTV.”

“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Danaher determines not to proceed with the distribution following the initiation of the “ex-distribution” and “when-issued” trading markets, trades in the “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.

Conditions to the Distribution

The distribution will be effective at 12:01 a.m., Eastern time, on July 2, 2016, the distribution date, provided that the following conditions will have been satisfied (or waived by Danaher in its sole discretion):

•	the transfer of assets and liabilities to Fortive in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;

•	Danaher will have received both (i) a private letter ruling from the IRS with respect to certain aspects of the anticipated non-taxable nature of the transactions (the “Ruling”) and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code. Danaher has received the Ruling but, as a condition to the distribution, the Ruling must remain in effect as of the distribution date;

•	the SEC will have declared effective the registration statement of which the information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Danaher shareholders. The SEC declared the registration statement effective on May 20, 2016;

•	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•	the transaction agreements relating to the separation will have been duly executed and delivered by the parties;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	the shares of Fortive common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution. Fortive has been authorized to have its common stock listed on the NYSE;

•	the financing described under the section entitled “Description of Material Indebtedness” will have been completed; and

•	no event or development will have occurred or exist that, in the judgment of Danaher’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The satisfaction of the foregoing conditions does not create any obligations on Danaher’s part to effect the separation, and Danaher’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date. To the extent that the Danaher board of directors determines that any modifications by Danaher materially change the material terms of the distribution, Danaher will notify Danaher shareholders in a manner reasonably calculated to inform them about the modification as may be required by law.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to Danaher shareholders in connection with the distribution. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations of those authorities, in each case as in effect as of the date of this information statement, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the separation and the distribution will be consummated in accordance with the separation agreement and as described in this information statement.

This summary is limited to Danaher shareholders that are U.S. Holders that hold their shares of Danaher common stock as a capital asset within the meaning of the Code. A “U.S. Holder” is a beneficial owner of shares of Danaher common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

This summary does not discuss all tax considerations that may be relevant to U.S. holders of shares of Danaher common stock in light of their particular circumstances, nor does it address the consequences to U.S. holders of shares of Danaher common stock subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired shares of Danaher common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	persons owning shares of Danaher common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	persons who are subject to the alternative minimum tax;

•	a partnership or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	persons who own shares of Danaher common stock through a partnership or any other entity treated as a partnership for U.S. federal income tax purposes; or

•	persons who hold shares of Danaher common stock through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Danaher common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences of the distribution to it.

EACH SHAREHOLDER IS URGED TO CONSULT THE SHAREHOLDER’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION TO THAT SHAREHOLDER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Danaher will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Danaher, to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code. Such opinion will be based on, among other things, certain assumptions as well as on the accuracy, correctness and completeness of certain representations and statements made by Danaher and Fortive to Skadden, Arps, Slate, Meagher & Flom LLP. In rendering the opinion, Skadden, Arps, Slate, Meagher & Flom LLP will also rely on certain covenants that Danaher and Fortive enter into, including the adherence by Danaher and Fortive to certain restrictions on future actions. If any of the assumptions, representations or statements made by Danaher or Fortive are, or become, inaccurate, incorrect or incomplete, or if Danaher or Fortive breach any of their covenants, such transactions might not qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Notwithstanding receipt by Danaher of the opinion, the IRS could assert successfully that such transactions are taxable. In that event, the consequences described in the opinion would not apply and both Danaher and holders of shares of Danaher common stock who received shares of Fortive common stock in the distribution would be subject to significant U.S. federal income tax liability.

Assuming that the distribution qualifies under Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes:

•	subject to the discussion below regarding Section 355(e) of the Code, no gain or loss will be recognized by Danaher on the distribution;

•	a Danaher shareholder will not recognize any gain or loss for U.S. federal income tax purposes and no amount will be includable in income for U.S. federal income tax purposes as a result of the receipt of Fortive common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of Fortive common stock (as described below);

•	a Danaher shareholder’s aggregate tax basis in such shareholder’s shares of Danaher common stock following the distribution and in Fortive common stock received in the distribution (including any fractional share interest in Fortive common stock for which cash is received) will equal such shareholder’s tax basis in its shares of Danaher common stock immediately before the distribution, allocated between the shares of Danaher common stock and Fortive common stock (including any fractional share interest in Fortive common stock for which cash is received) in proportion to their fair market values on the distribution date;

•	a Danaher shareholder’s holding period for Fortive common stock received in the distribution (including any fractional share interest in Fortive common stock for which cash is received) will include the holding period for that shareholder’s shares of Danaher common stock; and

•	a Danaher shareholder who receives cash in lieu of a fractional share of Fortive common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Danaher shareholder’s adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the shareholder’s holding period for its shares of Danaher common stock exceeds one year at the time of the distribution. The deductibility of capital losses is subject to limitations.

Danaher shareholders that have acquired different blocks of shares of Danaher common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of Fortive common stock distributed with respect to such blocks of shares of Danaher common stock.

U.S. Treasury regulations require certain Danaher shareholders who receive Fortive common stock in the distribution to attach to the shareholder’s U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Notwithstanding receipt by Danaher of the opinion of tax counsel, the IRS could assert that the separation and the distribution do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Danaher shareholders and Danaher would be subject to significant U.S. federal income tax liability. In general, Danaher would recognize gain in an amount equal to the excess, if any, of the fair market value of Fortive’s common stock distributed to Danaher shareholders on the distribution date over Danaher’s tax basis in such shares. In addition, each Danaher shareholder that receives shares of Fortive’s common stock in the separation could be treated as receiving a taxable distribution from Danaher in an amount equal to the fair market value of Fortive’s common stock that was distributed to the shareholder, which generally would be taxed as a dividend to the extent of the shareholder’s pro rata share of Danaher’s current and accumulated earnings and profits, including Danaher’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the shareholder’s basis in the Danaher stock and thereafter treated as capital gain from the sale or exchange of Danaher stock. Also, if the IRS were successful in taking this position, Fortive might be required to indemnify Danaher under the circumstances set forth in the tax matters agreement, and such indemnification obligation could materially adversely affect Fortive’s financial position.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to Danaher (but not Danaher’s shareholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest by vote or value, in Danaher or Fortive. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to an analysis of the facts and circumstances of a particular case. If an acquisition or issuance of Danaher common stock or Fortive common stock triggers the application Section 355(e) of the Code, Danaher would recognize gain as described above. Depending on the circumstances, Fortive may be required to indemnify Danaher for any resulting taxes and related expenses, which amounts could be material. See “Certain Relationships and Related Person Transactions—Tax Matters Agreement” for a more detailed discussion of the Tax Matters Agreement between Danaher and Fortive.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Senior Notes Issuance

Prior to the separation and distribution, Fortive will issue senior unsecured notes in the following tranches: $300 million aggregate principal amount of 1.800% senior notes due 2019 (the “2019 Notes”), $750 million aggregate principal amount of 2.350% senior notes due 2021 (the “2021 Notes”), $900 million aggregate principal amount of 3.150% senior notes due 2026 (the “2026 Notes”) and $550 million aggregate principal amount of 4.300% senior notes due 2046 (the “2046 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2026 Notes, the “Notes”). The Notes together with the Term Loan Facility, Revolving Credit Facility and commercial paper program described below, are expected to yield proceeds of up to approximately $3.25 billion, of which approximately $3.0 billion will be paid to Danaher as consideration for the contribution of assets to Fortive by Danaher in connection with the separation. Fortive expects that Danaher will use such proceeds to repay certain outstanding debt of Danaher. Negotiation of the agreements underlying the Notes and the facilities described hereunder is ongoing and subject to the completion of definitive documentation. Fortive cannot assure you that the terms described below will not change or be supplemented.

The Notes will be guaranteed initially by Danaher. Effective with the distribution date, the guarantee by Danaher will terminate. The Notes have terms customary for senior unsecured notes of this type, including covenants relating to debt incurrence, liens, and mergers or sales of all or substantially all of Fortive’s assets. The Notes will pay interest on a semi-annual basis. The offering of the Notes is expected to close on June 20, 2016, subject to customary closing conditions.

The Notes indenture will provide for customary events of default (subject, in certain cases, to customary grace periods) which include nonpayment on the Notes, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness over a specified threshold, and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee under the indenture or holders of at least 25% of the aggregate principal amount of all the then outstanding Notes of the applicable series may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such series to be due and payable immediately.

Senior Credit Facilities

Prior to the separation and distribution, Fortive expects to enter into a credit agreement with a syndicate of banks providing for a three-year $500 million senior Term Loan Facility (the Term Loan Facility) and a five-year $1.5 billion senior Revolving Credit Facility (the Revolving Credit Facility and together with the Term Loan Facility, the Senior Credit Facilities), and issue commercial paper supported by the Revolving Credit Facility. The Senior Credit Facilities will not be available for borrowings until the date on which certain conditions are satisfied.

Fortive expects the Senior Credit Facilities to bear interest at a rate equal to an adjusted base rate or LIBOR, plus, in each case, an applicable margin. The applicable margin is expected to be based on Fortive’s published credit rating. Fortive expects that interest on borrowings and the commitment fee will generally be payable quarterly in arrears or at the end of the interest period if such interest period is shorter than three months. Additionally, Fortive expects to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility which will be determined by Fortive’s credit rating.

Fortive expects the Term Loan Facility will be due at maturity. Fortive expects to be permitted to voluntarily prepay loans and/or reduce the commitment under the Senior Credit Facilities, in whole or in part, without penalty or premium subject to certain minimum amounts and increments and the payment of customary breakage costs. Fortive does not expect that mandatory prepayment will be required under the Revolving Credit Facility.

Fortive expects the Revolving Credit Facility will contain a financial covenant requiring Fortive not to exceed a maximum total net leverage ratio and to maintain a minimum interest coverage ratio. In addition, the Senior Credit Facilities are expected to contain customary affirmative and negative covenants. The Senior Credit Facilities are also expected to contain customary events of default.

If the distribution has not been completed on or before September 30, 2016, Fortive expects to be required to repay all loans outstanding under the Senior Credit Facilities and redeem all outstanding Notes, and the commitments under the Revolving Credit Facility are expected to terminate.

The foregoing summarizes some of the currently expected terms of the Notes and Fortive’s Senior Credit Facilities. However, the foregoing summary does not purport to be complete, and the terms of the Notes and Senior Credit Facilities have not yet been finalized. There may be changes to the expected principal amount and terms of the Senior Credit Facilities, some of which may be material. Information regarding the final material terms of the Notes and facilities described above, including the amount to be drawn under these facilities as of the distribution date, will be provided in subsequent filings with the Securities and Exchange Commission.

DESCRIPTION OF FORTIVE’S CAPITAL STOCK

Fortive’s certificate of incorporation and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of Fortive’s capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you must read (along with the applicable provisions of Delaware law) for complete information on Fortive’s capital stock as of the time of the distribution. The certificate of incorporation and bylaws to be in effect at the time of the distribution will be included as exhibits to the registration statement of which this information statement forms a part.

General

Fortive’s authorized capital stock consists of 2 billion shares of common stock, par value $0.01 per share, and shares of preferred stock, with no par value, all of which shares of preferred stock are undesignated. The Board may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, Fortive expects that approximately 345 million shares of its common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.

As of the date of this information statement, there are no shares of common stock subject to options or warrants to purchase, or securities convertible into, common equity of Fortive, however, as described in the section entitled “Treatment of Outstanding Equity Awards at the Time of the Separation,” Fortive intends to issue Fortive options and other equity-based awards upon the separation.

Common Stock

Each holder of Fortive common stock will be entitled to one vote for each share on all matters to be voted upon by the common shareholders, and there will be no cumulative voting rights. The holders of Fortive’s common stock entitled to cast a majority of votes at a shareholder meeting will constitute a quorum at such meeting. Subject to any preferential rights of any outstanding preferred stock, holders of Fortive common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Fortive, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Directors are generally elected by a majority of the votes cast by holders of Fortive’s common stock. However, directors are elected by a plurality of the votes cast by holders of Fortive’s common stock in the case of elections held at a stockholders’ meeting for which (i) Fortive’s corporate secretary has received a notice or otherwise has become aware, prior to such meeting, that a holder of Fortive’s common stock has nominated a person for election to the Board and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before Corporation first mails its notice of meeting for such meeting to the stockholders. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a director’s election.

Holders of Fortive common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of Fortive common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Fortive common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Fortive may designate and issue in the future.

Preferred Stock

Under the terms of Fortive’s amended and restated certificate of incorporation, the Board will be authorized, subject to limitations prescribed by the DGCL and by Fortive’s amended and restated certificate of incorporation, to issue up to 15 million shares of preferred stock in one or more series without further action by the holders of its common stock. The Board will have the discretion, subject to limitations prescribed by the DGCL and by Fortive’s amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Fortive’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and Fortive’s amended and restated certificate of incorporation and bylaws could make it more difficult to acquire Fortive by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of Fortive to first negotiate with Board. Fortive believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. Fortive will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Fortive’s shareholders.

Classified Board. Fortive’s amended and restated certificate of incorporation and bylaws will provide that its Board will be divided into three classes. At the time of the separation, the Board will be divided into three classes, each comprised of two to three directors. The two directors designated as Class I directors will have terms expiring at the first annual meeting of shareholders following the distribution, which Fortive expects to be held in 2017. The two directors designated as Class II directors will have terms expiring at the following year’s annual meeting of shareholders, which Fortive expects to be held in 2018, and the three directors designated as Class III directors will have terms expiring at the following year’s annual meeting of shareholders, which Fortive expects to be held in 2019. Commencing with the first annual meeting of shareholders following the separation, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Fortive’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Fortive.

Removal of Directors. Fortive’s amended and restated bylaws will provide that its shareholders may remove its directors only for cause, by an affirmative vote of holders of at least the majority of Fortive’s voting stock then outstanding.

Amendments to Certificate of Incorporation. Fortive’s amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least 80% of its voting stock then outstanding is required to amend certain provisions relating to the number, term, classification, removal and filling of vacancies with respect to the Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of shareholders, cumulative voting, shareholder action by written consent, the ability to amend the bylaws, the elimination of liability of directors to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions.

Amendments to Bylaws. Fortive’s amended and restated certificate of incorporation and bylaws will provide that the Fortive’s amended and restated bylaws may be amended by the Board or by the affirmative vote of holders of at least 80% of Fortive’s voting stock then outstanding.

Size of Board and Vacancies. Fortive’s amended and restated bylaws will provide that the number of directors on the Board will be fixed exclusively by the Board. Any vacancies created in the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on the Board will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Special Shareholder Meetings. Fortive’s amended and restated certificate of incorporation will provide that special meetings of stockholders may be called by the secretary upon a written request delivered to the secretary by (a) the Board pursuant to a resolution adopted by a majority of the entire Board, (b) the chairman of the Board or (c) the chief executive officer of the Corporation. Shareholders may not call special shareholder meetings.

Shareholder Action by Written Consent. Fortive’s amended and restated certificate of incorporation will expressly eliminate the right of its shareholders to act by written consent effective as of the distribution. Shareholder action must take place at the annual or a special meeting of Fortive shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Fortive’s certificate of incorporation will mandate that shareholder nominations for the election of directors will be given in accordance with the bylaws. The amended and restated bylaws will establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for shareholders making the proposals or nominations. Additionally, the bylaws will require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting. The DGCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Fortive’s amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock. The authority that the Board will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Fortive’s company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Fortive’s amended and restated certificate of incorporation will include such an exculpation provision. Fortive’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Fortive, or for serving at Fortive’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Fortive’s amended and restated certificate of incorporation and bylaws will also provide that Fortive must indemnify and advance reasonable expenses to its directors and, subject to certain exceptions, officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Fortive’s amended and restated certificate of incorporation will expressly authorize Fortive to carry directors’ and officers’ insurance to protect Fortive, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in Fortive’s amended and restated certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Fortive’s directors and officers, even though such an action, if successful, might otherwise benefit Fortive and its shareholders. However, these provisions will not limit or eliminate Fortive’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Fortive pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Fortive directors, officers or employees for which indemnification is sought.

Exclusive Forum

Unless Fortive otherwise consents in writing, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Fortive, (2) any action asserting a claim of breach of fiduciary duty owed by any director or officer of Fortive to Fortive or Fortive’s shareholders, (3) any action asserting a claim against Fortive or any director or officer of Fortive arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state or federal court located within the State of Delaware.

Authorized but Unissued Shares

Fortive’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. Fortive may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Fortive by means of a proxy contest, tender offer, merger or otherwise.

Listing

Fortive has been authorized to have its shares of common stock listed on the NYSE under the symbol “FTV.”

Sale of Unregistered Securities

On November 19, 2015, Fortive issued 100 shares of its common stock to Danaher pursuant to Section 4(2) of the Securities Act. Fortive did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Fortive’s common stock will be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

Fortive has filed a registration statement on Form 10 with the SEC with respect to the shares of Fortive common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Fortive and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Fortive will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Fortive intends to furnish holders of its common stock with annual reports containing combined financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Fortive has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Danaher Corporation

We have audited the accompanying combined balance sheets of Danaher NewCo (the Company) as of December 31, 2015 and 2014, and the related combined statements of earnings, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Danaher NewCo at December 31, 2015 and 2014, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, Virginia

March 3, 2016

DANAHER NEWCO

COMBINED BALANCE SHEETS

($ in millions)

	As of December 31
	2015	2014
ASSETS
Current assets:
Trade accounts receivable, less allowance for doubtful accounts of $45.6 and $41.8, respectively	$979.3	$956.3
Inventories	522.9	511.2
Prepaid expenses and other current assets	91.9	215.9

Total current assets	1,594.1	1,683.4
Property, plant and equipment, net	514.8	480.8
Other assets	393.7	338.8
Goodwill	3,949.0	3,995.1
Other intangible assets, net	759.0	857.5

Total assets	$7,210.6	$7,355.6

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$657.1	$623.4
Accrued expenses and other liabilities	666.4	661.6

Total current liabilities	1,323.5	1,285.0
Other long-term liabilities	704.6	838.1
Parent’s equity:
Net Parent investment	5,193.9	5,129.8
Accumulated other comprehensive income (loss)	(14.4)	99.5

Total Parent’s equity	5,179.5	5,229.3
Noncontrolling interest	3.0	3.2

Total equity	5,182.5	5,232.5

Total liabilities and equity	$7,210.6	$7,355.6

See the accompanying Notes to the Combined Financial Statements.

DANAHER NEWCO

COMBINED STATEMENTS OF EARNINGS

($ in millions)

	Year Ended December 31
	2015	2014	2013
Sales	$6,178.8	$6,337.2	$5,961.9
Cost of sales	(3,183.5)	(3,288.0)	(3,097.9)

Gross profit	2,995.3	3,049.2	2,864.0
Operating costs:
Selling, general and administrative expenses	(1,347.9)	(1,416.3)	(1,342.5)
Research and development expenses	(377.7)	(387.6)	(378.3)

Operating profit	1,269.7	1,245.3	1,143.2
Nonoperating income:
Gain on sale of product line	—	33.9	—

Earnings before income taxes	1,269.7	1,279.2	1,143.2
Income taxes	(405.9)	(395.8)	(312.3)

Net earnings	$863.8	$883.4	$830.9

See the accompanying Notes to the Combined Financial Statements.

DANAHER NEWCO

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)

	Year Ended December 31
	2015	2014	2013
Net earnings	$863.8	$883.4	$830.9
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(131.7)	(154.4)	32.0
Pension plan adjustments	17.8	(18.9)	3.1

Total other comprehensive income (loss), net of income taxes	(113.9)	(173.3)	35.1

Comprehensive income	$749.9	$710.1	$866.0

See the accompanying Notes to the Combined Financial Statements.

DANAHER NEWCO

COMBINED STATEMENTS OF CHANGES IN EQUITY

($ in millions)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Equity	Noncontrolling Interest
Balance, January 1, 2013	$4,509.7	$237.7	$4,747.4	$1.3
Net earnings for the year	830.9	—	830.9	—
Net transfers to Parent	(518.8)	—	(518.8)	—
Other comprehensive income	—	35.1	35.1	—
Parent common stock-based award activity	28.8	—	28.8	—
Changes in noncontrolling interest	—	—	—	0.4

Balance, December 31, 2013	4,850.6	272.8	5,123.4	1.7
Net earnings for the year	883.4	—	883.4	—
Net transfers to Parent	(635.0)	—	(635.0)	—
Other comprehensive loss	—	(173.3)	(173.3)	—
Parent common stock-based award activity	30.8	—	30.8	—
Changes in noncontrolling interest	—	—	—	1.5

Balance, December 31, 2014	5,129.8	99.5	5,229.3	3.2
Net earnings for the year	863.8	—	863.8	—
Net transfers to Parent	(834.9)	—	(834.9)	—
Other comprehensive loss	—	(113.9)	(113.9)	—
Parent common stock-based award activity	35.2	—	35.2	—
Changes in noncontrolling interest	—	—	—	(0.2)

Balance, December 31, 2015	$5,193.9	$(14.4)	$5,179.5	$3.0

See the accompanying Notes to the Combined Financial Statements.

DANAHER NEWCO

COMBINED STATEMENTS OF CASH FLOWS

($ in millions)

	Year Ended December 31
	2015	2014	2013
Cash flows from operating activities:
Net earnings	$863.8	$883.4	$830.9
Noncash items:
Depreciation	88.1	87.8	78.2
Amortization	88.8	90.2	81.5
Stock-based compensation expense	35.2	30.8	28.8
Impairment charge on intangible assets	12.0	—	—
Gain on sale of product line	—	(33.9)	—
Change in deferred income taxes	8.0	(10.8)	12.9
Change in trade accounts receivable, net	(51.8)	(74.0)	1.7
Change in inventories	(27.7)	(22.2)	(5.0)
Change in trade accounts payable	53.6	28.8	(7.9)
Change in prepaid expenses and other assets	(61.3)	(27.8)	(56.1)
Change in accrued expenses and other liabilities	0.3	(5.6)	65.2

Net cash provided by operating activities	1,009.0	946.7	1,030.2

Cash flows from investing activities:
Cash paid for acquisitions	(37.1)	(289.0)	(433.8)
Payments for additions to property, plant and equipment	(120.1)	(102.6)	(81.1)
Proceeds from sale of product line	—	86.7	—
All other investing activities	(16.9)	13.8	3.5

Net cash used in investing activities	(174.1)	(291.1)	(511.4)

Cash flows from financing activities:
Net transfers to Parent	(834.9)	(635.0)	(518.8)
All other financing activities	—	(20.6)	—

Net cash used in financing activities	(834.9)	(655.6)	(518.8)

Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	$—	$—	$—

Ending balance of cash and equivalents	$—	$—	$—

See the accompanying Notes to the Combined Financial Statements.

DANAHER NEWCO

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations, changes in Danaher Corporation’s (“Danaher” or “Parent”) equity and cash flows of the Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform of Danaher (“Danaher NewCo” or the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.

Danaher NewCo consists of certain operating units of Parent that are recognized leaders in attractive markets globally. The Company’s businesses design, develop, manufacture and market professional and engineered products, software and services for a variety of end-markets, building upon leading brand names, innovative technology and significant market positions. The Company’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 40 countries across North America, Asia Pacific, Europe and Latin America.

On May 13, 2015, Parent announced its intention to separate into two independent publicly traded companies (the “Separation”). Prior to the closing of the Separation, the Danaher NewCo businesses will be transferred to Fortive Corporation, a wholly-owned subsidiary of the Parent. The Separation will be in the form of a pro rata distribution of 100% of the outstanding shares of Fortive Corporation’s common stock to the holders of shares of Danaher common stock held on the record date for the distribution. The Separation is expected to be completed in the third quarter of 2016.

The Company operates in two business segments: Professional Instrumentation and Industrial Technologies. The Company’s Professional Instrumentation segment consists of the Company’s Advanced Instrumentation & Solutions and Sensing Technologies businesses. The Advanced Instrumentation & Solutions business consists of field solutions products and product realization services and products. Field solutions include a variety of compact professional test tools, thermal imaging and calibration equipment for electrical, industrial, electronic and calibration applications, and online condition-based monitoring equipment for critical infrastructure in electrical utility and industrial applications. Product realization services and products help developers and engineers convert concepts into finished products and also include highly-engineered energetic materials components used in specialized vertical applications. The Sensing Technologies business offers devices that sense, monitor and control operational or manufacturing variables, such as temperature, pressure, level, flow, turbidity and conductivity.

The Company’s Industrial Technologies segment consists of the Company’s Transportation Technologies, Automation & Specialty Components and Franchise Distribution businesses. The Transportation Technologies business is a leading worldwide provider of solutions and services focused on fuel dispensing, remote fuel management, point-of-sale and payment systems, environmental compliance, vehicle tracking and fleet management. The Automation & Specialty Components business consists of automation and engine retarder products. The Franchise Distribution business manufactures and distributes professional tools and a full-line of wheel service equipment.

The Company has historically operated as part of Parent and not as a stand-alone company. The financial statements have been derived from Parent’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Parent’s corporate office and from other Parent businesses to the Company and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Parent. Related party allocations are discussed further in Note 17.

As part of Parent, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Parent investment account of the Company. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in these financial statements.

Net Parent investment, which includes retained earnings, represents Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying combined financial statements. Transactions with Parent are reflected in the accompanying Combined Statements of Changes in Equity as “Net transfers to Parent” and in the accompanying Combined Balance Sheets within “Net Parent investment.”

All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying combined financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of these financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts are reported on the accompanying Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Company’s trade accounts, contract and finance receivable portfolios. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The Company regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Company does not believe that accounts receivable represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. The Company recorded $32 million, $26 million and $16 million of expense associated with doubtful accounts for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015 and 2014 are $188 million and $150 million of net aggregate financing receivables, respectively, which is included within other assets on the Combined Balance Sheets. All financing receivables are evaluated collectively for impairment due to the homogeneous nature of the portfolio.

Inventory Valuation—Inventories include the costs of material, labor and overhead. Domestic inventories are stated at the lower of cost or market primarily using the first-in, first-out (“FIFO”) method with certain businesses applying the last-in, first-out method (“LIFO”) to value inventory. Inventories held outside the United States are stated at the lower of cost or market primarily using the FIFO method.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 – 10 years

Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.

Other Assets—Other assets principally include noncurrent financing receivables, noncurrent deferred tax assets and other investments.

Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of trade accounts receivable and obligations under trade accounts payable. Due to their short-term nature, the carrying values for trade accounts receivable and trade accounts payable approximate fair value. Refer to Note 8 for the fair values of the Company’s other obligations.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized, however, certain definite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. In-process research and development (“IPR&D”) is initially capitalized at fair value and when the IPR&D project is complete, the asset is considered a finite-lived intangible asset and amortized over its estimated useful life. If an IPR&D project is abandoned, an impairment loss equal to the value of the intangible asset is recorded in the period of abandonment. The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives at least annually for impairment. Refer to Notes 3 and 7 for additional information about the Company’s goodwill and other intangible assets.

Revenue Recognition—As described above, the Company derives revenues primarily from the sale of Professional Instrumentation and Industrial Technologies products and services. For revenue related to a product or service to qualify for recognition, there must be persuasive evidence of an arrangement with a customer, delivery must have occurred or the services must have been rendered, the price to the customer must be fixed and determinable and collectability of the associated fee must be reasonably assured. The Company’s principal terms of sale are FOB Shipping Point, or equivalent, and, as such, the Company primarily records revenue for product sales upon shipment. Sales arrangements entered with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the delivery criteria for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If any significant obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition is deferred until such obligations have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. Revenue related to separately priced extended warranty and product maintenance agreements is deferred when appropriate and recognized as revenue over the term of the agreement.

Revenues for contractual arrangements consisting of multiple elements (i.e., deliverables) are recognized for the separate elements when the product or services that are part of the multiple element arrangement have value on a stand-alone basis and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. Certain customer arrangements include multiple elements, typically hardware, installation, training, consulting, services and/or post contract support (“PCS”). Generally, these elements are delivered within the same reporting period, except PCS or other services, for which revenue is recognized over the service period. The Company allocates revenue to each element in the arrangement using the selling price hierarchy and based on each element’s relative selling price. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”) if available, third party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE is available. The Company considers relevant internal and external market factors in cases where the Company is required to estimate selling prices. Allocation of the consideration is determined at the arrangements’ inception.

Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.

Advertising—Advertising costs are expensed as incurred.

Research and Development—The Company conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Company’s existing products and expanding the applications for which uses of the Company’s products are appropriate. Research and development costs are expensed as incurred.

Income Taxes—The Company’s domestic and foreign operating results are included in the income tax returns of Parent. The Company accounts for income taxes under the separate return method. Under this approach, the Company determines its deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns. The accompanying Combined Balance Sheets do not contain a current taxes payable liability as it is deemed settled with Parent when due and therefore included in Parent’s equity. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the Company’s tax return in future years for which the tax benefit has already been reflected on the Company’s Combined Statements of Earnings. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the Company’s tax return but have not yet been recognized as an expense in the Company’s Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more-likely-than-not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Company re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Refer to Note 11 for additional information.

Restructuring—The Company periodically initiates restructuring activities to appropriately position the Company’s cost base relative to prevailing economic conditions and associated customer demand as well as in connection with certain acquisitions. Costs associated with restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Company records the cost of the restructuring activities when the associated liability is incurred. Refer to Note 12 for additional information.

Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within Parent’s equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year end exchange rates and income statement accounts are translated at weighted average exchange rates. Net foreign currency transaction gains or losses were not material in any of the years presented.

Accumulated Other Comprehensive Income (Loss)— Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions).

	Foreign Currency Translation Adjustments	Pension Adjustments	Total
Balance, January 1, 2013	$305.3	$(67.6)	$237.7
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	32.0	(0.4)	31.6
Income tax impact	—	0.1	0.1

Other comprehensive income (loss) before reclassifications, net of income taxes	32.0	(0.3)	31.7
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	4.7 (1)	4.7
Income tax impact	—	(1.3)	(1.3)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	3.4	3.4

Net current period other comprehensive income (loss), net of income taxes	32.0	3.1	35.1

Balance, December 31, 2013	337.3	(64.5)	272.8
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(154.4)	(30.4)	(184.8)
Income tax impact	—	8.1	8.1

Other comprehensive income (loss) before reclassifications, net of income taxes	(154.4)	(22.3)	(176.7)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	4.5 (1)	4.5
Income tax impact	—	(1.1)	(1.1)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	3.4	3.4

Net current period other comprehensive income (loss), net of income taxes	(154.4)	(18.9)	(173.3)

Balance, December 31, 2014	182.9	(83.4)	99.5
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(131.7)	17.6	(114.1)
Income tax impact	—	(5.0)	(5.0)

Other comprehensive income (loss) before reclassifications, net of income taxes	(131.7)	12.6	(119.1)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	6.9 (1)	6.9
Income tax impact	—	(1.7)	(1.7)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	5.2	5.2

Net current period other comprehensive income (loss), net of income taxes	(131.7)	17.8	(113.9)

Balance, December 31, 2015	$51.2	$(65.6)	$(14.4)

(1)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension cost (refer to Note 10 for additional details).

Accounting for Stock-Based Compensation—Certain employees of the Company participate in Parent’s shared-based compensation plans which include stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”). The Company accounts for stock-based compensation incurred by Parent by measuring the cost of employee services received in exchange for all equity awards granted based on the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method and recorded within Net transfers to Parent. Refer to Note 15 for additional information on the stock-based compensation plans of the Parent that certain employees of the Company participate in.

Pension—The Company measures its pension assets and obligations that determine the funded status as of the end of the Company’s fiscal year, and recognizes an asset for an overfunded status or a liability for an underfunded status in its balance sheet. Changes in the funded status of the pension plans are recognized in the year in which the changes occur and reported in comprehensive income (loss). Refer to Note 10 for additional information on the Company’s pension plans.

New Accounting Standards—On February 25, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-2, Leases (Topic 842), which impacts all aspects of accounting for leasing activities both for lessors and lessees. The standard requires entities to recognize lease assets and liabilities on the balance sheet for leases with a lease term of more than 12 months and to disclose key information about leasing arrangements. The ASU is effective for public entities for fiscal years beginning after December 15, 2018, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

In December 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 simplifies the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The standard is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods and may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company has chosen to early adopt this ASU prospectively, and therefore, the 2015 Combined Balance Sheet reflects the new disclosure requirements.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments (Topic 805), which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. The new guidance requires that the cumulative impact of a measurement-period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified-eliminating the requirement to restate prior period financial statements. The ASU requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current- period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The Company has chosen to early adopt this ASU and therefore, disclosures included within these combined financial statements have been updated to reflect the new disclosure requirements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory (Topic 330), which modifies existing requirements regarding measuring inventory at the lower of cost or market. Under existing standards, the market amount requires consideration of replacement cost, net realizable value (“NRV”), and NRV less an approximately normal profit margin. The new ASU replaces market with NRV, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or NRV less an approximately normal profit margin when measuring inventory. For the Company, this standard is effective prospectively beginning January 1, 2017, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

In May 2015, the FASB issued ASU No. 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent) (“ASU 2015-07”). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy investments for which fair values are estimated using the net asset value (“NAV”) practical expedient provided by Accounting Standards Codification 820, Fair Value Measurement. Disclosures about investments in certain entities that calculate NAV per share are limited under the new standard to those investments for which the Plan has elected to estimate the fair value using the NAV practical expedient. The ASU is effective for entities (other than public business entities) for fiscal years beginning after December 15, 2016, with retrospective application to all periods presented, with early adoption permitted. The Company has chosen to early adopt this ASU and therefore, disclosures included within these consolidated financial statements have been updated to reflect the new disclosure requirements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. On July 9, 2015, the FASB deferred the effective date of the standard by one year which results in the new standard being effective for the Company at the beginning of its first quarter of fiscal year 2018. The Company is currently assessing the impact that the adoption of the new standard will have on its financial statements and related disclosures, including possible transition alternatives.

NOTE 3. ACQUISITIONS

The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance the Company’s existing offerings to key target markets and develop new and profitable businesses, and the complementary strategic fit and resulting synergies these businesses bring to existing operations.

The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment. The accompanying financial statements reflect the impact of all adjustments to the initial purchase accounting as of the original acquisition dates.

The following briefly describes the Company’s acquisition activity for the three years ended December 31, 2015.

During 2015, the Company acquired two businesses for total consideration of $37 million in cash, net of cash acquired. The businesses acquired complement existing units of both segments. The aggregate annual sales of these two businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $18 million. The Company recorded an aggregate of $21 million of goodwill related to these acquisitions.

During 2014, the Company acquired six businesses for total consideration of $289 million in cash, net of cash acquired. The businesses acquired complement existing units of both segments. The aggregate annual sales of these six businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $133 million. The Company recorded an aggregate of $151 million of goodwill related to these acquisitions.

During 2013, the Company acquired five businesses for total consideration of $434 million in cash, net of cash acquired. The businesses acquired complement existing units of both segments. The aggregate annual sales of these five businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $168 million. The Company recorded an aggregate of $258 million of goodwill related to these acquisitions.

The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all businesses acquired in 2015, 2014 and 2013 as a group ($ in millions):

	2015	2014	2013
Trade accounts receivable	$2.8	$21.0	$28.0
Inventories	3.1	30.5	13.8
Property, plant and equipment	1.0	8.5	20.0
Goodwill	21.2	151.1	257.7
Other intangible assets, primarily customer relationships, trade names and technology	13.0	113.8	168.8
Trade accounts payable	(0.9)	(8.0)	(19.0)
Other assets and liabilities, net	(3.1)	(27.9)	(35.5)

Net cash consideration	$37.1	$289.0	$433.8

NOTE 4. GAIN ON SALE OF PRODUCT LINE

In August 2014, the Company completed the divestiture of its electric vehicle systems (“EVS”)/hybrid product line for a sale price of $87 million in cash. This product line, which was part of the Industrial Technologies segment, had revenues of approximately $60 million in 2014 prior to the divestiture and approximately $100 million of revenue in 2013. Operating results of the product line were not significant to segment or overall Company reported results in 2014 or 2013. The Company recorded a pretax gain on the sale of the product line of $34 million ($26 million after-tax) which is included in the Combined Statements of Earnings. Subsequent to the sale, the Company has no continuing involvement in the EVS/hybrid product line.

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, the divestiture of the EVS/hybrid product line has not been classified as a discontinued operation in these financial statements because the disposition does not represent a strategic shift that will have a major effect on the Company’s operations and financial statements.

NOTE 5. INVENTORIES

The classes of inventory as of December 31 are summarized as follows ($ in millions):

	2015	2014
Finished goods	$184.1	$185.8
Work in process	77.1	63.7
Raw materials	261.7	261.7

Total	$522.9	$511.2

As of December 31, 2015 and 2014, the difference between inventories valued at LIFO and the value of that same inventory if the FIFO method had been used was not significant. The liquidation of LIFO inventory did not have a significant impact on the Company’s results of operations in any period presented.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):

	2015	2014
Land and improvements	$66.0	$61.6
Buildings and leasehold improvements	344.8	330.0
Machinery and equipment	1,080.8	1,027.8

Gross property, plant and equipment	1,491.6	1,419.4
Less accumulated depreciation	(976.8)	(938.6)

Property, plant and equipment, net	$514.8	$480.8

Total depreciation expense was $88 million, $88 million and $78 million for the years ended December 31, 2015, 2014 and 2013, respectively. Capital expenditures totaled $120 million, $103 million and $81 million for the years ended December 31, 2015, 2014 and 2013, respectively. There was no capitalized interest related to capitalized expenditures in any period.

NOTE 7. GOODWILL AND OTHER INTANGIBLE ASSETS

As discussed in Note 3, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities. Management assesses the goodwill of each of its reporting units for impairment at least annually as of the first day of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The Company elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment across a large spectrum of reporting units.

As of December 31, 2015, the Company had eleven reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from $7 million to approximately $1.1 billion.

The Company estimates the fair value of its reporting units primarily using a market approach, based on current trading multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for companies operating in businesses similar to each of the Company’s reporting units, in addition to recent available market sale transactions of comparable businesses. In certain circumstances the Company also estimates fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. If the estimated fair value of the reporting unit is less than its carrying value, the Company must perform additional analysis to determine if the reporting unit’s goodwill has been impaired.

No goodwill impairment charges were recorded for the years ended December 31, 2015, 2014 and 2013 and no “triggering” events have occurred subsequent to the performance of the 2015 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.

The following is a rollforward of the Company’s goodwill by segment ($ in millions):

	Professional Instrumentation	Industrial Technologies	Total
Balance, January 1, 2014	$2,470.2	$1,519.5	$3,989.7
Attributable to 2014 acquisitions	55.4	95.7	151.1
Foreign currency translation & other	(105.8)	(39.9)	(145.7)

Balance, December 31, 2014	2,419.8	1,575.3	3,995.1
Attributable to 2015 acquisitions	21.2	—	21.2
Foreign currency translation & other	(40.4)	(26.9)	(67.3)

Balance, December 31, 2015	$2,400.6	$1,548.4	$3,949.0

Finite-lived intangible assets are amortized over the shorter of their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in millions):

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$294.5	$(219.6)	$301.7	$(198.1)
Customer relationships and other intangibles	623.5	(331.9)	626.3	(287.1)

Total finite-lived intangibles	918.0	(551.5)	928.0	(485.2)
Indefinite-lived intangibles:
Trademarks and trade names	392.5	—	414.7	—

Total intangibles	$1,310.5	$(551.5)	$1,342.7	$(485.2)

During 2015 and 2014, the Company acquired finite-lived intangible assets, consisting primarily of customer relationships, with a weighted average life of 7 years and 11 years, respectively. Refer to Note 3 for additional information on the intangible assets acquired.

Total intangible amortization expense in 2015, 2014 and 2013 was $89 million, $90 million and $82 million, respectively. Based on the intangible assets recorded as of December 31, 2015, amortization expense is estimated to be $78 million during 2016, $49 million during 2017, $47 million during 2018, $45 million during 2019 and $39 million during 2020.

NOTE 8. FAIR VALUE MEASUREMENTS

Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial assets and liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2015:
Deferred compensation plan liabilities	—	$53.7	—	$53.7
December 31, 2014:
Deferred compensation plan liabilities	—	$52.4	—	$52.4

Certain management employees of the Company participate in Parent’s nonqualified deferred compensation programs that permit such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under this plan are unfunded, unsecured obligations of Parent and are presented as a component of the Company’s compensation and postretirement benefits accrual included in accrued expenses in the accompanying Combined Balance Sheets (refer to Note 9). Participants may choose among alternative earnings rates for the amounts they defer, which are primarily based on investment options within the Parent’s 401(k) program. Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates on investment options within Parent’s 401(k) except that the earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock. For liabilities related to the Parent’s common stock, the value of the liability is based solely on the market value of the Parent’s common stock and is not adjusted for the par value of the common stock.

NOTE 9. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities as of December 31 were as follows ($ in millions):

	2015		2014
	Current	Noncurrent	Current	Noncurrent
Compensation and postretirement benefits	$196.6	$87.4	$192.6	$94.0
Claims, including self-insurance and litigation	50.3	52.8	50.1	46.8
Pension benefit obligations	11.0	119.2	12.0	148.2
Taxes, income and other	36.1	335.0	35.3	419.4
Deferred revenue	177.3	83.9	165.3	98.8
Sales and product allowances	55.1	—	51.8	—
Warranty	59.2	1.8	62.7	1.8
Other	80.8	24.5	91.8	29.1

Total	$666.4	$704.6	$661.6	$838.1

NOTE 10. PENSION BENEFIT PLANS

The Parent has noncontributory defined benefit pension plans which cover certain of the Company’s U.S. employees. During 2012, all remaining benefit accruals under the U.S. plans ceased. The liability under the U.S. plans are an obligation of Parent and accordingly, are not reflected in the Company’s combined financial statements. In addition, Parent administers and maintains a defined contribution plan (“401(k)”) for the benefit of U.S. employees. Contributions are determined based on a percentage of compensation. The Company recognized compensation expense for the Company’s participating U.S. employees in the 401(k) totaling $26 million in 2015, $24 million in 2014 and $22 million in 2013.

Certain of the Company’s non-U.S. employees participate in noncontributory defined benefit pension plans and under certain of these plans, benefit accruals continue. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors.

The following sets forth the funded status of the Company’s non-U.S. plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	2015	2014
Change in pension benefit obligation:
Benefit obligation at beginning of year	$375.1	$347.6
Service cost	4.9	4.0
Interest cost	8.4	12.4
Employee contributions	1.1	1.6
Benefits paid and other	(10.4)	(13.3)
Plan combinations/acquisitions	—	2.8
Actuarial loss (gain)	(22.9)	60.0
Amendments, settlements and curtailments	(1.7)	(0.3)
Foreign exchange rate impact	(27.6)	(39.7)

Benefit obligation at end of year	326.9	375.1

Change in plan assets:
Fair value of plan assets at beginning of year	214.9	200.6
Actual return on plan assets	(0.4)	29.5
Employer contributions	10.8	15.6
Employee contributions	1.1	1.6
Amendments and settlements	(1.7)	(0.3)
Benefits paid and other	(10.4)	(13.3)
Plan combinations/acquisitions	—	2.3
Foreign exchange rate impact	(17.6)	(21.1)

Fair value of plan assets at end of year	196.7	214.9

Funded status	$(130.2)	$(160.2)

Weighted average assumptions used to determine benefit obligations at date of measurement:

	2015	2014
Discount rate	2.65%	2.46%
Rate of compensation increase	2.77%	2.90%

Components of net periodic pension cost:

($ in millions)	2015	2014
Service cost	$4.9	$4.0
Interest cost	8.4	12.4
Expected return on plan assets	(8.6)	(9.9)
Amortization of prior service credit	—	(0.1)
Amortization of net loss	6.6	4.6

Net periodic pension cost	$11.3	$11.0

Net periodic pension costs are included in cost of sales and selling, general and administrative expenses in the accompanying Combined Statements of Earnings.

Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	2015	2014
Discount rate	2.41%	3.73%
Expected long-term return on plan assets	4.30%	5.08%
Rate of compensation increase	2.83%	2.91%

The discount rate reflects the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to the Company’s benefit obligations and is subject to change each year. The rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan. During 2014, the Company updated the mortality assumptions used to estimate the projected benefit obligation to reflect updated mortality tables which extend the life expectancy of the participants.

Effective December 31, 2015, the Company changed its estimate of the service and interest cost components of net periodic benefit cost for its non-U.S. pension plans. Previously, the Company estimated the service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation. The new estimate utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows. The new estimate provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. The change does not affect the measurement of the Company’s non-U.S. pension benefit obligations and it is accounted for as a change in accounting estimate that is inseparable from a change in accounting principle, which is applied prospectively. For fiscal year 2016, the change in estimate is expected to reduce non-U.S. pension net periodic benefit plan cost by approximately $1 million when compared to the prior methodology.

Included in accumulated other comprehensive income (loss) as of December 31, 2015 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $0.3 million ($0.2 million, net of tax) and unrecognized actuarial losses of approximately $87 million ($66 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2015. The prior service credits and actuarial losses included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic pension costs during the year ending December 31, 2016 is $0.1 million ($0.1 million, net of tax) and $5 million ($4 million, net of tax), respectively. No plan assets are expected to be returned to the Company during the year ending December 31, 2016.

Plan Assets

Plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Company’s pension plans recorded in the financial statements.

The Company has some investments that are valued using the NAV as the practical expedient. In addition, some of the investments valued using NAV as the practical expedient have limits on their redemption to monthly, quarterly, semiannually or annually and require up to 90 days prior written notice. These investments valued using NAV consist of mutual funds and other private investments, which allow the Company to allocate investments across a broad array of types of funds and diversify the portfolio.

Selection of Expected Rate of Return on Assets

The expected rate of return reflects the asset allocation of the plans, and is based primarily on broad, publicly traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. Long-term rate of return on asset assumptions for the plans were determined on a plan-by-plan basis based on the composition of assets and ranged from 2.25% to 6.00% and 2.00% to 7.10% in 2015 and 2014, respectively, with a weighted average rate of return assumption of 4.30% and 5.08% in 2015 and 2014, respectively.

The fair values of the Company’s pension plan assets as of December 31, 2015, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$2.9	$—	$—	$2.9
Fixed income securities:
Corporate bonds	—	(0.1)	—	(0.1)
Mutual funds	—	7.5	—	7.5
Insurance contracts	—	1.5	—	1.5

Total	$2.9	$8.9	$—	$11.8
Investments measured at NAV(a):
Mutual funds				179.6
Other private investments				5.3

Total assets at fair value				$196.7

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total assets.

The fair values of the Company’s pension plan assets as of December 31, 2014, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$6.8	$—	$—	$6.8
Fixed income securities:
Corporate bonds	—	—	—	—
Mutual funds	—	9.7	—	9.7
Insurance contracts	—	1.8	—	1.8

Total	$6.8	$11.5	$—	$18.3
Investments measured at NAV(a):
Mutual funds				177.1
Other private investments				19.5

Total assets at fair value				$214.9

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total assets.

Certain mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Common stock, corporate bonds and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.

Certain mutual funds and other private investments are valued using the NAV based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment. Depending on the nature of the assets, the underlying investments are valued using a combination of either discounted cash flows, earnings and market multiples, third party appraisals or through reference to the quoted market prices of the underlying investments held by the venture, partnership or private entity where available. Valuation adjustments reflect changes in operating results, financial condition, or prospects of the applicable portfolio company.

The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Expected Contributions

During 2015, the Company contributed $11 million to its non-U.S. defined benefit pension plans. During 2016, the Company’s cash contribution requirements for its non-U.S. defined benefit pension plans are expected to be approximately $11 million.

The following sets forth benefit payments to participants, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):

2016	$12.4
2017	12.7
2018	12.9
2019	13.2
2020	13.5
2021-2025	72.6

NOTE 11. INCOME TAXES

The operating results of the Company are included in the income tax returns of Parent. The Company accounts for income taxes under the separate return method. Under this approach, the Company allocates current and deferred taxes to each entity as if were a separate taxpayer. In that situation, the sum of the amounts allocated to individual entities may not equal the consolidated amount of the Parent. The Company’s pretax operating results exclude any intercompany financing arrangements between entities and include any transactions with its Parent as if it were an unrelated party.

Earnings before income taxes for the years ended December 31 were as follows ($ in millions):

	2015	2014	2013
United States	$913.8	$752.0	$657.2
International	355.9	527.2	486.0

Total	$1,269.7	$1,279.2	$1,143.2

The provision for income taxes for the years ended December 31 were as follows ($ in millions):

	2015	2014	2013
Current:
Federal U.S.	$310.8	$243.8	$181.6
Non-U.S.	54.3	134.4	96.3
State and local	32.8	28.4	21.5
Deferred:
Federal U.S.	(4.0)	10.9	(4.7)
Non-U.S.	12.7	(22.3)	17.4
State and local	(0.7)	0.6	0.2

Income tax provision	$405.9	$395.8	$312.3

As disclosed in Note 2, during 2015 the Company early adopted ASU 2015-17 on a prospective basis, therefore all deferred tax assets and liabilities have been classified as noncurrent in the accompanying 2015 Combined Balance Sheet. Noncurrent deferred tax assets and noncurrent deferred tax liabilities are included in other assets and other long-term liabilities, respectively, in the accompanying Combined Balance Sheets. Deferred income tax assets and liabilities as of December 31 were as follows ($ in millions):

	2015	2014
Deferred Tax Assets:
Allowance for doubtful accounts	$26.9	$25.1
Inventories	24.3	23.3
Pension benefits	60.6	70.3
Environmental and regulatory compliance	18.9	16.4
Other accruals and prepayments	35.4	24.9
Deferred service income	15.6	24.1
Warranty services	24.8	22.9
Stock compensation expense	30.3	29.5
Tax credit and loss carryforwards	79.9	124.8
Other	11.2	38.8
Valuation allowances	(18.6)	(38.9)

Total deferred tax asset	309.3	361.2

Deferred Tax Liabilities:
Property, plant and equipment	(43.3)	(42.3)
Goodwill and other intangibles	(380.5)	(399.1)

Total deferred tax liability	(423.8)	(441.4)

Net deferred tax liability	$(114.5)	$(80.2)

The Company’s deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized.

Deferred taxes associated with U.S. entities consist of net deferred tax liabilities of approximately $166 million and $167 million inclusive of valuation allowances of $3 million and $20 million as of December 31, 2015 and December 31, 2014, respectively. Deferred taxes associated with non-U.S. entities consist of net deferred tax assets of $51 million and $87 million inclusive of valuation allowances of $16 million and $19 million as of December 31, 2015 and December 31, 2014, respectively. During 2015, the Company’s valuation allowance decreased by $20 million primarily due to write-offs of capital losses, certain foreign net operating losses and corresponding valuation allowances.

The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pretax Earnings
	2015	2014	2013
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	1.8	1.5	1.4
Foreign income taxed at lower rate than U.S. statutory rate	(4.6)	(5.9)	(5.3)
Resolution and expiration of statutes of limitation of uncertain tax positions	—	—	(3.8)
Research and experimentation credits and other	(0.2)	0.3	—

Effective income tax rate	32.0%	30.9%	27.3%

The Company’s effective tax rate for each of 2015, 2014 and 2013 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the U.S. that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate and from the reinstatement of certain tax benefits and credits resulting from the enactment of the Protecting Americans from Tax Hikes Act of 2015, the Tax Increase Prevention Act of 2014 and the America Tax Relief Act of 2012. In addition, the effective tax rate of 27.3% in 2013 includes tax benefits from the release of reserves resulting from the expiration of statutes of limitation.

The Company’s income tax payable or receivable computed under the separate return method is adjusted to equity as it does not represent a liability or asset with the relevant taxing authorities since the Company is a part of the Parent’s tax returns filed with the taxing authorities.

Current income tax payable to Parent has been reduced by $33 million, $29 million and $25 million in 2015, 2014 and 2013, respectively, for tax deductions attributable to stock-based compensation, of which, the excess tax benefit over the amount recorded for financial reporting purposes was $22 million, $18 million and $16 million, respectively, and has been recorded as an increase to Parent’s equity.

Included in deferred income taxes as of December 31, 2015 are tax benefits for U.S. and non-U.S. net operating loss carryforwards totaling $67 million (before applicable valuation allowances of $14 million). Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates from 2016 through 2035. In addition, the Company had general business tax credit carryforwards of $13 million (before applicable valuation allowances of $2 million) as of December 31, 2015, which can be carried forward to various dates from 2016 to 2025. As of December 31, 2015, the Company also had $3 million of valuation allowances against other deferred tax asset balances that are not more likely than not of being realized.

As of December 31, 2015, gross unrecognized tax benefits totaled $170 million ($168 million, net of the impact of $41 million of indirect tax benefits offset by $39 million associated with interest and penalties). As of December 31, 2014, gross unrecognized tax benefits totaled $167 million ($155 million, net of the impact of $50 million of indirect tax benefits offset by $38 million associated with interest and penalties). The Company recognized approximately $8 million, $8 million and $11 million in potential interest and penalties associated with uncertain tax positions during 2015, 2014 and 2013, respectively. To the extent taxes are not assessed with respect to uncertain tax positions, substantially all amounts accrued (including interest and penalties and net of indirect offsets), will be reduced and reflected as a reduction of the overall income tax provision. Unrecognized tax benefits and associated accrued interest and penalties are included in the Company’s income tax provision.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in millions):

	2015	2014	2013
Unrecognized tax benefits, beginning of year	$167.2	$146.8	$162.1
Additions based on tax positions related to the current year	18.4	20.8	21.3
Additions for tax positions of prior years	9.7	11.8	18.1
Reductions for tax positions of prior years	(13.4)	(0.8)	(10.1)
Lapse of statute of limitations	(5.5)	(4.6)	(45.0)
Settlements	(1.5)	—	(1.1)
Effect of foreign currency translation	(5.0)	(6.8)	1.5

Unrecognized tax benefits, end of year	$169.9	$167.2	$146.8

The Company conducts business globally, and the Parent files numerous income tax returns in the U.S. federal, state and foreign jurisdictions. The countries in which the Company has a significant presence that have lower statutory tax rates than the U.S. include China, Germany and the United Kingdom. The Company’s ability to obtain a tax benefit from lower statutory tax rates outside of the U.S. is dependent on its levels of taxable income in these foreign countries. The Company believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on the Company’s financial statements given the geographic dispersion of the Company’s taxable income.

The Parent and its subsidiaries (including the businesses of the Company) are routinely examined by various domestic and international taxing authorities. The Internal Revenue Service (“IRS”) has completed examinations of certain of Danaher’s federal income tax returns through 2009 and is currently examining certain of Danaher’s federal income tax returns for 2010 through 2013. In addition, Danaher has subsidiaries (including the businesses of the Company) in Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, India, Italy, Japan, Malaysia, Singapore, Sweden, the United Kingdom and various other countries, states and provinces that are currently under audit for years ranging from 2003 through 2014.

Management estimates that it is reasonably possible that the amount of unrecognized tax benefits may be reduced by approximately $18 million within twelve months as a result of resolution of worldwide tax matters, payments of tax audit settlements and/or statute of limitations expirations.

The Company operates in various non-U.S. tax jurisdictions where “tax holiday” income tax incentives have been granted for a specific period. These tax benefits are not material to the Company’s financial statements.

For most of its foreign operations, the Company makes an election regarding the amount of earnings intended for indefinite reinvestment, with the balance available to be repatriated to the U.S. No provisions for U.S. income taxes have been made with respect to earnings that are planned to be reinvested indefinitely outside the U.S., and the amount of U.S. income taxes that may be applicable to such earnings is not readily determinable given the various tax planning alternatives the Company could employ if it repatriated these earnings. As of December 31, 2015, the total amount of earnings planned to be reinvested indefinitely and the basis difference in investments outside of the U.S. for which deferred taxes have not been provided was approximately $2.5 billion.

NOTE 12. RESTRUCTURING AND OTHER RELATED CHARGES

During 2015, the Company recorded pretax restructuring and other related charges totaling $24 million, including $12 million relating to the impairment of a trade name within the Industrial Technologies segment. Substantially all restructuring activities initiated in 2015 were completed by December 31, 2015. The Company expects substantially all cash payments associated with remaining termination benefits will be paid during 2016. During 2014, the Company recorded pretax restructuring and other related charges totaling $28 million. Substantially all planned restructuring activities related to the 2014 plans were completed by December 31, 2014 and all cash payments related to such activities have been paid. During 2013, the Company recorded pretax restructuring and other related charges totaling $28 million. Substantially all planned restructuring activities related to the 2013 plans were completed by December 31, 2013 and all cash payments related to such activities have been paid.

The nature of the Company’s restructuring and related activities initiated in 2015, 2014 and 2013 were broadly consistent throughout the Company’s segments and focused on improvements in operational efficiency through targeted workforce reductions and facility consolidations and closures. These costs were incurred to position the Company to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic uncertainties.

In conjunction with the closing of facilities, certain inventory was written off as unusable in future operating locations. This inventory consisted primarily of component parts and raw materials, which were either redundant to inventory at the facilities being merged or were not economically feasible to relocate since the inventory was purchased to operate on equipment and tooling which was not being relocated. In addition, asset impairment charges have been recorded to reduce the carrying amounts of the long-lived assets that will be sold or disposed of to their estimated fair values. Charges for the asset impairment reduce the carrying amount of the long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets.

Restructuring and other related charges recorded for the year ended December 31 by segment were as follows ($ in millions):

	2015	2014	2013
Professional Instrumentation	$9.4	$12.1	$21.7
Industrial Technologies	14.9	15.9	6.6

Total	$24.3	$28.0	$28.3

The table below summarizes the accrual balance and utilization by type of restructuring cost associated with the 2015 and 2014 actions ($ in millions):

	Balance as of January 1, 2014	Costs Incurred	Paid/ Settled	Balance as of December 31, 2014	Costs Incurred	Paid/ Settled	Balance as of December 31, 2015
Employee severance and related	$16.9	$23.7	$(20.0)	$20.6	$11.8	$(21.8)	$10.6
Facility exit and related	4.8	4.3	(6.4)	2.7	12.5	(14.3)	0.9

Total	$21.7	$28.0	$(26.4)	$23.3	$24.3	$(36.1)	$11.5

The restructuring and other related charges incurred during 2015 include cash charges of $12 million and $12 million of noncash charges. The restructuring and other related charges incurred during 2014 and 2013 were all cash charges. These charges are reflected in the following captions in the accompanying Combined Statements of Earnings ($ in millions):

	2015	2014	2013
Cost of sales	$5.9	$5.8	$10.1
Selling, general and administrative expenses	18.4	22.2	18.2

Total	$24.3	$28.0	$28.3

NOTE 13. LEASES AND COMMITMENTS

The Company’s operating leases extend for varying periods of time up to twenty years and, in some cases, contain renewal options that would extend existing terms beyond twenty years. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $42 million in 2016, $31 million in 2017, $23 million in 2018, $19 million in 2019, $14 million in 2020 and $21 million thereafter. Total rent expense for all operating leases was $53 million, $46 million and $47 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty periods depend on the nature of the product and range from ninety days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on at least a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Company’s accrued warranty liability ($ in millions):

Balance, January 1, 2014	$61.8
Accruals for warranties issued during the year	69.9
Settlements made	(67.5)
Additions due to acquisitions	1.1
Effect of foreign currency translation	(0.8)

Balance, December 31, 2014	64.5
Accruals for warranties issued during the year	57.7
Settlements made	(61.1)
Effect of foreign currency translation	(0.1)

Balance, December 31, 2015	$61.0

NOTE 14. LITIGATION AND CONTINGENCIES

The Company is, from time to time, subject to a variety of litigation and other proceedings incidental to its business, including lawsuits involving claims for damages arising out of the use of the Company’s products, software and services, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. The Company may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon the Company’s experience, current information and applicable law, it does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While Parent maintains workers compensation, property, cargo, automobile, crime, fiduciary, product, general, and directors’ and officers’ liability insurance on behalf of the Company that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while the Company believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. Parent maintains third party insurance policies on behalf of the Company up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For most insured risks, Parent purchases outside insurance coverage only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.

In accordance with accounting guidance, the Company records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While the Company actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the risk insurance reserves established with respect to the Company are inadequate, the Company would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s net earnings.

In addition, the Company’s operations, products and services are subject to environmental laws and regulations in various jurisdictions, which impose limitations on the discharge of pollutants into the environment and establish standards for the generation, use, treatment, storage and disposal of hazardous and non-hazardous wastes. A number of the Company’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with the Company’s operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on the Company’s capital expenditures, earnings or competitive position, and the Company does not anticipate material capital expenditures for environmental control facilities.

In addition to environmental compliance costs, the Company from time to time incurs costs related to alleged damages associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the current and former owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. The Company has received notification from the United States Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at certain sites where the Company and others previously disposed of hazardous wastes and/or are or were property owners require clean-up and other possible remedial action, including sites where the Company has been identified as a potentially responsible party under United States federal and state environmental laws. The Company has projects underway at a number of current and former facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. Remediation activities generally relate to soil and/or groundwater contamination and may include pre-remedial activities such as fact-finding and investigation, risk assessment, feasibility study and/or design, as well as remediation actions such as contaminant removal, monitoring and/or installation, operation and maintenance of longer-term remediation systems. The Company is also from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of, or exposure to, hazardous substances.

The Company has recorded a provision for environmental investigation and remediation and environmental-related claims with respect to sites owned or formerly owned by the Company and its subsidiaries and third party sites where the Company has been determined to be a potentially responsible party. The Company generally makes an assessment of the costs involved for its remediation efforts based on environmental studies, as well as its prior experience with similar sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties of the Company’s involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. If the Company determines that potential liability for a particular site or with respect to a personal injury claim is known or considered probable and reasonably estimable, the Company accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim. As of December 31, 2015, the Company had a reserve of $5 million included in accrued expenses and other liabilities on the Combined Balance Sheet for environmental matters which are known or considered probable and reasonably estimable, which reflects the Company’s best estimate of the costs to be incurred with respect to such matters.

All reserves have been recorded without giving effect to any possible future third party recoveries. While the Company actively pursues insurance recoveries, as well as recoveries from other potentially responsible parties, it does not recognize any insurance recoveries for environmental liability claims until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude.

As of December 31, 2015 and 2014, Parent, on behalf of the Company, had approximately $82 million and $75 million, respectively, of guarantees consisting primarily of outstanding standby letters of credit, bank guarantees and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions. The Company believes that if the obligations under these instruments were triggered, it would not have a material effect on its financial statements.

NOTE 15. STOCK TRANSACTIONS AND STOCK-BASED COMPENSATION

The Company has no stock-based compensation plans; however certain employees of the Company participate in Parent’s stock-based compensation plans, which provide for the grants of stock options, PSUs and RSUs among other types of awards. The expense associated with the Company’s employees who participate in the Plans is allocated to the Company in the accompanying Combined Statements of Earnings.

All current grants of stock options, PSUs and RSUs are made under Parent’s 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the grant of stock options, stock appreciation rights, RSUs, restricted stock, performance stock units or any other stock based award. Stock options have also been issued to Company employees under Parent’s 1998 Stock Option Plan. In connection with the November 2007 Tektronix acquisition, Parent assumed the Tektronix 2005 Stock Incentive Plan and the Tektronix 2002 Stock Incentive Plan (the “Tektronix Plans”) and assumed certain outstanding stock options that had been awarded to Tektronix employees under the plans. No further equity awards will be issued under the 1998 Stock Option Plan or the Tektronix Plans. The 1998 Stock Option Plan and the Tektronix Plans operate in a similar manner to Parent’s 2007 Stock Incentive Plan (collectively, the “Plans”). No more than 19 million of the 62 million authorized shares under the 2007 Plan may be granted in any form other than stock options or stock appreciation rights. As of December 31, 2015, approximately 22 million shares of Parent’s common stock were reserved for issuance under the 2007 Plan.

Stock options granted under the Plans generally vest pro-rata over a five year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of Parent’s Board (the “Compensation Committee”). Certain other employees have been awarded options with different vesting criteria. Option exercise prices for options under these plans are equal to the closing price of Parent’s common stock on the date of grant.

RSUs issued under the Plans provide for the issuance of a share of Parent’s common stock at no cost to the holder and generally vest pro-rata over a five-year period, though the specific terms of each grant are determined by the Compensation Committee. Certain employees of the Company have been awarded RSUs with different vesting criteria.

In 2015, Danaher introduced into its executive equity compensation program PSUs that vest based on Danaher’s total shareholder return ranking relative to the S&P 500 Index over a three year performance period. The PSUs were issued under Danaher’s Stock Incentive Plan.

The equity awards generally vest only if the employee is employed by Parent on the vesting date or in other limited circumstances. Unvested stock options and RSUs held by associates who retire at or after age 55 with ten years of service with Parent continue to vest on a pro rata basis following retirement, and unvested stock options and RSUs held by associates who retire at or after age 65 continue to vest in full following retirement; in other circumstances unvested awards are forfeited upon retirement unless the Compensation Committee determines otherwise.

Parent accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, PSUs and RSUs, based on the fair value of the award as of the grant date. Parent recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). The fair value for RSU awards was calculated using the closing price of Parent’s common stock on the date of grant, adjusted for the fact that RSUs do not accrue dividends. The fair value of the PSU awards was calculated using a Monte Carlo pricing model. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).

The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31:

	2015	2014	2013
Risk-free interest rate	1.6 – 2.2%	1.7 – 2.4%	1.0 – 2.3%
Weighted average volatility	24.3%	22.4%	23.6%
Dividend yield	0.6%	0.5%	0.2%
Expected years until exercise	5.5 – 8.0	5.5 – 8.0	6.0 – 8.5

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on Parent’s stock and historical volatility of Parent’s stock. The dividend yield is calculated by dividing Parent’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model, in addition to considering the vesting period and contractual term of the option, Parent analyzes and considers actual historical exercise experience for previously granted options. Parent stratifies its employee population into multiple groups for option valuation and attribution purposes based upon distinctive patterns of forfeiture rates and option holding periods.

The amount of stock-based compensation expense recognized during a period is also based on the portion of the awards that are ultimately expected to vest. The Company estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.

The following summarizes the components of the Company’s stock-based compensation expense for the years ended December 31 ($ in millions):

	2015	2014	2013
RSUs/PSUs:
Pretax compensation expense	$22.5	$19.3	$16.6
Income tax benefit	(7.5)	(6.1)	(5.2)

RSU/PSU expense, net of income taxes	15.0	13.2	11.4

Stock options:
Pretax compensation expense	12.7	11.5	12.2
Income tax benefit	(4.3)	(3.8)	(3.9)

Stock option expense, net of income taxes	8.4	7.7	8.3

Total stock-based compensation:
Pretax compensation expense	35.2	30.8	28.8
Income tax benefit	(11.8)	(9.9)	(9.1)

Total stock-based compensation expense, net of income taxes	$23.4	$20.9	$19.7

Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Statements of Earnings. As of December 31, 2015, $42 million of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately three years. As of December 31, 2015, $35 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years. Both amounts will be adjusted for any future changes in estimated forfeitures.

The following summarizes the Company’s option activity under Parent’s stock plans (in millions; except price per share and numbers of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2013	7.9	$36.79
Granted	0.9	65.20
Exercised	(1.5)	29.54
Cancelled/forfeited	(0.3)	46.49

Outstanding as of December 31, 2013	7.0	41.81
Granted	0.8	77.63
Exercised	(1.3)	33.78
Cancelled/forfeited	(0.2)	57.91

Outstanding as of December 31, 2014	6.3	47.66
Granted	0.9	87.96
Exercised	(1.2)	35.28
Cancelled/forfeited	(0.2)	58.77

Outstanding as of December 31, 2015	5.8	$56.00	6	$212.0

Vested and expected to vest as of December 31, 2015 (1)	5.6	$55.32	6	$209.8

Vested as of December 31, 2015	3.2	$42.18	4	$162.2

(1)	The “Expected to Vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between Parent’s closing stock price on the last trading day of 2015 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2015. The amount of aggregate intrinsic value will change based on the price of Parent’s common stock.

Options outstanding as of December 31, 2015 are summarized below (in millions; except price per share and numbers of years):

	Outstanding			Exercisable
Exercise Price	Shares	Average Exercise Price	Average Remaining Life (in years)	Shares	Average Exercise Price
$26.29 to $37.74	1.4	$33.02	3	1.4	$33.03
$37.75 to $51.08	1.3	43.34	4	1.2	42.55
$51.09 to $67.16	1.0	54.98	7	0.4	53.67
$67.17 to $82.22	1.2	73.37	8	0.2	71.80
$82.23 to $93.54	0.9	87.73	9	—	82.23

The aggregate intrinsic value of options exercised during the years ended December 31, 2015, 2014 and 2013 was $73 million, $57 million and $54 million, respectively. Exercise of options during the years ended December 31, 2015, 2014 and 2013 resulted in cash receipts of $51 million, $44 million and $45 million, respectively. Upon exercise of the award by the employee, Parent derives a tax deduction measured by the excess of the market value over the grant price at the date of exercise. Parent realized a tax benefit of $23 million, $19 million and $17 million in 2015, 2014 and 2013, respectively, related to the exercise of employee stock options. The net income tax benefit in excess of the expense recorded for financial reporting purposes (the “excess tax benefit”) has been recorded as an increase to Net Parent investment and is reflected as a financing cash inflow in the accompanying Combined Statements of Cash Flows.

The following summarizes information on unvested RSUs activity (in millions; except price per share):

	Number of RSUs	Weighted Average Grant-Date Fair Value
Unvested as of January 1, 2013	1.4	$42.28
Granted	0.4	65.42
Vested	(0.4)	38.46
Forfeited	(0.1)	44.07

Unvested as of December 31, 2013	1.3	50.94
Granted	0.3	76.95
Vested	(0.4)	42.64
Forfeited	(0.1)	55.94

Unvested as of December 31, 2014	1.1	61.75
Granted	0.3	86.14
Vested	(0.2)	51.56
Forfeited	(0.1)	64.58

Unvested as of December 31, 2015	1.1	72.24

The Company realized a tax benefit of $10 million, $10 million and $9 million and in the years ended December 31, 2015, 2014 and 2013, respectively, related to the vesting of RSUs. The excess tax benefit attributable to RSUs have been recorded as an increase to net parent investment and is reflected as a financing cash inflow in the accompanying Combined Statements of Cash Flows.

In connection with the exercise of certain stock options and the vesting of RSUs previously issued by Parent, a number of shares sufficient to fund statutory minimum tax withholding requirements has been withheld from the total shares issued or released to the award holder (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the year ended December 31, 2015,123 thousand shares with an aggregate value of $11 million were withheld to satisfy the requirement. During the year ended December 31, 2014, 143 thousand shares with an aggregate value of $11 million were withheld to satisfy the requirement. The withholding is treated as a reduction in net parent investment in the accompanying Combined Statements of Changes in Equity.

NOTE 16. SEGMENT INFORMATION

The Company operates and reports its results in two separate business segments, the Professional Instrumentation and Industrial Technologies segments. Operating profit represents total revenues less operating expenses, excluding other income and income taxes. The identifiable assets by segment are those used in each segment’s operations. Inter-segment amounts are not significant and are eliminated to arrive at combined totals.

Detailed segment data for the years ended December 31 is as follows ($ in millions):

	2015	2014	2013
Sales:
Professional Instrumentation	$2,974.2	$3,121.6	$2,970.7
Industrial Technologies	3,204.6	3,215.6	2,991.2

Total	$6,178.8	$6,337.2	$5,961.9

Operating profit:
Professional Instrumentation	$694.8	$691.6	$628.2
Industrial Technologies	617.2	597.0	552.5
Other	(42.3)	(43.3)	(37.5)

Total	$1,269.7	$1,245.3	$1,143.2

Identifiable assets:
Professional Instrumentation	$3,894.0	$4,124.6	$4,181.8
Industrial Technologies	3,316.6	3,231.0	3,058.3

Total	$7,210.6	$7,355.6	$7,240.1

Depreciation and amortization:
Professional Instrumentation	$103.5	$107.4	$109.0
Industrial Technologies	73.4	70.6	50.7

Total	$176.9	$178.0	$159.7

Capital expenditures, gross:
Professional Instrumentation	$34.6	$30.0	$39.5
Industrial Technologies	85.5	72.6	41.6

Total	$120.1	$102.6	$81.1

Operations in Geographical Areas

Year Ended December 31

($ in millions)	2015	2014	2013
Sales:
United States	$3,415.8	$3,289.5	$2,970.4
China	501.4	498.2	442.6
Germany	268.2	321.5	303.7
All other (each country individually less than 5% of total sales)	1,993.4	2,228.0	2,245.2

Total	$6,178.8	$6,337.2	$5,961.9

Long-lived assets:
United States	$4,333.9	$4,273.3	$4,079.5
United Kingdom	359.2	432.4	426.3
Germany	349.1	346.3	417.0
All other (each country individually less than 5% of total long-lived assets)	574.3	620.2	662.3

Total	$5,616.5	$5,672.2	$5,585.1

Sales by Major Product Group

Year Ended December 31

($ in millions)	2015	2014	2013
Professional tools and equipment	$4,002.9	$4,066.1	$3,784.9
Industrial automation, controls and sensors	1,208.2	1,345.3	1,354.7
Franchise distribution	591.9	536.2	491.4
All other	375.8	389.6	330.9

Total	$6,178.8	$6,337.2	$5,961.9

NOTE 17. RELATED-PARTY TRANSACTIONS

The Company has historically operated as part of Parent and not as a stand-alone company. Accordingly, Parent has allocated certain shared costs to the Company that are reflected as expenses in these financial statements. Management considers the allocation methodologies used by Parent to be reasonable and to appropriately reflect the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses the Company will incur in the future.

Corporate Expenses

Certain corporate overhead and shared expenses incurred by Parent and its subsidiaries have been allocated to the Company and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Parent information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Parent benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Company’s relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Parent

In addition to the corporate allocations discussed above, the Company was allocated expenses related to certain insurance programs Parent administers on behalf of the Company, including workers compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to programs for which Parent is self-insured up to a certain amount. For the self-insured component, Parent allocated costs to the Company based on the Company’s incurred claims. Parent has premium based policies which cover amounts in excess of the self-insured retentions. The Company is allocated a portion of the total insurance cost incurred by Parent based on its pro-rata portion of Parent’s total underlying exposure base. An estimated liability relating to the Company’s known and incurred but not reported claims has been allocated to the Company and reflected on the accompanying Combined Balance Sheets.

Medical Insurance Programs Administered by Parent

In addition to the corporate allocations noted above, the Company was allocated expenses related to the medical insurance programs Parent administers on behalf of the Company. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Company.

Deferred Compensation Program Administered by Parent

Certain of the Company’s management employees participate in Parent’s nonqualified deferred compensation programs that permit participants to defer a portion of their compensation, on a pretax basis, until their termination of employment. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Parent’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of Parent.

The amounts of related party expenses allocated to the Company from Parent and its subsidiaries for the years ended December 31, 2015, 2014 and 2013, were as follows ($ in millions):

	2015	2014	2013
Allocated corporate expenses	$63.3	$64.9	$56.3
Directly Related Charges:
Insurance programs expenses	6.9	8.4	8.7
Medical insurance programs expenses	126.7	119.4	110.8
Deferred compensation program expenses	4.2	4.1	3.9

Total related-party expenses	$201.1	$196.8	$179.7

Revenue and other transactions entered into in the ordinary course of business

Certain of the Company’s revenue arrangements relate to contracts entered into in the ordinary course of business with Parent and Parent affiliates. The amount of related party revenue was approximately $38 million, $39 million and $32 million for the years ended December 31, 2015, 2014 and 2013.

DANAHER NEWCO

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

Classification	Balance at Beginning of Period(a)	Charged to Costs & Expenses	Impact of Currency	Charged to Other Accounts(b)	Write Offs, Write Downs & Deductions	Balance at End of Period(a)
Year Ended December 31, 2015:
Allowances deducted from asset account
Allowance for doubtful accounts	$71.4	$31.6	$(0.9)	—	$(25.3)	$76.8
Year Ended December 31, 2014:
Allowances deducted from asset account
Allowance for doubtful accounts	$73.4	$26.0	$(0.7)	$0.9	$(28.2)	$71.4
Year Ended December 31, 2013:
Allowances deducted from asset account
Allowance for doubtful accounts	$71.1	$15.6	$(0.4)	$5.1	$(18.0)	$73.4

Notes:

(a)	Amounts include allowance for doubtful accounts classified as current and noncurrent.
(b)	Amounts related to businesses acquired, net of amounts related to businesses disposed.

DANAHER NEWCO

COMBINED CONDENSED BALANCE SHEETS

($ in millions)

	As of
	April 1, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Trade accounts receivable, net	$929.6	$979.3
Inventories:
Finished goods	196.5	184.1
Work in process	80.3	77.1
Raw materials	276.8	261.7

Total inventories	553.6	522.9
Prepaid expenses and other current assets	88.4	91.9

Total current assets	1,571.6	1,594.1
Property, plant and equipment, net of accumulated depreciation of $996.1 and $976.8, respectively	519.1	514.8
Other assets	398.6	393.7
Goodwill	3,973.3	3,949.0
Other intangible assets, net	750.0	759.0

Total assets	$7,212.6	$7,210.6

LIABILITIES AND PARENT’S EQUITY
Current liabilities:
Trade accounts payable	$625.6	$657.1
Accrued expenses and other current liabilities	618.8	666.4

Total current liabilities	1,244.4	1,323.5
Other long-term liabilities	706.9	704.6
Parent’s equity:
Net Parent investment	5,249.4	5,193.9
Accumulated other comprehensive income (loss)	8.7	(14.4)

Total Parent’s equity	5,258.1	5,179.5
Noncontrolling interests	3.2	3.0

Total equity	5,261.3	5,182.5

Total liabilities and equity	$7,212.6	$7,210.6

See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

DANAHER NEWCO

COMBINED CONDENSED STATEMENTS OF EARNINGS

($ in millions)

(unaudited)

	Three Months Ended
	April 1, 2016	April 3, 2015
Sales	$1,474.7	$1,513.5
Cost of sales	(779.5)	(782.8)

Gross profit	695.2	730.7
Operating costs:
Selling, general and administrative expenses	(338.5)	(341.5)
Research and development expenses	(93.7)	(95.1)

Operating profit	263.0	294.1

Earnings before income taxes	263.0	294.1
Income taxes	(81.0)	(90.4)

Net earnings	$182.0	$203.7

See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

DANAHER NEWCO

COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)

(unaudited)

	Three Months Ended
	April 1, 2016	April 3, 2015
Net earnings	$182.0	$203.7
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	22.1	(100.7)
Pension adjustments	1.0	6.3

Total other comprehensive income (loss), net of income taxes	23.1	(94.4)

Comprehensive income	$205.1	$109.3

See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

DANAHER NEWCO

COMBINED CONDENSED STATEMENT OF CHANGES IN EQUITY

($ in millions)

(unaudited)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent’s Equity	Noncontrolling Interest
Balance, December 31, 2015	$5,193.9	$(14.4)	$5,179.5	$3.0
Net earnings for the period	182.0	—	182.0	—
Net transfers to Parent	(138.0)	—	(138.0)	—
Other comprehensive income	—	23.1	23.1	—
Parent common stock-based award activity	11.5	—	11.5	—
Change in noncontrolling interest	—	—	—	0.2

Balance, April 1, 2016	$5,249.4	$8.7	$5,258.1	$3.2

See the accompanying Notes to the Combined Condensed Financial Statements.

DANAHER NEWCO

COMBINED CONDENSED STATEMENTS OF CASH FLOWS

($ in millions)

(unaudited)

	Three Months Ended
	April 1, 2016	April 3, 2015
Cash flows from operating activities:
Net earnings	$182.0	$203.7
Noncash items:
Depreciation	21.5	21.4
Amortization	22.4	22.3
Stock-based compensation expense	11.5	8.9
Change in trade accounts receivable, net	61.0	5.1
Change in inventories	(24.6)	(42.7)
Change in trade accounts payable	(39.0)	(14.1)
Change in prepaid expenses and other assets	5.4	(18.6)
Change in accrued expenses and other liabilities	(63.0)	(91.4)

Net cash provided by operating activities	177.2	94.6

Cash flows from investing activities:
Cash paid for acquisitions	(12.8)	—
Payments for additions to property, plant and equipment	(28.4)	(24.1)
All other investing activities	2.0	2.6

Net cash used in investing activities	(39.2)	(21.5)

Cash flows from financing activities:
Net transfers to Parent	(138.0)	(73.1)

Net cash used in financing activities	(138.0)	(73.1)

Net change in cash and equivalents	—	—

Beginning balance of cash and equivalents	$—	$—

Ending balance of cash and equivalents	$—	$—

See the accompanying Notes to the unaudited Combined Condensed Financial Statements.

DANAHER NEWCO

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations, changes in Danaher Corporation’s (“Danaher” or “Parent”) equity and cash flows of the Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform of Danaher (“Danaher NewCo” or the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.

The Company consists of certain operating units of Parent that are recognized leaders in attractive markets globally. The Company’s businesses design, develop, manufacture and market professional and engineered products, software and services for a variety of end-markets, building upon leading brand names, innovative technology and significant market positions. The Company’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 40 countries across North America, Asia Pacific, Europe and Latin America.

On May 13, 2015, Parent announced its intention to separate into two independent publicly traded companies (the “Separation”). Prior to the closing of the Separation, the Danaher NewCo businesses will be transferred to Fortive Corporation, a wholly-owned subsidiary of the Parent. The Separation will be in the form of a pro rata distribution of 100% of the outstanding shares of Fortive Corporation’s common stock to the holders of shares of Parent common stock held on the record date for the distribution. The Separation is expected to be completed in the third quarter of 2016.

The Company operates in two business segments: Professional Instrumentation and Industrial Technologies. The Company’s Professional Instrumentation segment consists of the Company’s Advanced Instrumentation & Solutions and Sensing Technologies businesses. The Advanced Instrumentation & Solutions business consists of field solutions products and product realization services and products. Field solutions include a variety of compact professional test tools, thermal imaging and calibration equipment for electrical, industrial, electronic and calibration applications, and online condition-based monitoring equipment for critical infrastructure in electrical utility and industrial applications. Product realization services and products help developers and engineers convert concepts into finished products and also include highly-engineered energetic materials components used in specialized vertical applications. The Sensing Technologies business offers devices that sense, monitor and control operational or manufacturing variables, such as temperature, pressure, level, flow, turbidity and conductivity.

The Company’s Industrial Technologies segment consists of the Company’s Transportation Technologies, Automation & Specialty Components and Franchise Distribution businesses. The Transportation Technologies business is a leading worldwide provider of solutions and services focused on fuel dispensing, remote fuel management, point-of-sale and payment systems, environmental compliance, vehicle tracking and fleet management. The Automation & Specialty Components business consists of automation and engine retarder products. The Franchise Distribution business manufactures and distributes professional tools and a full line of wheel service equipment.

The Company has historically operated as part of Parent and not as a stand-alone company. The financial statements have been derived from Parent’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Parent’s corporate office and from other Parent businesses to the Company and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Parent. Related party allocations are discussed further in Note 9.

As part of Parent, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Parent investment account of the Company. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in these financial statements.

Prior to the Separation and distribution, Fortive Corporation expects it will (i) issue $300 million aggregate principal amount of 1.800% senior notes due 2019 (the “2019 Notes”), $750 million aggregate principal amount of 2.350% senior notes due 2021 (the “2021 Notes”), $900 million aggregate principal amount of 3.150% senior notes due 2026 (the “2026 Notes”) and $550 million aggregate principal amount of 4.300% senior notes due 2046 (the “2046 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2026 Notes, the “Notes”), (ii) enter into a credit agreement with a syndicate of banks providing for a three-year $500 million senior term loan facility and a five-year $1.5 billion senior revolving credit facility, and (iii) issue commercial paper supported by the revolving credit facility. Fortive Corporation expects these financing activities to yield proceeds of approximately $3.25 billion, of which approximately $3.0 billion will be paid to Danaher as consideration for the contribution of assets to Fortive Corporation by Danaher in connection with the Separation. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Fortive’s Businesses” within this information statement for more information.

Net Parent investment, which includes retained earnings, represents Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying combined condensed financial statements. Transactions with Parent are reflected in the accompanying Combined Condensed Statements of Changes in Equity as “Net transfers to Parent” and in the accompanying Combined Condensed Balance Sheets within “Net Parent investment.”

All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying combined condensed financial statements.

The combined condensed financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The combined financial statements included herein should be read in conjunction with the financial statements as of and for the year ended December 31, 2015 and the Notes thereto included within this information statement.

In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of April 1, 2016 and December 31, 2015, and its results of operations and cash flows for the three months ended April 1, 2016 and April 3, 2015.

Accumulated Other Comprehensive Income (Loss)—The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions). Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

	Foreign currency translation adjustments	Pension & post- retirement plan benefit adjustments	Total
For the Three Months Ended April 1, 2016:
Balance, December 31, 2015	$51.2	$(65.6)	$(14.4)
Other comprehensive income (loss) before reclassifications, net of income taxes	22.1	—	22.1
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	1.3	1.3
Income tax impact	—	(0.3)	(0.3)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes:	—	1.0	1.0

Net current period other comprehensive income (loss):	22.1	1.0	23.1

Balance, April 1, 2016	$73.3	$(64.6)	$8.7

For the Three Months Ended April 3, 2015:
Balance, December 31, 2014	$182.9	$(83.4)	$99.5
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(100.7)	7.6	(93.1)
Income tax impact	—	(2.6)	(2.6)

Other comprehensive income (loss) before reclassifications, net of income taxes	(100.7)	5.0	(95.7)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	1.7	1.7
Income tax impact	—	(0.4)	(0.4)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes:	—	1.3	1.3

Net current period other comprehensive income (loss):	(100.7)	6.3	(94.4)

Balance, April 3, 2015	$82.2	$(77.1)	$5.1

New Accounting Standards - In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718), which aims to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification of certain items on the statement of cash flows and accounting for forfeitures. For the Company, this standard is effective beginning January 1, 2017, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require, among other items, lessees to recognize a right-of-use asset and a lease liability for most leases. Extensive quantitative and qualitative disclosures, including significant judgments made by management, will be required to provide greater insight into the extent of revenue and expense recognized and expected to be recognized from existing contracts. The accounting applied by a lessor is largely unchanged from that applied under the current standard. The standard must be adopted using a modified retrospective transition approach and provides for certain practical expedients. For the Company, this standard is effective beginning January 1, 2019, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. On July 9, 2015, the FASB deferred the effective date of the standard by one year which results in the new standard being effective for the Company at the beginning of its first quarter of fiscal year 2018. In addition, during March and April 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) and ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, respectively, which clarified the guidance on reporting revenues as a principal versus an agent, identifying performance obligations and accounting for intellectual property licenses. The Company is currently assessing the impact that the adoption of the new standard will have on its financial statements and related disclosures, including possible transition alternatives.

NOTE 2. GOODWILL

The following is a rollforward of the Company’s goodwill ($ in millions):

Balance, December 31, 2015	$3,949.0
Attributable to 2016 acquisitions	9.0
Foreign currency translation & other	15.3

Balance, April 1, 2016	$3,973.3

The carrying value of goodwill by segment is summarized as follows ($ in millions):

	April 1, 2016	December 31, 2015
Professional Instrumentation	$2,411.1	$2,400.6
Industrial Technologies	1,562.2	1,548.4

Total goodwill	$3,973.3	$3,949.0

The Company has not identified any “triggering” events which indicate a potential impairment of goodwill in 2016.

NOTE 3. FAIR VALUE MEASUREMENTS

Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
April 1, 2016:
Deferred compensation liabilities	—	$54.5	—	$54.5
December 31, 2015:
Deferred compensation liabilities	—	$53.7	—	$53.7

Certain management employees of the Company participate in Parent’s nonqualified deferred compensation programs that permit such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under such plans are unfunded, unsecured obligations of Parent and are presented as a component of the Company’s compensation and benefits accrual included in other long-term liabilities in the accompanying Combined Condensed Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Parent’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.

NOTE 4. PENSION PLANS

The following sets forth the components of the Company’s net periodic pension cost of the non-U.S. noncontributory defined benefit pension plans ($ in millions):

	Three Months Ended
	April 1, 2016	April 3, 2015
Service cost	$0.8	$1.2
Interest cost	1.9	2.1
Expected return on plan assets	(2.0)	(2.2)
Amortization of net loss	1.3	1.7

Net periodic pension cost	$2.0	$2.8

Net periodic pension and benefit costs are included in cost of sales and selling, general and administrative expenses in the accompanying Combined Condensed Statements of Earnings.

Effective December 31, 2015, the Company changed its estimate of the service and interest cost components of net periodic benefit cost for its non-U.S. pension plans. Previously, the Company estimated the service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation. The new estimate utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows. The new estimate provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates. The change does not affect the measurement of the Company’s non-U.S. pension benefit obligations and it is accounted for as a change in accounting estimate that is inseparable from a change in accounting principle, which is applied prospectively. For fiscal year 2016, the change in estimate is expected to reduce non-U.S. pension net periodic benefit plan cost by approximately $1 million when compared to the prior methodology.

Employer Contributions

During 2016, the Company’s cash contribution requirements for its non-U.S. defined benefit pension plans are expected to be approximately $11 million. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

NOTE 5. INCOME TAXES

The Company’s effective tax rate for the three months ended April 1, 2016 was 30.8%, as compared to 30.7% for the three months ended April 3, 2015.

The Company’s effective tax rate for 2016 and 2015 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the U.S. that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate.

NOTE 6. STOCK BASED COMPENSATION

For a full description of the Company’s stock-based compensation programs, reference is made to Note 15 of the Company’s financial statements as of and for the year ended December 31, 2015 included in this information statement.

In 2015, Parent introduced into its executive equity compensation program performance stock units (“PSUs”) that vest based on the Parent’s total shareholder return ranking relative to the S&P 500 Index over a three-year performance period. As a result, effective in 2015 one-half of the annual equity awards granted to the Parent’s executive officers are granted as stock options, one-quarter are granted as restricted stock units (“RSUs”) and one-quarter are granted as PSUs. The PSUs are issued under the Parent’s 2007 Stock Incentive Plan.

The following summarizes the assumptions used in the Black-Scholes Merton option pricing model (“Black-Scholes”) to value options granted during the three months ended April 1, 2016:

Risk-free interest rate	1.3% to 1.6%
Weighted average volatility	24.6%
Dividend yield	0.6%
Expected years until exercise	5.5 – 8.0

The following summarizes the components of the Company’s stock-based compensation expense ($ in millions):

	Three Months Ended
	April 1, 2016	April 3, 2015
RSUs/PSUs:
Pretax compensation expense	$7.1	$5.8
Income tax benefit	(2.3)	(1.8)

RSU/PSU expense, net of income taxes	4.8	4.0

Stock options:
Pretax compensation expense	4.4	3.1
Income tax benefit	(1.5)	(1.0)

Stock option expense, net of income taxes	2.9	2.1

Total stock-based compensation:
Pretax compensation expense	11.5	8.9
Income tax benefit	(3.8)	(2.8)

Total stock-based compensation expense, net of income taxes	$7.7	$6.1

Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Condensed Statements of Earnings. As of April 1, 2016, $63 million of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately three years. As of April 1, 2016, $54 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.

The following summarizes option activity under Parent’s stock plans (in millions, except price per share and numbers of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2015	5.8	$56.00
Granted	1.4	80.03
Exercised	(0.4)	39.57
Canceled/forfeited	(0.1)	76.05

Outstanding as of April 1, 2016	6.7	$61.79	7	$225.6

Vested and expected to vest as of April 1, 2016 (1)	6.4	$60.93	6	$222.1

Vested as of April 1, 2016	3.3	$44.19	4	$167.8

(1)	The “Expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Parent’s closing stock price on the last trading day of the first quarter of 2016 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on April 1, 2016. The amount of aggregate intrinsic value will change based on the price of Parent’s common stock.

The aggregate intrinsic value of options exercised during the three months ended April 1, 2016 and April 3, 2015 was $20 million and $21 million, respectively. Exercise of options during the first three months of 2016 and 2015 resulted in cash receipts of $15 million and $10 million, respectively. The Company realized a tax benefit of $7 million in the three months ended April 1, 2016 related to the exercise of employee stock options. The net income tax benefit in excess of the expense recorded for financial reporting purposes (the “excess tax benefit”) has been recorded as an increase to Net Parent investment and is reflected as a financing cash inflow in the accompanying Combined Condensed Statements of Cash Flows.

The following summarizes information on unvested RSU and PSU activity (in millions; except price per share):

	Number of RSUs/PSUs	Weighted Average Grant-Date Fair Value
Unvested as of December 31, 2015	1.1	$72.24
Granted	0.4	85.40
Vested	(0.1)	64.01
Forfeited	(0.1)	74.22

Unvested as of April 1, 2016	1.3	$76.77

The Company realized a tax benefit of $4 million in the three months ended April 1, 2016 related to the vesting of RSUs. Any excess tax benefit attributable to RSUs would be recorded as an increase to Net Parent investment and reflected as a financing cash inflow in the accompanying Combined Condensed Statements of Cash Flows.

In connection with the exercise of certain stock options and the vesting of RSUs previously issued by the Parent, a number of shares sufficient to fund statutory minimum tax withholding requirements has been withheld from the total shares issued or released to the award holder (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the first three months of 2016, 40 thousand shares with an aggregate value of $4 million were withheld to satisfy the requirement. The withholding is treated as a reduction in Net Parent investment in the accompanying Combined Condensed Statement of Changes in Equity.

NOTE 7. COMMITMENTS AND CONTINGENCIES

For a description of the Company’s litigation and contingencies, reference is made to Note 14 of the Company’s financial statements as of and for the year ended December 31, 2015 included within this information statement.

The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from ninety days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Company’s accrued warranty liability ($ in millions):

Balance, December 31, 2015	$61.0
Accruals for warranties issued during the period	15.2
Settlements made	(15.5)
Effect of foreign currency translation	0.2

Balance, April 1, 2016	$60.9

NOTE 8. SEGMENT INFORMATION

The Company operates and reports its results in two separate business segments consisting of the Professional Instrumentation and Industrial Technologies segments. As of April 1, 2016, there had been no material change in total assets or liabilities by segment since December 31, 2015. Segment results are shown below ($ in millions):

	Three Months Ended
	April 1, 2016	April 3, 2015
Sales:
Professional Instrumentation	$697.4	$746.4
Industrial Technologies	777.3	767.1

Total	$1,474.7	$1,513.5

Operating Profit:
Professional Instrumentation	$146.0	$168.5
Industrial Technologies	130.7	136.5
Other	(13.7)	(10.9)

Total	$263.0	$294.1

NOTE 9. RELATED-PARTY TRANSACTIONS

The Company has historically operated as part of Parent and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Company and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Company for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Company.

Corporate Expenses

Certain corporate overhead and shared expenses incurred by Parent and its subsidiaries have been allocated to the Company and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Parent information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Parent benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Company’s relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Parent

In addition to the corporate allocations discussed above, the Company was allocated expenses related to certain insurance programs Parent administers on behalf of the Company, including workers compensation, property, cargo, automobile, crime, fiduciary, product, general and directors’ and officers’ liability insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to programs for which Parent is self-insured up to a certain amount. For the self-insured component, costs are allocated to the Company based on its incurred claims. Parent has premium based policies which cover amounts in excess of the self-insured retentions. The Company is allocated a portion of the total insurance cost incurred by Parent based on its pro-rata portion of Parent’s total underlying exposure base. An estimated liability relating to the Company’s known and incurred but not reported claims has been allocated to the Company and reflected on the accompanying Combined Condensed Balance Sheets.

Medical Insurance Programs Administered by Parent

In addition to the corporate allocations discussed above, the Company was allocated expenses related to the medical insurance programs Parent administers on behalf of the Company. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Company.

Deferred Compensation Program Administered by Parent

Certain management employees of the Company participate in Parent’s nonqualified deferred compensation programs that permit such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under such plans are unfunded, unsecured obligations of Parent and are presented as a component of the Company’s compensation and benefits accrual included in other long-term liabilities in the accompanying Combined Condensed Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Parent’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by Parent are entirely based on changes in the value of Parent’s common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.

The amounts of related party expenses allocated to the Company from Parent and its subsidiaries for the three months ended April 1, 2016 and April 3, 2015, were as follows ($ in millions):

	Three Months Ended
	April 1, 2016	April 3, 2015
Allocated Corporate Expenses	$20.5	$16.3
Directly Related Charges:
Insurance programs expenses	1.9	1.7
Medical insurance programs expenses	34.1	31.8
Deferred compensation program expenses	1.4	1.2

Total related-party expenses	$57.9	$51.0

Revenue and other transactions entered into in the ordinary course of business

Certain of the Company’s revenue arrangements relate to contracts entered into in the ordinary course of business with Parent and Parent affiliates. The amount of related party revenue was approximately $9 million for each of the three months ended April 1, 2016 and April 3, 2015.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Danaher Corporation

We have audited the accompanying balance sheet of Fortive Corporation (the Company), a wholly-owned subsidiary of Danaher Corporation, as of December 31, 2015. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Fortive Corporation at December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

March 3, 2016

FORTIVE CORPORATION

BALANCE SHEET

As of December 31, 2015

(in whole dollars)

ASSETS
Cash	$—

Total assets	$—

LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1)
Common stock—$0.01 par value, 100 shares issued	1

Total equity	—

Total liabilities and equity	$—

See the accompanying Note to the Financial Statement

FORTIVE CORPORATION

NOTE TO THE FINANCIAL STATEMENT

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

On May 13, 2015, Danaher Corporation (“Danaher” or “Parent”) announced its intention to separate into two independent publicly traded companies (the “Separation”). Fortive Corporation (“Fortive”) is a Delaware corporation and a wholly owned subsidiary of Danaher. On November 10, 2015, Danaher caused Fortive to be formed in order to facilitate the separation of Danaher’s industrial growth businesses (which today constitute Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform (“Danaher NewCo” or the “Company”)) from Danaher. On November 19, 2015, Danaher subscribed for 100 shares of common stock of Fortive. Fortive has engaged in no business operations to date and at December 31, 2015 it had no assets or liabilities. Prior to the closing of the Separation, the Danaher NewCo business will be transferred to Fortive. The Separation will be in the form of a pro rata distribution to Danaher shareholders of 100% of the outstanding shares of Fortive. The distribution, together with certain related transactions, are expected to qualify as tax-free transactions to Danaher and its shareholders for U.S. Federal income tax purposes except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. The Separation is expected to be completed in the third quarter of 2016.

The accompanying balance sheet presents the historical financial position of Fortive in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

FORTIVE CORPORATION

BALANCE SHEET

As of April 1, 2016

(in whole dollars)

(unaudited)

ASSETS
Cash	$—

Total assets	$—

LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1)
Common stock—$0.01 par value, 100 shares issued	1

Total equity	—

Total liabilities and equity	$—

See the accompanying Note to the Financial Statement

FORTIVE CORPORATION

NOTE TO THE FINANCIAL STATEMENT

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

On May 13, 2015, Danaher Corporation (“Danaher” or “Parent”) announced its intention to separate into two independent publicly traded companies (the “Separation”). Fortive Corporation (“Fortive”) is a Delaware corporation and a wholly owned subsidiary of Danaher. On November 10, 2015, Danaher caused Fortive to be formed in order to facilitate the separation of Danaher’s industrial growth businesses (which today constitute Danaher’s Test & Measurement segment, Industrial Technologies segment (other than its Product Identification platform) and Retail/Commercial Petroleum platform (“Danaher NewCo” or the “Company”)) from Danaher. On November 19, 2015, Danaher subscribed for 100 shares of common stock of Fortive. Fortive has engaged in no business operations to date and at April 1, 2016 it had no assets or liabilities. Prior to the closing of the Separation, the Danaher NewCo business will be transferred to Fortive. The Separation will be in the form of a pro rata distribution to Danaher shareholders of 100% of the outstanding shares of Fortive. The distribution, together with certain related transactions, are expected to qualify as tax-free transactions to Danaher and its shareholders for U.S. Federal income tax purposes except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. The Separation is expected to be completed on July 2, 2016.

The accompanying balance sheet presents the historical financial position of Fortive in accordance with accounting principles generally accepted in the United States of America (“GAAP”).